UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

AMENDMENT NO. 1 TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________________________

U.S. China Mining Group, Inc.
(Exact name of Registrant as specified in its charter)

Nevada	1220	43-1932733
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

17890 Castleton Street, Suite 112
City of Industry, California 91748
(626) 581-8878
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
____________________

Acorn Corporate Services, Inc.
3225 McLeod Drive #110
Las Vegas, Nevada 89121
 (Name, address, including zip code, and telephone number,
including area code, of agent for service)
____________________

The Commission is requested to mail copies of all orders, notices and communications to:

Thomas Wardell, Esq. McKenna Long & Aldridge LLP 303 Peachtree Street, NE, Suite 5300 Atlanta, Georgia 30308 Tel No.: (404) 527-4990 Fax No.: (404) 527-8890
____________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒
____________________

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered		Proposed Maximum Aggregate Offering Price per share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (12)
Common stock, $0.001 par value per share	3,940,000	(1)	$4.58	(9)	$18,045,200.00	$2095.05
Common stock, $0.001 par value per share, issuable upon exercise of certain warrants	2,250,000	(2)	$6.80	(10)	$15,300,000.00	$1776.33
Common stock, $0.001 par value per share, issuable upon exercise of warrants issued to investor relations firm	200,000	(3)	$9.50	(10)	$1,900,000.00	220.59
Common stock, $0.001 par value per share, issuable upon exercise of warrants issued to investor relations firm	40,000	(4)	$6.00	(10)	$240,000.00	27.86
Common stock, $0.001 par value per share, issuable upon exercise of warrants issued to investor relations firm	40,000	(5)	$6.80	(10)	$272,000.00	31.58
Common stock, $0.001 par value per share, issuable upon exercise of options issued pursuant to the Company’s 2009 Stock Incentive Plan	20,000	(6)	$6.30	(10)	$126,000.00	14.63
Common stock, $0.001 par value per share, issuable upon exercise of options issued pursuant to the Company’s 2009 Stock Incentive Plan	20,000	(7)	$9.30	(10)	$186,000.00	21.59
Common stock, $0.001 par value per share, issuable upon exercise of options issued pursuant to the Company’s 2009 Stock Incentive Plan	55,000	(8)	$5.36	(10)	$294,800.00	34.23
Total	6,565,000				$36,364,000	$4,221.86

(1)           Represents (i) the total number of shares of common stock issued to 181 investors in the registrant’s private placement of 3,750,000 units, (ii) 170 shares of common stock issued for services rendered to the Company in connection with the private placement and (iii) 20,000 shares of common stock to be issued for services rendered to the Company in connection to the private placement and related matters. Each unit consists of (i) 1 share of common stock, and (ii) a warrant to purchase 0.5 shares of common stock at an exercise price of $6.80 per share.
(2)           Represents the number of shares of common stock issuable upon exercise of the investor warrants and placement agent warrants at an exercise price of $6.80 per share.
(3)           Represents the number of shares of common stock issuable upon exercise of certain warrants at an exercise price of $9.50 per share.

(4)           Represents the number of shares of common stock issuable upon exercise of certain warrants at an exercise price of $6.00 per share.
(5)           Represents the number of shares of common stock issuable upon exercise of certain warrants at an exercise price of $6.80 per share.
(6)           Represents the number of shares of common stock issuable upon exercise of certain options issued pursuant to the Company’s 2009 Stock Incentive Plan at an exercise price of $6.30 per share.
(7)           Represents the number of shares of common stock issuable upon exercise of certain options issued pursuant to the Company’s 2009 Stock Incentive Plan at an exercise price of $9.30 per share.
(8)           Represents the number of shares of common stock issuable upon exercise of certain options issued pursuant to the Company’s 2009 Stock Incentive Plan at an exercise price of $5.36 per share.
(9)         Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457. The proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rules 457(c) under the Securities Act of 1933 on the basis of the average of the bid and asked price of our common stock on the OTC Bulletin Board on February 10, 2011, a date within five trading days prior to the date of the filing of this registration statement.
(10)          Calculated pursuant to Rule 457(g).
____________________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission (“SEC”) is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Subject to completion, dated March 17, 2011

U.S. CHINA MINING GROUP, INC.

6,565,000 Shares of Common Stock

This prospectus relates to the resale by the selling stockholders identified in this prospectus of up to 6,565,000 shares (the “Shares”) of our common stock, par value $0.001 per share, including (i) 3,870,000 shares of our common stock currently issued and outstanding, (ii) 20,000 shares of our common stock to be issued for services rendered on behalf of the Company upon the listing of the Common Stock on a national exchange, (iii) 1,875,000 shares of common stock issuable upon exercise of warrants issued to our investors (the “Investor Warrants”), (iv) 375,000 shares of our common stock issuable upon exercise of the warrants issued to our co-placement agents in the private placement (the “Agent Warrants”), (v) 280,000 shares of our common stock issuable upon exercise of warrants issued to investor relations firms (the “Investor Relations Warrants” and, together with the Investors Warrants and the Agent Warrants, the “Warrants”) and (vi) 95,000 shares issuable upon exercise of options issued pursuant to our 2009 Stock Incentive Plan (the “Options”). The Shares were issued to the selling stockholders in private placement transactions which were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended.

The selling stockholders may offer all or part of their Shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. We will not receive any of the proceeds from the Shares by the selling stockholders, but we will receive funds from the exercise of the Warrants if and when those Warrants are exercised on a cash exercise basis. However, there is no assurance that such Warrants will be exercised. In addition, we will not receive any additional proceeds to the extent the Warrants are exercised on a cashless exercise basis. We are paying all of the registration expenses incurred in connection with the registration of the Shares, but we will not pay any of the selling commissions, brokerage fees and related expenses.

Our common stock is quoted on the OTCBB under the symbol “SGZH”. On February 18, 2011, the last reported sale of our common stock quoted on the OTCBB was $4.50 per share.

The selling stockholders, and any broker-dealer executing sell orders on behalf of the selling stockholders, may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended.  Commissions received by any broker-dealer may be deemed underwriting commissions under the Securities Act of 1933, as amended.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 9 to read about factors you should consider before investing in shares of our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Date of This Prospectus is __________, 2011

____________________

You should rely only on the information contained in this prospectus and in any free writing prospectus. Neither we nor the selling stockholders or Placement Agents have authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders and the Placement Agents are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  This summary does not contain all the information that you should consider before investing in the common stock.  You should carefully read the entire prospectus, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements before making an investment decision.

Business Overview
U.S. China Mining Group, Inc.

U.S. China Mining Group, Inc. (sometimes referred to in this prospectus as the “Company”, “we” or “our”) is engaged in coal production by exploring, assembling, assessing, permitting, developing and mining coal properties in the People’s Republic of China (“PRC” or “China”). After obtaining permits from the Heilongjiang Province National Land and Resources Administration Bureau and the Heilongjiang Coal Production Safety Bureau, we extract coal, and then sell most of the coal on a metric ton (“ton”) basis for cash on delivery. Our business consists of the operation of three coal mines in northern PRC.  We operate the Tong Gong coal mine, which is is located approximately 175 kilometers southwest of the city of Heihe in the Heilongjiang Province, through our subsidiary, Heilongjiang Tong Gong Mining Co., Ltd. (“Tong Gong”), and we operate the Hong Yuan and Sheng Yu mines in the city of Mohe in Heilongjiang Province through our subsidiaries Heilongjiang Xing An Group Hong Yuan Coal Mining Co., Ltd. (“Hong Yuan”) and Heilongjiang Xing An Group Sheng Yu Ming Co., Ltd. (“Sheng Yu”, and with Hong Yuan collectively referred to as “Xing An” or the “Xing An Companies”), respectively.

Corporate Structure and History

The Company was incorporated in the State of Nevada on June 7, 2001, under the name “Heritage Companies, Inc.”, and initially engaged in the on-line gift cards and related products business. The Company operated this business through October 2004 when it was discontinued.

On September 29, 2003, we executed a plan of exchange, between and among the Company and Rohit Patel, our former chairman, on the one hand, and Harbin Yong Heng Ke Ji Fa Zhan You Xian Ze Ren Gong Si, a PRC limited liability company (“Yong Heng”), and its shareholders (the “Yong Heng Shareholders”) on the other hand. At the closing of the transactions pursuant to the plan of exchange, the Yong Heng Shareholders exchanged all their shares of capital stock in Yong Heng for 67,000,000 shares of common stock of the Company, or 98.4% of the Company’s then outstanding common stock. Concurrently, Mr. Patel returned all of his shares of the Company’s common stock, 1,188,088 shares, to the Company for cancellation for a payment of $450,000. Upon completion of the share exchange transaction, Yong Heng became a wholly-owned subsidiary of the Company.  On November 5, 2003, we changed our name from “Heritage Companies, Inc.” to “Songzai International Holding Group, Inc.”  On July 1, 2010, we changed our name to “U.S. China Mining Group, Inc.”

On September 23, 2004, we acquired a 75% equity interest in Tong Gong, a PRC limited liability company and the operator of Tong Gong coal mine, pursuant to a purchase and sales agreement, dated  April 5, 2004. To acquire 75% of Tong Gong’s registered capital of 33,200,000 Renminbi (“RMB”) (approximately $4,009,662), we issued 400,000 shares of our convertible preferred stock, which at the time of issuance was convertible into 40,000,000 shares of our common stock at the ratio of 1:100. The convertible preferred stock is part of a class of 8,000,000 shares of so-called “blank check” preferred stock that was authorized on July 16, 2004. As a result of multiple amendments to the conversion ratio, the preferred stock is now convertible into common stock on a 1-for-1 basis. We acquired the 75% equity interest in Tong Gong from Mr. Hongwen Li, our current President and Chief Executive Officer. In addition to the 75% equity interest of Tong Gong, we acquired the net profit rights attached to the remaining 25% equity interest of Tong Gong, which was held by Harbin Green Ring Biological Degradation Products Developing Co., Ltd. (“Harbin Green”), a PRC limited liability company( “LLC”) under the control of Mr. Li. In November 2004, Harbin Green assigned the entire 25% equity interest to us, as a result of which we owned 100% of the equity interests in Tong Gong.

In October 2004, we terminated our on-line gift cards and related products business activity by discontinuing the operations of our Yong Heng subsidiary, which had not earned any revenue since the quarter ended September 30, 2004. On December 28, 2005, we sold the Yong Heng subsidiary to a third party.

On December 31, 2007, we entered into a stock purchase agreement with the Xing An Companies and their owners: Heilongjiang Xing An Mining Development Group Co., Ltd., a PRC limited liability company, Mingshu Gong, Yunjia Yue, Yunpeng Yue and Guoqing Yue (collectively the “Xing An Shareholders”). Pursuant to the terms of the stock purchase agreement, we acquired 90% of the registered capital, representing 90% of the outstanding equity interests, of the Xing An Companies from the Xing An Shareholders.

On April 4, 2008, we completed the acquisition of the Xing An Companies and, pursuant to the terms of the stock purchase agreement, the Xing An Shareholders received 8,000,000 shares of the Company’s common stock and $30 million.  At that time, we entered into a trust agreement with the Xing An Shareholders and Anping Cang as trustee, pursuant to which all of the beneficial interests to the 10% of the registered capital in the Xing An Companies still held by the Xing An Shareholders were placed in trust for our benefit. Our acquisition of 90%, rather than 100%, of the Xing An Companies was dictated by PRC regulations applicable at the time of the transaction, which limit foreign ownership of mining-related companies to a maximum of 90%.

Current Corporate Structure

Our current organizational structure is as follows (the percentages depict the current equity interests):

* The remaining 10% was placed in trust for the benefit of the Company.

Reorganization of Subsidiaries

We recently reviewed our corporate structure and determined that, in order to assure full compliance with current PRC law and regulation, the non-controlling equity interests in our subsidiaries should in each case be held by the other subsidiaries and not by us or in trust.  Consequently, the 25% equity interest in Tong Gong, which had previously been structured as an assignment to us, will instead be assigned to and held by the Xing An Companies and the 10% equity interest in the Xing An Companies will be held by Tong Gong and not by us in a trust.  We anticipate that this change in structure will be completed by April 30, 2011.  Thereafter, our corporate structure will be as follows (the percentages depict the equity interests):

Private Placement

On January 7, 2011, the Company entered into a Securities Purchase Agreement with certain investors, pursuant to which the Company sold and issued to the Investors, in a private placement transaction  (the “Private Placement”), an aggregate of 3,750,000 units (the “Units”) at a purchase price of $4.00 per Unit.  Each Unit is comprised of (i) one share of our common stock, par value $0.001 per share (the "Common Stock"), and (ii) a five-year warrant (the “Investor Warrant”) to purchase 0.5 shares of our Common Stock at a per share exercise price of $6.80 per share.

In connection with the closing of the Private Placement, we received net proceeds of $13,650,500 after payment of $1,349,500 of aggregate cash commissions to the placement agent and other offering expenses and related costs in connection with the Private Placement.  In addition, we issued an aggregate of 170,000 shares of our Common Stock to consultants as compensation for services rendered in connection with the Private Placement and five-year warrants to the placement agents to purchase an aggregate of 375,000 shares of our Common Stock, at an exercise price of $6.80 per share (the “Agent Warrants”),.

The Investor Warrants can be called by the Company for no consideration at any time after the shares of Common Stock underlying the Investor Warrants (the “Warrant Shares”) are registered for resale under an effective registration statement if the volume-weighted average trading price of the Common Stock for any 20 consecutive trading days equals or exceeds $12.00 per share and if the average trading volume during such 20-trading-day period equals or exceeds $1,200,000.  The Agent Warrants may be exercised in cash or pursuant to a cashless exercise; the Investor Warrants may only be exercised by cashless exercise if the Warrant Shares have not been registered for resale in an effective registration statement within twelve (12) months of their issuance. The exercise price of the Investor Warrants and the Agent Warrants is subject to adjustment for stock splits, stock dividends, recapitalizations and the like.

Where You Can Find Us

Our principal executive office is located at 17890 Castleton Street, Suite 112, City of Industry, California 91748 and our telephone number is (626) 581-8878. Our corporate website is www.uschinamining.com Information contained on, or accessed through our website is not intended to constitute and shall not be deemed to constitute part of this prospectus.

The Offering

Common stock offered by selling stockholders
6,565,000 shares of common stock. This includes (i) 3,920,000 shares of our issued and outstanding common stock; (ii) 20,000 shares of our common stock to be issued for services rendered to the Company, (iii) 1,875,000 shares of common stock issuable upon exercise of outstanding Investor Warrants; (iv) 375,000 shares of common stock issuable upon exercise of outstanding Agent Warrants, (v) 280,000 shares of common stock issuable upon exercise of the Investor Relations Warrants and (vi) 95,000 shares of common stock issuable upon exercise of the Options.

Terms of the Offering	The selling stockholders will determine when and how they will sell the common stock offered in this prospectus.

Termination of the Offering
The offering will conclude upon the earliest of (i) such time as all of the common stock has been sold pursuant to the registration statement or (ii) such time as all of the common stock becomes eligible for resale pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), or any other rule of similar effect.

Use of proceeds
We are not selling any shares of the common stock covered by this prospectus, and, as a result, will not receive any proceeds from this offering. We may, however, receive proceeds in the event that some or all of the Warrants held by the selling stockholders are exercised for cash. However, there is no assurance that such Warrants will be exercised. In addition, we will not receive any additional proceeds to the extent the Warrants are exercised on a cashless exercise basis. To the extent that the selling stockholders exercise in cash all of the Warrants, we would receive approximately $15,300,000 in the aggregate from such exercise.  The proceeds from the cash exercise of such Warrants, if any, will be used by us for working capital and other general corporate purposes.

OTCBB Trading Symbol	SGZH

Risk Factors	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 9.

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision with regard to our securities. The statements contained in or incorporated into this offering that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

Our business and results of operations are dependent on coal markets, which may be cyclical.

As all of our revenue is derived from sales of coal in the PRC, our business and operating results are substantially dependent on the domestic Chinese demand for coal. The Chinese coal market is cyclical and exhibits fluctuation in supply and demand from year to year. It is subject to numerous factors beyond our control, including, but not limited to, the economic conditions in the PRC and fluctuations in industries with high demand for coal, such as the power and steel industries. Fluctuations in supply and demand for coal affect coal prices, which in turn affects our operating and financial performance. We have experienced substantial price fluctuations in the past and believe  such fluctuations will continue. The average selling price of coal products per ton from Tong Gong Coal Mine was RMB 170 per ton in 2005, RMB 174 per ton in 2006, RMB 192 per ton in 2007, RMB 231 per ton in 2008, RMB 332 per ton in 2009 and RMB 350 per ton in 2010. The average selling price of coal products per ton from Hong Yuan and Sheng Yu coal mines was RMB 200 per ton in 2005, RMB 200 per ton in 2006, RMB 225 per ton in 2007, RMB 238 per ton in 2008, RMB 337 per ton in 2009 and RMB 305 per ton in 2010. The demand for coal is primarily affected by the overall economic development and the demand for coal from the electricity generation, steel and construction industries. The supply of coal, on the other hand, is primarily affected by the geographical location of the coal supplies, the volume of coal produced by the domestic and international coal suppliers, and the quality and price of competing sources of coal. Alternative fuels, such as natural gas, oil and nuclear power, and alternative energy sources, such as hydroelectric power also have influences on the market demand for coal. Excess supply of coal or significant reduction in the demand for our coal by domestic electricity generation or steel industries may have an adverse effect on coal prices, which would in turn cause a decline in our profitability. In addition, any significant decline in domestic coal prices could materially and adversely affect our business and results of operations.

Our mining operations are inherently subject to changing conditions that can affect our profitability.

Our mining operations are inherently subject to changing conditions that affect levels of production and production costs for varying lengths of time and can result in decreases in our profitability. We are exposed to commodity price risk related to our purchase of diesel fuel, explosives and steel.  In addition, weather conditions, equipment replacement or repair, fires, variations in thickness of the layer, or seam, of coal, amounts of overburden, rock and other natural materials and other geological conditions can be expected in the future to have, a significant impact on our operating results.  Prolonged disruption of production at our mine would result in a decrease in our revenues and profitability, which could be material.  Other factors affecting the production and sale of our coal that could result in decreases in our profitability include:

•	sustained high pricing environment for our raw materials, including, among other things, diesel fuel, explosives and steel;

•	changes in the laws and/or regulations that we are subject to, including permitting requirements;

•	labor shortages; and

•	changes in coal market and general economic conditions.

Our coal operations are extensively regulated by the PRC Government and government regulations may limit our activities and adversely affect our business operations.

Our coal operations, like those of other Chinese energy companies, are subject to extensive regulations established by the PRC Government. Central governmental authorities, such as the National Development and Reform Commission, the State Environmental Protection Administration, the Ministry of Land and Resources, the State Administration of Coal Mine Safety, the State Bureau of Taxation, and provincial and local authorities and agencies exercise extensive control over various aspects of China’s coal mining and transportation (including rail and sea transport). These controls affect the following material aspects of our operations:

•	exploration, exploitation and mining rights and licensing;

•	rehabilitation of mining sites after mining is completed;

•	recovery rate requirements;

•	industry-specific taxes and fees;

•	target of our capital investments;

•	pension funds appropriation; and

•	environmental and safety standards.

We believe our operations are in compliance with applicable legal and regulatory requirements. However, there can be no assurance that the central or local governments in the PRC will not impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures. We may face significant constraints on our ability to implement our business strategies or to carry out or expand our business operations. Our business may also be materially and adversely affected by future changes in certain regulations and policies of the Chinese Government in respect of the coal industry. New legislation or regulations may be adopted that may materially and adversely affect our coal operations, our cost structure or the demand for our products. In addition, new legislation or regulations or different or more stringent interpretation of existing laws and regulations may also require us to substantially change our existing operations or incur significant costs.

The Chinese government has become increasingly concerned with workplace safety and environmental issues, particularly in light of several recent accidental explosions in coal mines due to poor internal safety measures, and as reflected by the implementation of the State Council’s Regulation on Shutting Down Small Coal Mines. Moreover, additional new legislation or regulations may be adopted, or the enforcement of existing laws could become more stringent, either of which may have a significant impact on our mining operations or our customers’ ability to use coal and may require us or our customers to significantly change operations or to incur substantial costs.

Our business operations may be adversely affected by present or future environmental regulations.

As a producer of coal products, we are subject to significant, extensive, and increasingly stringent environmental protection laws and regulations in China. These laws and regulations:

•	impose fees for the discharge of waste substances;

•	require the establishment of reserves for reclamation and rehabilitation;

•	require the payment of fines for serious environmental offences; and

•	allow the Chinese Government, at its discretion, to close any facility that fails to comply with orders requiring it to correct or stop operations causing environmental damage.

Our coal mining operations may produce waste water, gas and solid waste materials. Currently, the PRC Government is moving toward more rigorous enforcement of applicable laws and regulations as well as the adoption and enforcement of more stringent environmental standards. Our current amounts of capital expenditure for environmental regulatory compliance may not be sufficient if additional regulations are imposed and we may need to allocate additional funds for such purpose. If we fail to comply with current or future environmental laws and regulations, we may be required to pay penalties or fines or take corrective actions, any of which may have a material adverse effect on our business operations and financial condition.

In addition, China is a signatory to the 1992 United Nations Framework Convention on Climate Change and the 1997 Kyoto Protocol, which are intended to limit emissions of greenhouse gases. Efforts to control greenhouse gas emission in China could result in reduced use of coal if power generators switch to sources of fuel with lower carbon dioxide emissions, which in turn could reduce the revenues of our coal business and have a material adverse effect on our results of operations.

Demand for coal and coal prices are closely linked to consumption patterns of the electric industry in China.  Any changes in consumption patterns could affect our operations and profitability.

Demand for coal and the prices we can obtain for our coal are closely linked to coal consumption patterns of the electric generation industry in China, which has accounted for approximately 58% of overall coal consumption in China in recent years.  These coal consumption patterns are influenced by factors beyond our control, including the demand for electricity (which is dependent to a significant extent on summer and winter temperatures and the strength of the economy); government regulation; technological developments and the location, availability, quality and price of competing sources of coal; other fuels such as natural gas, oil and nuclear; and alternative energy sources such as hydroelectric power. Any reduction in the demand for our coal by the domestic electric generation industry may cause a decline in profitability.

If transportation for our coal becomes unavailable or uneconomic for our customers, our ability to sell coal could suffer.

Transportation costs represent a significant portion of the total cost of coal and, as a result, the cost of transportation is a critical factor in a customer’s purchasing decision.  Increases in transportation costs could make coal a less competitive source of energy or could make some of our operations less competitive than other sources of coal.

Our future success depends upon our ability to continue acquiring and developing coal mining rights that are economically feasible.

The amount of coal underlying our mining rights declines as we produce coal.  We may not be able to mine all of the coal underlying our mining rights as profitably as we do at our current operations.  Our profitability depends substantially on our ability to mine coal that has the geological characteristics that enable it to be mined at competitive costs.  As we can only increase our existing production capacity by a limited amount, the future increase in our coal production will depend on expanding our existing mining rights or acquisitions of new mining rights.

New mining rights may not be available when required or, if available, the underlying coal may not be capable of being mined at costs comparable to those characteristics of our existing mining rights.  We may in the future acquire mining rights from third parties.  We may not be able to accurately assess the geological characteristics to any mining rights that we acquire, which may adversely affect our profitability and financial condition.

In addition to the Tong Gong coal mine which we began mining in 2004, we  acquired the Xing An Companies which mine the Hong Yuan and Sheng Yu mines in 2008. Exhaustion of the mining rights underlying these mines, as well as mining rights that we may acquire in the future, can also have an adverse effect on operating results that is disproportionate to the percentage of overall production represented by such mining rights.

We cannot give any assurance  we will be able to continue identifying suitable targets in the PRC for acquisition or acquire suitable targets on competitive terms. Nor can we assure you we will be able to successfully develop new coal mines or expand our existing ones in accordance with our development plans or at all. Our failure to timely or successfully acquire suitable targets on competitive terms, or to successfully complete the development of new coal mines or to expand our existing mining rights could have an adverse effect on the results of operation and our financial condition.

The acquisition of mining rights and the development of new mines in the PRC requires approval of the Chinese Government. Delay or failure in securing the relevant governmental approvals or permits as well as any adverse change in government policies may cause a significant adjustment to our development and acquisition plans, which may materially adversely affect our profitability and growth prospects.

Risks inherent to mining could increase the cost of operating our business.

Our mining operations are subject to conditions beyond our control that can delay coal deliveries or increase the cost of mining at particular mines for varying lengths of time.  These conditions include weather and natural disasters, unexpected maintenance problems, key equipment failures, variations in coal seam thickness, variations in the amount of rock and soil overlying the coal deposit, variations in rock and other natural materials and variations in geologic conditions.

As with all underground coal mining companies, our operations are affected by mining conditions such as a deterioration in the quality or thickness of faults and/or coal seams, pressure in mine openings, presence of gas and/or water inflow and propensity to spontaneous combustion, as well as operational risks associated with industrial or engineering activity, such as mechanical breakdowns. Although we have conducted geological investigations to evaluate such mining conditions and adapt our mining plans to address them, there can be no assurance that the occurrence of any adverse mining conditions would not result in an increase in our costs of production, a reduction of our coal output or the temporary suspension of our operations.

Underground mining is also subject to certain risks such as methane outbursts and accidents caused by roof weakness and ground-falls. There can be no assurance that the occurrence of such events or conditions would not have a material adverse impact on our business and results of operations.

Our product delivery relies on the Chinese railway transportation system.

All of our 2009 net sales were derived from sales of coal transported by the Chinese national railway system. As the railway system has limited transportation capacity and cannot fully satisfy coal transportation requirements, discrepancies between capacity and demand for transportation exist in certain areas of the PRC. We generally utilize the national rail system to transport coal to our customers. No assurance can be given  we will continue to be allocated adequate railway transport capacity or acquire adequate rail cars, or that we will not experience any material delay in transporting our coal as a result of insufficient railway transport capacity or rail cars.

Some of our mines depend on a single transportation carrier or a single mode of transportation. Disruption of any of these transportation services due to weather-related problems, flooding, drought, accidents, mechanical difficulties, strikes, lockouts, bottlenecks, and other events could temporarily impair our ability to supply coal to our customers. Our transportation providers may face difficulties in the future that may impair our ability to supply coal to our customers, resulting in decreased revenues.

We may suffer losses resulting from industry-related accidents and lack of insurance.

We operate coal mines and related facilities that may be affected by water, gas, fire or structural problems. As a result, we, like other coal mining companies, have experienced accidents that have caused property damage and personal injuries. Although we have implemented safety measures at our mining operations, and provide on-the-job training for our employees, and, in accordance with relevant laws set aside approximately 2.0% of employees’ total remuneration for employees’ injury insurance, there can be no assurance that industry-related accidents will not occur in the future. Mine workers at Hong Yuan, Sheng Yu and Tonggong coal mines are sub-contracted from general contractors who bear the costs of such insurance.  However, we do not currently maintain fire, or other property insurance covering our properties, equipment or inventories, other than with respect to vehicles. In addition, we do not maintain any business interruption insurance or any third party liability insurance to cover claims in respect of personal injury, property or environmental damage arising from accidents on our properties, other than third party liability insurance with respect to vehicles. Any uninsured losses and liabilities incurred by us could have a material adverse effect on our financial condition and results of operations.

We may be required to allocate additional funds for land subsidence.

A consequence of the underground mining methods used at our mines is land subsidence above underground mining sites. Depending on the circumstances, we may be required to relocate inhabitants from the land above the underground mining sites prior to mining those sites or we may be required to compensate the inhabitants for losses or damages from land subsidence after the underground sites have been mined. We may also be required to make payments for land subsidence, restoration, rehabilitation or environmental protection of the land after the underground sites have been mined. Where such payment is required under applicable law or regulations, an estimate of such costs is recognized in the period in which the obligation is identified and is charged as an expense in our income statement in proportion to the coal extracted. The estimate of costs for land subsidence, restoration, rehabilitation or environmental protection of the land may be subject to change in the future as actual costs become apparent and standards established by the PRC Government change from time to time. Therefore, there can be no assurance such estimates are accurate or that our land subsidence, restoration, rehabilitation and environmental protection costs will not substantially increase in the future or that the PRC Government will not impose new fees in respect of land subsidence. Any such substantial increases or new fees could have a material adverse effect on our results of operations.

If we are unable to expand our operations through acquisitions of other coal mining businesses or assets, our profitability may be negatively affected.

We seek to expand our operations both in the regions in which we operate as well as in other parts of China through acquisitions of businesses and assets.  Acquisition transactions involve inherent risks, such as:

•	uncertainties in assessing the value, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition or other transaction candidates;

•	the potential loss of key personnel of an acquired business;

•	the ability to achieve identified operating and financial synergies anticipated to result from an acquisition or other transaction;

•	problems that could arise from the integration of the acquired business;

•	unanticipated changes in business, industry or general economic conditions that affect the assumptions underlying the acquisition or other transaction rationale; and

•	unexpected development costs that adversely affect our profitability.

In addition, we may not be able to successfully negotiate new mining rights or maintain our leasehold interests in properties on which mining operations are not commenced during the term of the lease.

Our ability to operate our company effectively could be impaired if we lose key personnel or fail to attract qualified personnel.

We manage our business with a number of key personnel, the loss of a number of whom could have a material adverse effect on us.  In addition, as our business develops and expands, we believe that our future success will depend greatly on our continued ability to attract and retain highly skilled and qualified personnel.  We cannot assure you that key personnel will continue to be employed by us or that we will be able to attract and retain qualified personnel in the future.  We do not have “key person” life insurance to cover our executive officers.  Failure to retain or attract key personnel could have a material adverse effect on us.

A prolonged downturn in global economic conditions may materially adversely affect our business.

Our business and results of operations are affected by international, national and regional economic conditions. Financial markets in the United States, Europe and Asia have experienced extreme disruption beginning in late 2008, including, among other things, extreme volatility in security prices, severely diminished liquidity and credit availability, ratings downgrades of certain investments and declining values of others. The global economy entered a recession at that time from which it only now appears to be beginning to recover. We are unable to predict the likely duration and severity of the current disruptions in financial markets, credit availability, and adverse economic conditions throughout the world. These economic developments affect businesses such as ours and those of our customers in a number of ways that could result in unfavorable consequences to us. Current economic conditions or a deepening economic downturn in the PRC and elsewhere may cause our current or potential customers to delay or reduce purchases which could, in turn, result in reductions in our sales volumes or prices, materially and adversely affecting our results of operations and cash flows. Volatility and disruption of global financial markets could limit our customers’ ability to obtain adequate financing to maintain operations and proceed with planned or new capital spending initiatives, leading to a reduction in sales volume that could materially and adversely affect our results of operations and cash flow. In addition, a decline in our customers’ ability to pay as a result of the economic downturn may lead to increased difficulties in the collection of our accounts receivable, higher levels of reserves for doubtful accounts and write-offs of accounts receivable, and higher operating costs as a percentage of revenues.

RISKS RELATED TO DOING BUSINESS IN CHINA

Our operations are primarily located in China and may be adversely affected by changes in the policies of the Chinese government.

The political environment in the PRC may adversely affect the Company’s business operations.  The PRC has operated as a socialist state since 1949 and is controlled by the Communist Party of China.  In recent years, however, the government has introduced reforms aimed at creating a “socialist market economy” and policies have been implemented to allow business enterprises greater autonomy in their operations.  Changes in the political leadership of the PRC may have a significant effect on laws and policies related to the current economic reforms program, other policies affecting business and the general political, economic and social environment in the PRC, including the introduction of measures to control inflation, changes in the rate or method of taxation, the imposition of additional restrictions on currency conversion and remittances abroad, and foreign investment.  These effects could substantially impair the Company’s business, profits or prospects in China.  Moreover, economic reforms and growth in the PRC have been more successful in certain provinces than in others, and the continuation or increases of such disparities could affect the political or social stability of the PRC.

The Chinese government exerts substantial influence over the manner in which companies in China must conduct their business activities.

The PRC only recently has permitted greater provincial and local economic autonomy and private economic activities.  The government of the PRC has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership.  Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in the PRC or particular regions thereof, and could require the Company to divest the interests it then holds in Chinese properties or joint ventures.  Any such developments could have a material adverse effect on the business, operations, financial condition and prospects of the Company.

Future inflation in China may inhibit economic activity and adversely affect the Company’s operations.

In recent years, the Chinese economy has experienced periods of rapid expansion within which there have been some years with high rates of inflation and deflation, which have led to the adoption by the PRC government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation.  While inflation has moderated since 1995, high inflation may in the future cause the PRC government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby adversely affect the Company’s business operations and prospects in the PRC.

We may be restricted from freely converting the Renminbi to other currencies in a timely manner.

The Renminbi is not a freely convertible currency at present.  The Company receives all of its revenue in Renminbi, which may need to be converted to other currencies, primarily U.S. dollars, and remitted outside of the PRC.  Effective July 1, 1996, foreign currency “current account” transactions by foreign investment enterprises, including sino-foreign joint ventures, are no longer subject to the approval of State Administration of Foreign Exchange (“SAFE,” formerly, “State Administration of Exchange Control”), but need only a ministerial review, according to the Administration of the Settlement, Sale and Payment of Foreign Exchange Provisions promulgated in 1996 (the “FX regulations”). ”Current account” items include international commercial transactions, which occur on a regular basis, such as those relating to trade and provision of services.  Distributions to joint venture parties also are considered a “current account transaction.”  Other non-current account items, known as “capital account” items, remain subject to SAFE approval.  Under current regulations, the Company can obtain foreign currency in exchange for Renminbi from swap centers authorized by the government.  The Company does not anticipate problems in obtaining foreign currency to satisfy its requirements; however, there is no assurance that foreign currency shortages or changes in currency exchange laws and regulations by the Chinese government will not restrict the Company from freely converting Renminbi in a timely manner.  If such shortages or change in laws and regulations occur, the Company may accept Renminbi, which can be held or re-invested in other projects.

Future fluctuation in the value of the Renminbi may negatively affect the Company’s sales globally and the Company’s ability to convert its return on operations to U.S. dollars in a profitable manner.

Until 1994, the Renminbi experienced a gradual but significant devaluation against most major currencies, including U.S. dollars, and there was a significant devaluation of the Renminbi on January 1, 1994 in connection with the replacement of the dual exchange rate system with a unified managed floating rate foreign exchange system. Since 1994, the value of the Renminbi relative to the U.S. Dollar has appreciated approximately 15%. Countries, including the U.S., have argued that the Renminbi is artificially undervalued due to China’s current monetary policies and have pressured China to allow the Renminbi to float freely in world markets.

We may be unable to enforce our rights due to policies regarding the regulation of foreign investments in China.

The PRC’s legal system is a civil law system based on written statutes in which decided legal cases have little value as precedents, unlike the common law system prevalent in the United States. The PRC does not have a well-developed, consolidated body of laws governing foreign investment enterprises. As a result, the administration of laws and regulations by government agencies may be subject to considerable discretion and variation, and may be subject to influence by external forces unrelated to the legal merits of a particular matter. China’s regulations and policies with respect to foreign investments are evolving. Definitive regulations and policies with respect to such matters as the permissible percentage of foreign investment and permissible rates of equity returns have not yet been published.  Statements regarding these evolving policies have been conflicting and any such policies, as administered, are likely to be subject to broad interpretation and discretion and to be modified, perhaps on a case-by-case basis. The uncertainties regarding such regulations and policies present risks that the Company will not be able to achieve its business objectives. There can be no assurance the Company will be able to enforce any legal rights it may have under its contracts or otherwise.

We are modifying our corporate structure to assure compliance with current PRC law and regulation.

We have recently reviewed our corporate structure and have determined that in order to assure full compliance with current PRC law and regulation the non-controlling equity interests in our subsidiaries should in each case be held by the other subsidiaries and not by us or in trust.  While we do not anticipate that the Company will be subject to penalty in the form of fines or rescission of these transactions, there can be no assurance in this respect.

Section 29 of the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the 2006 M&A Rule, requires MOFCOM’s approval for a foreign investor like the Company to acquire a domestic company like the Xing An Companies with equity or share consideration (as opposed to cash) of the acquiring company if the acquiring company is listed and traded on an overseas public stock exchange.  The Over-the-Counter Bulletin Board, where the Company’s shares were quoted at the time of the acquisition of the Xing An Companies, is not considered by the 2006 M&A Rule to be an overseas public stock exchange.

The Company took the position that it does not need to report to MOFCOM the share consideration portion of the purchase price for the Xing An Companies because Chinese law does not recognize an OTCBB company’s shares as valid consideration.  Accordingly, the Company only disclosed the cash payment at the time it made the requisite regulatory filings.

If the PRC regulatory authorities take the view that the equity or share consideration paid to the Xing An Shareholders should have been reported to MOFCOM and the PRC regulatory authorities do not accept the position that we were not obligated to report the equity or share consideration paid to the Xing An Shareholders because the PRC regulations do not recognize such equity or share consideration paid by an OTCBB company as valid consideration, then, we may be fined. We do not believe, however,  that such fines will materially adversely affected out business and financial performance.

RISKS RELATED TO CORPORATE AND STOCK MATTERS

 Most of our directors and officers are outside the United States, with the result that it may be difficult for investors to enforce within the United States any judgments obtained against us or most of our directors or officers.

Most of our directors and officers are nationals and/or residents of countries other than the US, and all or a substantial portion of such persons’ assets are located outside the US. As a result, it may be difficult for investors to effect service of process on our directors or officers, or enforce within the United States or Canada any judgments obtained against us or our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. Consequently, you may be effectively prevented from pursuing remedies under U.S. federal securities laws against them.

If we issue additional shares in the future, this may result in dilution to our existing stockholders.

Our articles of incorporation, as amended, authorize the issuance of 100,000,000 shares of common  and 8,000,000 shares of preferred stock. Our Board of Directors(‘BOD’) has the authority to issue additional shares up to the authorized capital stated in the certificate of incorporation. Our BOD may choose to issue some or all of such shares to acquire one or more businesses or to provide additional financing in the future. The issuance of any such shares may result in a reduction of the book value or market price of the outstanding shares of our common stock. If we do issue any such additional shares, such issuance also will cause a reduction in the proportionate ownership and voting power of all other stockholders. Further, any such issuance may result in a change of control of our corporation.

The authorized preferred stock constitutes what is commonly referred to as “blank check” preferred stock.  This type of preferred stock allows the BOD to divide the preferred stock into series, to designate each series, to fix and determine separately for each series any one or more relative rights and preferences and to issue shares of any series without further stockholder approval.  Preferred stock authorized in series allows our BOD to hinder or discourage an attempt to gain control of us by a merger, tender offer at a control premium price, proxy contest or otherwise. Consequently, the preferred stock could entrench our management.  In addition, the market price of our common stock could be materially and adversely affected by the existence of the preferred stock.

The application of the “penny stock” rules could adversely affect the market price of our common stock and increase your transaction costs to sell those shares.

The Securities and Exchange Commission adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. If the trading price of our common stock falls below $5.00 per share, the open-market trading of our common stock is subject to the penny stock rules, which imposes additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”.  The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse.  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC, which provides information about penny stocks and the nature and level of risks in the penny stock market.  The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation.  In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.  These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules.  Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities.  We believe the penny stock rules discourage investor interest in and limit the marketability of our common stock.

FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, FINRA adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer.  Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information.  Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers.  FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Stockholders should have no expectation of any dividends.

The holders of our common stock are entitled to receive dividends when, as and if declared by the BOD out of funds legally available therefore.  To date, we have not declared or paid any cash dividends.  The board of directors does not intend to declare any dividends in the foreseeable future, but instead intends to retain all earnings, if any, for use in our business operations.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud.

We are subject to reporting obligations under the U.S. securities laws. The SEC, as required by Section 404 of the Sarbanes-Oxley Act of 2002, adopted rules requiring every public company to include a management report on such company’s internal controls over financial reporting in its Annual Report, which contains management’s assessment of the effectiveness of our internal controls over financial reporting. Our management may conclude that our internal controls over our financial reporting are not effective. Our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems for the foreseeable future. Effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to help prevent fraud. As a result, our failure to achieve and maintain effective internal controls over financial reporting could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the trading price of our stock. Furthermore, we anticipate that we will incur considerable costs and use significant management time and other resources in an effort to comply with Section 404 and other requirements of the Sarbanes-Oxley Act.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. Forward-looking statements usually contain the words “estimate,” “anticipate,” “believe,” “expect,” or similar expressions, and are subject to numerous known and unknown risks and uncertainties. In evaluating such statements, prospective investors should carefully review various risks and uncertainties identified in this prospectus, including the matters set forth under the captions “Risk Factors” and in the Company’s other filings with the Securities and Exchange Commission (“SEC”). These risks and uncertainties could cause the Company’s actual results to differ materially from those indicated in the forward-looking statements. The Company undertakes no obligation to update or publicly announce revisions to any forward-looking statements to reflect future events or developments.

Although forward-looking statements in this prospectus reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by us. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in or anticipated by the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, without limitation, those specifically addressed under the heading “Risks Relating to Our Business” above, as well as those discussed elsewhere in this prospectus. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We file reports with the SEC. You can read and copy any materials we file with the SEC at the SEC’s Public Reference Room, 100 F. Street, NE, Washington, D.C. 20549 on official business days during the hours of 10 a.m. to 3 p.m. You can obtain additional information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site (www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including the Company.

We undertake no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this prospectus. Readers are urged to carefully review and consider the various disclosures made throughout the entirety of this prospectus, which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operations and prospects.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of our common stock by the selling stockholders. The selling stockholders will receive all of the net proceeds from the sales of common stock offered by them under this prospectus. To the extent that the selling stockholders exercise in cash all of the Warrants covering the 2,250,000 shares of common stock registered for resale under this prospectus, we would receive $15,300,000 in the aggregate from such exercises. However, there is no assurance that such Warrants will be exercised. In addition, we will not receive any additional proceeds to the extent the Warrants are exercised on a cashless exercise basis. We intend to use such proceeds for working capital and other general corporate purposes. We will have complete discretion over how we may use the proceeds, if any, from any cash exercise of the Warrants.

SELLING STOCKHOLDERS

We are registering for resale shares of our common stock that are issued and outstanding held by the selling stockholders identified below. We are registering the shares to permit the selling stockholders and their pledgees, donees, transferees and other successors-in-interest that receive their shares from a selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when and as they deem appropriate in the manner described in the “Plan of Distribution”.  As of the date of this prospectus there are 38,154,340 shares of common stock issued and outstanding.

The following table sets forth:

●	the name of the selling stockholders,

●	the number of shares of our common stock that the selling stockholders beneficially owned prior to the offering for resale of the shares under this prospectus,

●
the maximum number of shares of our common stock that may be offered for resale for the account of the selling stockholders under this prospectus (which includes the shares that would be issued on exercise of the warrants), and

●
the number and percentage of shares of our common stock to be beneficially owned by the selling stockholders after the offering of the shares (assuming all of the offered shares are sold by the selling stockholders).

Euro Pacific Capital, Inc. and Luopan Capital, LLC are broker dealers and received the securities registered herein for their services to us acting as placement agent in our Private Placement.

Except for Euro Pacific Capital, Inc. and Luopan Capital, LLC, none of the selling stockholders is a broker dealer or an affiliate of a broker dealer.  None of the selling stockholders had any agreement or understanding, directly or indirectly, to distribute any of the shares being registered at the time of purchase.

Other than Yvonne Zhang, our former Chief Financial Officer, and Elan Yaish, a current member of our Board of Directors, none of the selling stockholders has been an officer or director of the Company or any of its predecessors or affiliates within the last three years.  No other selling stockholder has had a material relationship with the Company except for (i) Euro Pacific Capital, Inc. and Luopan Capital, LLC, and their respective affiliates and employees, acting in their capacities as our placement agent, (ii) Greenview Capital, LLC, acting as consultant to the Company in connection with the Private Placement, (iii) Ms. Zhang, acting as a consultant to the Company in connection with the Private Placement and on an ongoing basis, and (iv) American Capital Ventures and Hayden International Communications, Inc., and their respective affiliates and employees, acting as consultants to the Company on investor relations matters.

We entered into Engagement Letter (the “Placement Agent Agreement”) with Euro Pacific Capital, Inc the “Placement Agents” on November 25, 2010 whereby Euro Pacific Capital, Inc. received as compensation for acting as placement agent in the Private Placement (i) a total cash fee and 8.5% of the proceeds raised from the Private Placement; and (ii) Agent Warrants to purchase up to 375,000 shares of common stock.  Pursuant to participating agent agreements by and among Euro Pacific Capital, Inc. and Luopan Capital, LLC, Luopan Capital, LLC received as compensation for acting as a co-agent in the Private Placement, solely out of the compensation paid to Euro Pacific Capital, Inc. as described above, (i) a cash fee in the amount of approximately $90,000; and (ii) Agent Warrants to purchase up to 18,750 shares of common stock at an exercise price of $6.80 per share.  Euro Pacific Capital, Inc. and Luopan Capital, LLC were responsible for raising the minimum offering amount of $8,000,000 of Units and were compensated as set forth above.  The funds in connection with the Private Placement were held with Escrow, LLC, acting as escrow agent, and were released to us upon the consummation of the closing under the SecuritiesPurchase Agreement.  We also entered into a letter agreement with Greenview Capital, LLC, pursuant to which Greenview Capital, LLC would receive 120,000 shares of Common Stock as consideration for providing consulting services on behalf of the Company in connection with the Private Placement and an additional 20,000 shares of Common Stock upon the listing of our Common Stock on a national exchange.

Each selling stockholder may offer for sale all or part of the shares from time to time. The table below assumes that the selling stockholders will sell all of the shares offered for sale, including those issuable on exercise of warrants. A selling stockholder is under no obligation, however, to sell any shares pursuant to this prospectus.

Name	Shares of Common Stock Beneficially Owned prior to Offering (1)	Maximum Number of Shares of Common Stock to be Offered (2)	Number of Shares of Shares Common Stock Beneficially Owned after Offering	Percent Ownership after Offering
Common Stock and Investor Warrants
ABRAMS PENSION PLAN 1, JACK (3)	15,000	15,000	0	0%
ADVANCED DERMATOLOGY ASSOC 401K (4)	22,500	22,500	0	0%
ALLSTATES DRYWALL INC EE S T (5)	18,750	18,750	0	0%
AMERMAN, MATTHEW C CARRIE (6)	18,750	18,750	0	0%
ANTHONY III, RICHARD P & KIMBERLY J (7)	18,750	18,750	0	0%
ARCHIBALD, JEFF (8)	18,750	18,750	0	0%
BACOLINI, VINCE (9)	37,500	37,500	0	0%
BACON TRUST, JAMES V (10)	30,000	30,000	0	0%
BARNEY REV TR, GERALD AND BEVERLY (11)	18,750	18,750	0	0%
BASLER LIVING TRUST, SARAH J (12)	18,750	18,750	0	0%
BEESON, CURTIS ANDREW & BRENDA BATENBURG (13)	15,000	15,000	0	0%
BELASCO, CHARLOTTE J (14)	18,750	18,750	0	0%
BENSON LIVING TRUST, NANCY L (15)	18,750	18,750	0	0%
BISHOP, ROBERT L TOD FRANCINE (16)	18,750	18,750	0	0%
BIZ, TONY & JEANNE C LIM (17)	15,000	15,000	0	0%
BRABENAC, CHARLES (18)	18,750	18,750	0	0%
BRADBURY IRRVOC TR, JOSH D (19)	30,000	30,000	0	0%
BRADBURY JR IRREV TRUST, JOSH D (20)	30,000	30,000	0	0%
BRADBURY REVOCABLE TRUST (21)	30,000	30,000	0	0%
BRADLEY ANESTHESIOLOGY PSP (22)	18,750	18,750	0	0%
BROWN SEP IRA, FBO JAMES CURTIS (23)	30,000	30,000	0	0%
BROWNE IRA, FBO PAT (24)	18,750	18,750	0	0%
BRUNZLICK MEDICAL SERVICES INC (25)	18,750	18,750	0	0%
BUCKTHORN LLC (26)	18,750	18,750	0	0%
BUKAMIER FAMILY TRUST (27)	18,750	18,750	0	0%
CARDILE SR, FRANK (28)	18,750	18,750	0	0%
CARROLL, TIMOTHY (29)	15,000	15,000	0	0%
CATHRO TRUST, ROBERT E (30)	28,125	28,125	0	0%
CLARK JR, DONALD GIRARD & DEBRA L (31)	18,750	18,750	0	0%
CLAUSSEN TRUST (32)	18,750	18,750	0	0%
CLEARPATH LLC (33)	18,750	18,750	0	0%
COLTRIN, JOANNE & ANDRE (34)	41,250	41,250	0	0%
COOPER, CAROL IMBT (35)	37,500	37,500	0	0%
CRANE TRUST, TIMOTHY R (36)	18,750	18,750	0	0%
CREWS SEP IRA, FBO TERRY ALAN (37)	30,000	30,000	0	0%
CYR, WILLIAM J (38)	18,750	18,750	0	0%
DAYBREAK SPECIAL SITUATIONS MASTER FUND (39)	187,500	187,500	0	0%
DIPAOLO WORTHINGTON FAMILY TRUST (40)	18,750	18,750	0	0%
DOMINGUEZ TRUST (41)	41,250	41,250	0	0%
DRELICK IRA, FBO STANLEY J (42)	18,750	18,750	0	0%
DREW & RASKIN P/S PLAN (43)	30,000	30,000	0	0%
DREYER JR, JAMES D (44)	37,500	37,500	0	0%
DUNKUM III IRA, FBO WILLIS (45)	18,750	18,750	0	0%
EARL, BENJAMIN R & JONEE D (46)	18,750	18,750	0	0%
EDSON ROLLOVER IRA, FBO RALPH DALE (47)	18,750	18,750	0	0%
EDWARDS, JONATHAN & VIRGINIA C ADAMS (48)	18,750	18,750	0	0%
ELLIS IRA - BDA NSPS BARBARA (49)	18,750	18,750	0	0%
EVERETT, BLAKE & LISA (50)	26,250	26,250	0	0%
FELDMAN, GEORGE (51)	67,500	67,500	0	0%
FINEGOLD REVOCABL, JACK & TAMI (52)	18,750	18,750	0	0%
FOREMAN TRUST, DEBORAH D (53)	18,750	18,750	0	0%
FOSS REV TR, ROBERT T & MARGARET (54)	18,750	18,750	0	0%
FRANKLIN FAMILY TRUST, BRUCE A (55)	26,250	26,250	0	0%
FRED HARPER LLC (56)	18,750	18,750	0	0%
FRIED FAMILY TRUST (57)	18,750	18,750	0	0%

FRIESEN, WALTER (58)	37,500	37,500	0	0%
GADOL DMD PSP (59)	15,000	15,000	0	0%
GALUZ JT LIVING TST, ALEXANDER & YANA (60)	22,500	22,500	0	0%
GARY MARDER DO TR ALLERGY DERMATOLOGY & SKIN INC (61)	18,750	18,750	0	0%
GHAI, VIVEK (62)	18,750	18,750	0	0%
GLASER JR ROLLOVER IRA, FBO DONALD T (63)	18,750	18,750	0	0%
GLEASON, KENNETH RAY (64)	15,000	15,000	0	0%
GLEASON, RANDELL SCOTT & MICHELE LEE (65)	15,000	15,000	0	0%
GREENVIEW CAPITAL, LLC (66)	140,000	140,000	0	0%
GRIFFIN UTMA OH, DANIEL J (67)	18,750	18,750	0	0%
GRIFFIN UTMA OH, MICHELLE E (68)	18,750	18,750	0	0%
GRIFFIN, JULIA L (69)	18,750	18,750	0	0%
GRIFFIN, SCOTT R (70)	18,750	18,750	0	0%
GROFF LIVING TRUST (71)	18,750	18,750	0	0%
GUAGLIARDO, LARRY (72)	75,000	75,000	0	0%
HANNON, TODD A & MICHELLE L (73)	27,000	27,000	0	0%
HARMS ROLLOVER IRA, FBO STEVEN PAUL (74)	18,750	18,750	0	0%
HEARST, BARBARA (75)	18,750	18,750	0	0%
HEIMANN LIVING TR, ROBERT K (76)	37,500	37,500	0	0%
HEINKING, MARY (77)	18,750	18,750	0	0%
HSIAO, CHIN (78)	18,750	18,750	0	0%
HUNTSINGER IRA, BDA NSPS BERT JUDE (79)	18,750	18,750	0	0%
JACKSON IRA, FBO ROYCE V (80)	28,125	28,125	0	0%
JOHNSON REV TRST, DOUGLAS WILLIAM (81)	18,750	18,750	0	0%
KARAMAOUN, NICOLAS (82)	18,750	18,750	0	0%
KASSIN, MARC (83)	22,500	22,500	0	0%
KEALY REVOCABLE TRUST, JOHN T (84)	15,000	15,000	0	0%
KERENYI, JUSTIN (85)	18,750	18,750	0	0%
KESSLER, CYNTHIA & JAMES (86)	18,750	18,750	0	0%
KIENE, HEIDI W & KEVIN (87)	15,000	15,000	0	0%
KINZUA INVESTMENT CLUB (88)	18,750	18,750	0	0%
KIRK, PATRICK & GLORIA (89)	37,500	37,500	0	0%
KK SWOGGER ASSET MANAGEMENT (90)	37,500	37,500	0	0%
KLEPPEN, ART & KIMBERLY (91)	18,750	18,750	0	0%
KLOECKNER, DARREL LEE (92)	18,750	18,750	0	0%
LADNER ROLLOVER IRA, FBO THOMAS AARON (93)	37,500	37,500	0	0%
LARSON FAMILY 2006 TRUST (94)	18,750	18,750	0	0%
LARSON, DAVID W & JENNIFER L (95)	18,750	18,750	0	0%
LEARY, LAWRENCE (96)	56,250	56,250	0	0%
LEWIS DECL OF TRUST, CINDY J (97)	18,750	18,750	0	0%
LONG, CAROLYN R (98)	18,750	18,750	0	0%
LUNDBERG ROLLOVER IRA, FBO GERSHOM (99)	30,000	30,000	0	0%
LUTTER ROTH IRA, FBO JAMES ALLEN (100)	22,500	22,500	0	0%
MACCABEE TRUST (101)	18,750	18,750	0	0%
MADARAZ IRA, FBO GEORGE (102)	18,750	18,750	0	0%
MARK R MITCHELL MD A MEDICAL CORP DBPP (103)	18,750	18,750	0	0%
MARTIN, MITCHELL & DEBORAH (104)	18,750	18,750	0	0%
MATULA FAMILY LP CLASS 2 A PARTNERSHIP (105)	30,000	30,000	0	0%
MAY, FRANCIS BRENT & JONEITA JEAN (106)	21,750	21,750	0	0%
MCCARTHY, JOSEPH & MIKI (107)	18,750	18,750	0	0%
MCHUGH, LAURA D (108)	18,750	18,750	0	0%
MCINTYRE TRUST, ROD (109)	37,500	37,500	0	0%
MCNAMEE, COREY SHANNON (110)	18,750	18,750	0	0%
MCPHERSON, J MARK (111)	37,500	37,500	0	0%

MEISTER NON-EXEMPT MARITAL TR (112)	30,000	30,000	0	0%
MIGAS IRA, FBO MARYANN (113)	18,750	18,750	0	0%
MJFIL LLC (114)	18,750	18,750	0	0%
MMH GROUP LLC (115)	75,000	75,000	0	0%
MOHR TRUST, EDWARD CHARLES (116)	18,750	18,750	0	0%
MONA ROLLOVER IRA, FBO GERALD (117)	18,750	18,750	0	0%
MOORE, RICHARD (118)	15,000	15,000	0	0%
MUELLER, SCOTT (119)	18,750	18,750	0	0%
MULLEN SEPERATE PRPRTY TR, PATRICK (120)	18,750	18,750	0	0%
MUNRO, PAMELA HARRINGTON (121)	18,750	18,750	0	0%
NAHUM, ANTHONY (122)	18,750	18,750	0	0%
NASS, IRA FBO TIMOTHY (123)	18,750	18,750	0	0%
NASS, ROLLOVER IRA FBO KENNETH HENRY (124)	41,250	41,250	0	0%
NEIBERG, MARY (125)	37,500	37,500	0	0%
NEXT VIEW CAPITAL, LP (126)	225,000	225,000	0	0%
NOBLES, VADA (127)	37,500	37,500	0	0%
OLSON FAMILY TRUST (128)	18,750	18,750	0	0%
O'NEILL, KEVIN P & SUZANNE ODELL (129)	18,750	18,750	0	0%
OSTERHAUS REV TR, MARK A (130)	18,750	18,750	0	0%
PARAGON CAPITAL, LP (131)	103,125	103,125	0	0%
PARKER, RUSSELL (132)	37,500	37,500	0	0%
PETERSON, TINA C & HENDRIKUS M SCHRAVEN (133)	18,750	18,750	0	0%
POINT AUX CHENES LLC (134)	18,750	18,750	0	0%
POM INVESTMENTS LLC (135)	37,500	37,500	0	0%
POTAPCHUK, RICHARD (136)	112,500	112,500	0	0%
QMI FERTILIZER & GRAIN INC (137)	18,750	18,750	0	0%
RAVENEL III, BRUCE WALKER (138)	150,000	150,000	0	0%
RAWLINGS, JASON L & LEANNE K (139)	18,750	18,750	0	0%
REISNER ROLLOVER IRA, FBO JEFFREY (140)	37,500	37,500	0	0%
RICE ROLLOVER IRA, FBO MARSHALL CARL (141)	37,500	37,500	0	0%
RICHARDS, ELIZABETH (142)	56,250	56,250	0	0%
ROZOV, YADIN (143)	18,750	18,750	0	0%
SANDERS FAM TR REV TR, GAYLE M & DEBORAH (144)	18,750	18,750	0	0%
SCHAIRER JR, HENRY LOUIS (145)	18,750	18,750	0	0%
SCHEIN VENTURES LLC (146)	18,750	18,750	0	0%
SCHIFF, PETER D (147)	60,000	60,000	0	0%
SCHORTMANN, PETER & SUSAN (148)	18,750	18,750	0	0%
SCHWARTZ, MIRIAM (149)	18,750	18,750	0	0%
SCOTT R LENNES IRA LLC (150)	15,000	15,000	0	0%
SCOTT, KENT & LAURA (151)	18,750	18,750	0	0%
SCULLY, DAVID ALAN (152)	18,750	18,750	0	0%
SCULLY, MICHAEL (153)	26,250	26,250	0	0%
SHEAHAN, JAMES A & MELODY K (154)	18,750	18,750	0	0%
SHIRA CAPITAL LLC (155)	75,000	75,000	0	0%
SIMONS, EDGAR (156)	26,250	26,250	0	0%
SMITH, STEVE (157)	18,750	18,750	0	0%
SORGE JR IRA, FBO PAUL E (158)	18,750	18,750	0	0%
SPADY, ROBERT NEAL & LINDA (159)	18,750	18,750	0	0%
SPIELMAN AND ELKIN REV TR (160)	18,750	18,750	0	0%
SPOLUM IRA, FBO DIANE D (161)	18,750	18,750	0	0%
STEFANIK REVOCABLE TRUST, AMY J (162)	37,500	37,500	0	0%
STEPHEN P MCCARRON P C PFT SHRING PL (163)	18,750	18,750	0	0%
SULLIVAN, CHARLES & CAROL (164)	18,750	18,750	0	0%
SURERUS IRA, FBO GERARD (165)	15,000	15,000	0	0%

SUTER FAMILY TRUST (166)	37,500	37,500	0	0%
TAMBORELLO ROLLOVER IRA, FBO JAMES A (167)	37,500	37,500	0	0%
TASLIMI, MEHRAN M (168)	262,500	262,500	0	0%
TASLIMI, SHIDAN (169)	262,500	262,500	0	0%
THIARA FAMILY TRUST (170)	18,750	18,750	0	0%
TISHERMAN FAMILY TRUST DTD 6/28/06 (171)	37,500	37,500	0	0%
TUMKO, OLEKSANDR & OKSANA (172)	18,750	18,750	0	0%
VAL EYE CARE MED GRP FBO STAFF (173)	37,500	37,500	0	0%
VDHF HOLDING CO (174)	37,500	37,500	0	0%
WAHL IRA, FBO HOWARD W (175)	37,500	37,500	0	0%
WALKER ROLLOVER IRA, FBO RUSSELL B (176)	18,750	18,750	0	0%
WARBERG OPPORTUNISTIC TRADING FUND (177)	28,125	28,125	0	0%
WARD, CLIFF (178)	18,750	18,750	0	0%
WEAVER, TIMOTHY M (179)	56,250	56,250	0	0%
WELSH, KERRY LEE & HELEN (180)	75,000	75,000	0	0%
WILEY FAMILY LIVING TRUST (181)	15,000	15,000	0	0%
YANO LOVING TRUST (182)	18,750	18,750	0	0%
ZINK ROLLOVER IRA, FBO PAUL HARPER (183)	22,500	22,500	0	0%
Placement Agent Warrants
LUOPAN CAPITAL LLC (184)	110,000	110,000	0	0%
MARS, GERALD L. (185)	110,000	110,000	0	0%
MCBEAN, WILLIAM G. (186)	110,000	110,000	0	0%
SCHIFF, PETER D. (187)	26,250	26,250	0	0%
TAN, THOMAS Z. (188)	18,750	18,750	0	0%
Investor Relations Warrants
AMERICAN CAPITAL VENTURES, INC. (189)	128,000	128,000	0	0%
CHIMERA STONE LLC (190)	3,000	3,000	0	0%
ECO INVESTOR GUIDE (191)	2,000	2,000	0	0%
HAYDEN COMMUNICATIONS INTERNATIONAL, INC. (192)	57,000	57,000	0	0%
KINGDOM BUILDING, INC. (193)	12,000	12,000	0	0%
LAI, JOHNNY (194)	2,000	2,000	0	0%
MAPLEHURST INVESTMENT GROUP, LLC (195)	65,000	65,000	0	0%
MILNER, LAUREN (196)	2,000	2,000	0	0%
PENG, FENG (197)	2,000	2,000	0	0%
POWELL, SCOTT (198)	2,000	2,000	0	0%
SASSO, DAVID (199)	5,000	5,000	0	0%
Option Holders
ELAN YAISH (200)	40,000	40,000	0	0%
ZHANG, YVONNE (201)	105,000	105,000	0	0%
TOTAL	6,565,000	6,565,000	0	0%

* The shares are owned by respective holders as joint tenants with right of survivorship.

(1)
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into shares of our Common Stock, or convertible or exercisable into shares of our Common Stock within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The percentage of beneficial ownership is based on 18,902,582 shares of Common Stock outstanding as of March 16, 2011.

(2)	Includes the number of shares set forth opposite each Selling Stockholders’ name, and the number of shares that may be issued pursuant to the Warrants.
(3)	Consists of 10,000 shares of our Common Stock and 5,000 shares of our Common Stock underlying Warrants to purchase up to 5,000 shares of our Common Stock.

(4)	Consists of 15,000 shares of our Common Stock and 7,500 shares of our Common Stock underlying Warrants to purchase up to 7,500 shares of our Common Stock.
(5)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(6)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(7)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250shares of our Common Stock.
(8)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(9)	Consists of 25,000 shares of our Common Stock and 12,500 shares of our Common Stock underlying Warrants to purchase up to 12,500 shares of our Common Stock.
(10)	Consists of 20,000 shares of our Common Stock and 10,000 shares of our Common Stock underlying Warrants to purchase up to 10,000 shares of our Common Stock.
(11)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(12)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(13)	Consists of 10,000 shares of our Common Stock and 5,000 shares of our Common Stock underlying Warrants to purchase up to 5,000 shares of our Common Stock.
(14)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(15)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(16)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(17)	Consists of 10,000 shares of our Common Stock and 5,000 shares of our Common Stock underlying Warrants to purchase up to 5,000 shares of our Common Stock.
(18)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(19)	Consists of 20,000 shares of our Common Stock and 10,000 shares of our Common Stock underlying Warrants to purchase up to 10,000 shares of our Common Stock.
(20)	Consists of 20,000 shares of our Common Stock and 10,000 shares of our Common Stock underlying Warrants to purchase up to 10,000 shares of our Common Stock.
(21)	Consists of 20,000 shares of our Common Stock and 10,000 shares of our Common Stock underlying Warrants to purchase up to 10,000 shares of our Common Stock.
(22)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(23)	Consists of 20,000 shares of our Common Stock and 10,000 shares of our Common Stock underlying Warrants to purchase up to 10,000 shares of our Common Stock.
(24)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(25)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(26)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(27)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(28)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(29)	Consists of 10,000 shares of our Common Stock and 5,000 shares of our Common Stock underlying Warrants to purchase up to 5,000 shares of our Common Stock.
(30)	Consists of 18,750 shares of our Common Stock and 9,375 shares of our Common Stock underlying Warrants to purchase up to 9,375 shares of our Common Stock.
(31)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.

(32)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(33)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(34)	Consists of 27,500 shares of our Common Stock and 13,750 shares of our Common Stock underlying Warrants to purchase up to 13,750 shares of our Common Stock.
(35)	Consists of 25,000 shares of our Common Stock and 12,500 shares of our Common Stock underlying Warrants to purchase up to 12,500 shares of our Common Stock.
(36)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(37)	Consists of 20,000 shares of our Common Stock and 10,000 shares of our Common Stock underlying Warrants to purchase up to 10,000 shares of our Common Stock.
(38)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(39)	Consists of 125,000 shares of our Common Stock and 62,500 shares of our Common Stock underlying Warrants to purchase up to 62,500 shares of our Common Stock.
(40)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(41)	Consists of 27,500 shares of our Common Stock and 13,750 shares of our Common Stock underlying Warrants to purchase up to 13,750 shares of our Common Stock.
(42)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(43)	Consists of 20,000 shares of our Common Stock and 10,000 shares of our Common Stock underlying Warrants to purchase up to 10,000 shares of our Common Stock.
(44)	Consists of 25,000 shares of our Common Stock and 12,500 shares of our Common Stock underlying Warrants to purchase up to 12,500 shares of our Common Stock.
(45)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(46)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(47)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(48)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(49)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(50)	Consists of 17,500 shares of our Common Stock and 8,750 shares of our Common Stock underlying Warrants to purchase up to 8,750 shares of our Common Stock.
(51)	Consists of 45,000 shares of our Common Stock and 22,500 shares of our Common Stock underlying Warrants to purchase up to 22,500 shares of our Common Stock.
(52)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(53)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(54)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(55)	Consists of 17,500 shares of our Common Stock and 8,750 shares of our Common Stock underlying Warrants to purchase up to 8,750 shares of our Common Stock.
(56)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(57)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(58)	Consists of 25,000 shares of our Common Stock and 12,500 shares of our Common Stock underlying Warrants to purchase up to 12,500 shares of our Common Stock.
(59)	Consists of 10,000 shares of our Common Stock and 5,000 shares of our Common Stock underlying Warrants to purchase up to 5,000 shares of our Common Stock.

(60)	Consists of 15,000 shares of our Common Stock and 7,500 shares of our Common Stock underlying Warrants to purchase up to 7,500 shares of our Common Stock.
(61)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(62)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(63)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(64)	Consists of 10,000 shares of our Common Stock and 5,000 shares of our Common Stock underlying Warrants to purchase up to 5,000 shares of our Common Stock.
(65)	Consists of 10,000 shares of our Common Stock and 5,000 shares of our Common Stock underlying Warrants to purchase up to 5,000 shares of our Common Stock.
(66)
Consists of 120,000 shares of our Common Stock outstanding and 20,000 shares of our Common Stock to be issued to Greenview Capital, LLC upon the successful listing of our Common Stock on a national exchange.

(67)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(68)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(69)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(70)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(71)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(72)	Consists of 50,000 shares of our Common Stock and 25,000 shares of our Common Stock underlying Warrants to purchase up to 25,000 shares of our Common Stock.
(73)	Consists of 18,000 shares of our Common Stock and 9,000 shares of our Common Stock underlying Warrants to purchase up to 9,000 shares of our Common Stock.
(74)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(75)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(76)	Consists of 25,000 shares of our Common Stock and 12,500 shares of our Common Stock underlying Warrants to purchase up to 12,500 shares of our Common Stock.
(77)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(78)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(79)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(80)	Consists of 18,750 shares of our Common Stock and 9,375 shares of our Common Stock underlying Warrants to purchase up to 9,375 shares of our Common Stock.
(81)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(82)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(83)	Consists of 15,000 shares of our Common Stock and 7,500 shares of our Common Stock underlying Warrants to purchase up to 7,500 shares of our Common Stock.
(84)	Consists of 10,000 shares of our Common Stock and 5,000 shares of our Common Stock underlying Warrants to purchase up to 5,000 shares of our Common Stock.
(85)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(86)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(87)	Consists of 10,000 shares of our Common Stock and 5,000 shares of our Common Stock underlying Warrants to purchase up to 5,000 shares of our Common Stock.

(88)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(89)	Consists of 25,000 shares of our Common Stock and 12,500 shares of our Common Stock underlying Warrants to purchase up to 12,500 shares of our Common Stock.
(90)	Consists of 25,000 shares of our Common Stock and 12,500 shares of our Common Stock underlying Warrants to purchase up to 12,500 shares of our Common Stock.
(91)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(92)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(93)	Consists of 25,000 shares of our Common Stock and 12,500 shares of our Common Stock underlying Warrants to purchase up to 12,500 shares of our Common Stock.
(94)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(95)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(96)	Consists of 37,500 shares of our Common Stock and 18,750 shares of our Common Stock underlying Warrants to purchase up to 18,750 shares of our Common Stock.
(97)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(98)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(99)	Consists of 20,000 shares of our Common Stock and 10,000 shares of our Common Stock underlying Warrants to purchase up to 10,000 shares of our Common Stock.
(100)	Consists of 15,000 shares of our Common Stock and 7,500 shares of our Common Stock underlying Warrants to purchase up to 7,500 shares of our Common Stock.
(101)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(102)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(103)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(104)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(105)	Consists of 20,000 shares of our Common Stock and 10,000 shares of our Common Stock underlying Warrants to purchase up to 10,000 shares of our Common Stock.
(106)	Consists of 14,500 shares of our Common Stock and 7,250 shares of our Common Stock underlying Warrants to purchase up to 7,250 shares of our Common Stock.
(107)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(108)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(109)	Consists of 25,000 shares of our Common Stock and 12,500 shares of our Common Stock underlying Warrants to purchase up to 12,500 shares of our Common Stock.
(110)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(111)	Consists of 25,000 shares of our Common Stock and 12,500 shares of our Common Stock underlying Warrants to purchase up to 12,500 shares of our Common Stock.
(112)	Consists of 20,000 shares of our Common Stock and 10,000 shares of our Common Stock underlying Warrants to purchase up to 10,000 shares of our Common Stock.
(113)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(114)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(115)	Consists of 50,000 shares of our Common Stock and 25,000 shares of our Common Stock underlying Warrants to purchase up to 25,000 shares of our Common Stock.

(116)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(117)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(118)	Consists of 10,000 shares of our Common Stock and 5,000 shares of our Common Stock underlying Warrants to purchase up to 5,000 shares of our Common Stock.
(119)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(120)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock..
(121)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(122)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(123)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(124)	Consists of 27,500 shares of our Common Stock and 13,750 shares of our Common Stock underlying Warrants to purchase up to 13,750 shares of our Common Stock.
(125)	Consists of 25,000 shares of our Common Stock and 12,500 shares of our Common Stock underlying Warrants to purchase up to 12,500 shares of our Common Stock.
(126)	Consists of 150,000 shares of our Common Stock and 75,000 shares of our Common Stock underlying Warrants to purchase up to 75,000 shares of our Common Stock.
(127)	Consists of 25,000 shares of our Common Stock and 12,500 shares of our Common Stock underlying Warrants to purchase up to 12,500 shares of our Common Stock.
(128)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(129)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(130)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(131)	Consists of 68,750 shares of our Common Stock and 34,375 shares of our Common Stock underlying Warrants to purchase up to 34,375 shares of our Common Stock.
(132)	Consists of 25,000 shares of our Common Stock and 12,500 shares of our Common Stock underlying Warrants to purchase up to 12,500 shares of our Common Stock.
(133)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(134)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(135)	Consists of 25,000 shares of our Common Stock and 12,500 shares of our Common Stock underlying Warrants to purchase up to 12,500 shares of our Common Stock.
(136)	Consists of 75,000 shares of our Common Stock and 37,500 shares of our Common Stock underlying Warrants to purchase up to 37,500 shares of our Common Stock.
(137)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(138)	Consists of 100,000 shares of our Common Stock and 50,000 shares of our Common Stock underlying Warrants to purchase up to 50,000 shares of our Common Stock.
(139)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(140)	Consists of 25,000 shares of our Common Stock and 12,500 shares of our Common Stock underlying Warrants to purchase up to 12,500 shares of our Common Stock.
(141)	Consists of 25,000 shares of our Common Stock and 12,500 shares of our Common Stock underlying Warrants to purchase up to 12,500 shares of our Common Stock.
(142)	Consists of 37,500 shares of our Common Stock and 18,750 shares of our Common Stock underlying Warrants to purchase up to 18,750 shares of our Common Stock.
(143)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.

(144)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(145)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(146)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(147)	Consists of 40,000 shares of our Common Stock and 20,000 shares of our Common Stock underlying Warrants to purchase up to 20,000 shares of our Common Stock.
(148)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(149)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(150)	Consists of 10,000 shares of our Common Stock and 5,000 shares of our Common Stock underlying Warrants to purchase up to 5,000 shares of our Common Stock.
(151)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(152)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(153)	Consists of 17,500 shares of our Common Stock and 8,750 shares of our Common Stock underlying Warrants to purchase up to 8,750 shares of our Common Stock.
(154)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(155)	Consists of 50,000 shares of our Common Stock and 25,000 shares of our Common Stock underlying Warrants to purchase up to 25,000 shares of our Common Stock.
(156)	Consists of 17,500 shares of our Common Stock and 8,750 shares of our Common Stock underlying Warrants to purchase up to 8,750 shares of our Common Stock.
(157)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(158)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(159)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(160)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(161)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(162)	Consists of 25,000 shares of our Common Stock and 12,500 shares of our Common Stock underlying Warrants to purchase up to 12,500 shares of our Common Stock.
(163)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(164)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(165)	Consists of 10,000 shares of our Common Stock and 5,000 shares of our Common Stock underlying Warrants to purchase up to 5,000 shares of our Common Stock.
(166)	Consists of 25,000 shares of our Common Stock and 12,500 shares of our Common Stock underlying Warrants to purchase up to 12,500 shares of our Common Stock.
(167)	Consists of 25,000 shares of our Common Stock and 12,500 shares of our Common Stock underlying Warrants to purchase up to 12,500 shares of our Common Stock.
(168)	Consists of 175,000 shares of our Common Stock and 87,500 shares of our Common Stock underlying Warrants to purchase up to 87,500 shares of our Common Stock.
(169)	Consists of 175,000 shares of our Common Stock and 87,500 shares of our Common Stock underlying Warrants to purchase up to 87,500 shares of our Common Stock.
(170)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(171)	Consists of 25,000 shares of our Common Stock and 12,500 shares of our Common Stock underlying Warrants to purchase up to 12,500 shares of our Common Stock.

(172)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(173)	Consists of 25,000 shares of our Common Stock and 12,500 shares of our Common Stock underlying Warrants to purchase up to 12,500 shares of our Common Stock.
(174)	Consists of 25,000 shares of our Common Stock and 12,500 shares of our Common Stock underlying Warrants to purchase up to 12,500 shares of our Common Stock.
(175)	Consists of 25,000 shares of our Common Stock and 12,500 shares of our Common Stock underlying Warrants to purchase up to 12,500 shares of our Common Stock.
(176)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(177)	Consists of 18,750 shares of our Common Stock and 9,375 shares of our Common Stock underlying Warrants to purchase up to 9,375 shares of our Common Stock.
(178)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(179)	Consists of 37,500 shares of our Common Stock and 18,750 shares of our Common Stock underlying Warrants to purchase up to 18,750 shares of our Common Stock.
(180)	Consists of 50,000 shares of our Common Stock and 25,000 shares of our Common Stock underlying Warrants to purchase up to 25,000 shares of our Common Stock.
(181)	Consists of 10,000 shares of our Common Stock and 5,000 shares of our Common Stock underlying Warrants to purchase up to 5,000 shares of our Common Stock.
(182)	Consists of 12,500 shares of our Common Stock and 6,250 shares of our Common Stock underlying Warrants to purchase up to 6,250 shares of our Common Stock.
(183)	Consists of 15,000 shares of our Common Stock and 7,500 shares of our Common Stock underlying Warrants to purchase up to 7,500 shares of our Common Stock.
(184)	Consists of 110,000 shares of our Common Stock underlying Warrants to purchase up to 110,000 shares of our Common Stock.
(185)	Consists of 110,000 shares of our Common Stock underlying Warrants to purchase up to 110,000 shares of our Common Stock.
(186)	Consists of 110,000 shares of our Common Stock underlying Warrants to purchase up to 110,000 shares of our Common Stock.
(187)	Consists of 26,250 shares of our Common Stock underlying Warrants to purchase up to 26,250 shares of our Common Stock.
(188)	Consists of 18,750 shares of our Common Stock underlying Warrants to purchase up to 18,750 shares of our Common Stock.
(189)	Consists of 128,000 shares of our Common Stock underlying Warrants to purchase up to 128,000 shares of our Common Stock.
(190)
Consists of 1,500 shares of our Common Stock underlying Warrants to purchase up to 1,500 shares of our Common Stock to be issued by April 18, 2011, and 1,500 shares of our Common Stock underlying Warrants to purchase up to 1,500 shares of our Common Stock to be issued by October 18, 2011.

(191)
Consists of 1,000 shares of our Common Stock underlying Warrants to purchase up to 1,000 shares of our Common Stock to be issued by April 18, 2011, and 1,000 shares of our Common Stock underlying Warrants to purchase up to 1,000 shares of our Common Stock to be issued by October 18, 2011.

(192)
of (i) 8,500 shares of our Common Stock underlying Warrants to purchase up to 8,500 shares of our Common Stock to be issued by April 18, 2011, (ii) 8,500 shares of our Common Stock underlying Warrants to purchase up to 8,500 shares of our Common Stock to be issued by October 18, 2011 and (iii) 40,000 shares of our Common Stock underlying Warrants to purchase up to 40,000 shares of our Common Stock to be issued only in the event the Company’s Common Stock trades above $12.00 per share and achieves an average daily trading volume of 50,000 shares for thirty (30) days.

(193)
Consists of 6,000 shares of our Common Stock underlying Warrants to purchase up to 6,000 shares of our Common Stock to be issued by April 18, 2011, and 6,000 shares of our Common Stock underlying Warrants to purchase up to 6,000 shares of our Common Stock to be issued by October 18, 2011.

(194)
Consists of 1,000 shares of our Common Stock underlying Warrants to purchase up to 1,000 shares of our Common Stock to be issued by April 18, 2011, and 1,000 shares of our Common Stock underlying Warrants to purchase up to 1,000 shares of our Common Stock to be issued by October 18, 2011.

(195)	Consists of 65,000 shares of our Common Stock underlying Warrants to purchase up to 65,000 shares of our Common Stock.

(196)	Consists of 2,000 shares of our Common Stock underlying Warrants to purchase up to 2,000 shares of our Common Stock.
(197)
Consists of 1,000 shares of our Common Stock underlying Warrants to purchase up to 1,000 shares of our Common Stock to be issued by April 18, 2011, and 1,000 shares of our Common Stock underlying Warrants to purchase up to 1,000 shares of our Common Stock to be issued by October 18, 2011.

(198)
Consists of 1,000 shares of our Common Stock underlying Warrants to purchase up to 1,000 shares of our Common Stock to be issued by April 18, 2011, and 1,000 shares of our Common Stock underlying Warrants to purchase up to 1,000 shares of our Common Stock to be issued by October 18, 2011.

(199)	Consists of 5,000 shares of our Common Stock underlying Warrants to purchase up to 5,000 shares of our Common Stock.
(200)	Consists of 40,000 shares of our Common Stock underlying Options to purchase up to 40,000 shares of our Common Stock.
(201)	Consists of 50,000 shares of our Common Stock outstanding and 55,000 shares of our Common Stock underlying Options to purchase up to 55,000 shares of our Common Stock.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions.  These sales may be at fixed or negotiated prices.  The Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits Investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	through the writing of options on the shares;

•	to cover short sales made after the date that this Registration Statement is declared effective by the Commission;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share; and

•	a combination of any such methods of sale.

The selling stockholders may also sell shares under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.  The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers.  Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions.  Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk.  It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then existing market price.  We cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders.  The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Act, the Exchange Act and the rules and regulations of such acts.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter.  The selling stockholders have not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements.  If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.  The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act, and the rules and regulations under such act, including, without limitation, Regulation M.  These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person.  In the event that any of the selling stockholders are deemed an affiliated purchaser or distribution participant within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock.  Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions.  In addition, if a short sale is deemed to be a stabilizing activity, then the selling stockholders will not be permitted to engage in a short sale of our common stock.  All of these limitations may affect the marketability of the shares.

If a selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

DESCRIPTION OF SECURITIES

Common Stock

The Company is authorized to issue up to 100,000,000 shares of Common Stock.  As of March 16, 2011, the Company had 18,902,582 shares of Common Stock issued and outstanding.  The holders of the Common Stock are entitled to one vote per share on each matter submitted to a vote at a meeting of the stockholders.  The stockholders have no pre-emptive rights to acquire additional shares of the Common Stock or other securities.  The selling stockholders, however, have pre-emptive rights to purchase an amount of any equity or equity-linked security offered by the Company within the first twelve (12) months after January 7, 2011 equal to the selling stockholder’s percentage ownership of the Company.  The Common Stock is not subject to redemption rights and carries no subscription or conversion rights.  In the event of liquidation of the Company, the shares of Common Stock are entitled to share equally in corporate assets after satisfaction of all liabilities.  All shares of the Common Stock now outstanding are duly authorized, fully paid and non-assessable.  The shares of Common Stock issuable upon exercise of the warrants are duly authorized and upon payment of the exercise proce will be fully paid and non-assessable.

The Common Stock is currently quoted on OTCBB under the symbol “SGZH.”

Please refer to our Bylaws which have been filed with the SEC on December 4, 2009 as an exhibit to our Current Report on Form 8-K, and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of the company’s securities.

Preferred Stock

The Company is authorized to issue 8,000,000 shares of preferred stock, par value $0.001 per share.  Pursuant to a Certificate of Designation, Preference and Rights of Convertible Preferred Stock dated January 9, 2006, as amended by the Certificate of Change, as filed with the Secretary of State of Nevada, the Company is authorized to issue 400,000 shares of Series A Preferred Stock.  Currently there are 400,000 shares of Series A Preferred Stock outstanding.  The Certificate of Designation, as subsequently amended, evidences that each share of Series A Preferred Stock is convertible into ten shares of Common Stock of the Company at the option of the holder. On January 7, 2008 the Company completed a ten-to-one reverse stock split.  As a result of that stock split, each share of Series A Preferred Stock is convertible into 1 share of our Common Stock. The Company has reserved 400,000 shares of its authorized but unissued shares of Common Stock for issuance upon conversion of the outstanding Series A Preferred Stock. In addition to the optional conversion mechanism for holders of Series A Preferred Stock, if certain conditions are satisfied, such as any consolidation or merger of the Company or sale or transfer of the assets or stock of the Company, then, at the option of the Company, by the delivery of prior written notice to holders of the Series A Preferred Stock, the holders of the Series A Preferred Stock shall convert all (but not less than all) shares of Series A Preferred Stock held by them into a number of fully paid and nonassessable shares of Common Stock. Such Series A Preferred Stock conversion rights have the effect of diluting the Common Stock.

The holders of the Series A Preferred Stock have no voting power, except as otherwise provided by Nevada law. To the extent that under Nevada law holders of the Series A Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series A Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of stockholders as the date as of which the conversion price for the Series A Preferred Stock is calculated. So long as any shares of Series A Preferred Stock are outstanding, the Company may not take any of the following corporate actions (whether by merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by Nevada law) of the holders of a majority of the then outstanding shares of Series A Preferred Stock: (i) alter or change the rights, preferences or privileges of the Series A Preferred Stock, or increase the authorized number of shares of Series A Preferred Stock; (ii) alter or change the rights, preferences or privileges of any capital stock of the Company so as to affect adversely the Series A Preferred Stock; (iii) enter into any agreement, commitment, understanding or other arrangement to take any of the foregoing actions; or (iv) cause or authorize any subsidiary of the Company to engage in any of the foregoing actions.

Investor Warrants

Currently we have outstanding Investor Warrants which are exercisable for 1,875,000 shares of our common stock at an exercise price of $6.80 per share and outstanding Agent Warrants which are exercisable for 375,000 shares of our common stock at an exercise price of $6.80 per share.  The Investor Warrants, at the option of the holder, may be exercised by cash payment of the exercise price, commencing on the date of issuance and ending on the fifth anniversary of the date of issuance.  The Investor Warrants can be called by the Company for no consideration at any time after the Warrant Shares are registered for resale under an effective registration statement under the Securities Act of 1933, as amended, if the volume-weighted average trading price of the Common Stock for any 20 consecutive trading days equals or exceeds $12.00 per share and if the average trading volume during such 20-trading-day period equals or exceeds $1,200,000.  If a registration statement under the Securities Act of 1933, as amended, covering the shares of Common Stock underlying the Investor Warrants is not declared effective by the SEC by January 7, 2012, in lieu of exercising the Investor Warrants by payment of cash, a holder may exercise the Investor Warrant by a cashless exercise by surrender of the Investor Warrant, in which event we will issue to the holder a number of shares of our common stock computed using the following formula:

	X =	((A)(B)) - ((A)(C))
B

Where	X =	The number of shares of common stock to be issued to the Holder.
	A =	the total number of shares with respect to which the Warrant is then being exercised.
	B =	the average of the closing prices of the shares of Common Stock on the three (3) trading days immediately preceding, and not including, the Exercise Date.
	C =	the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

We will not receive any additional proceeds to the extent that Investor Warrants are exercised by cashless exercise.

The exercise price and number of shares of our common stock issuable upon exercise of the Investor Warrants may be adjusted in certain circumstances, including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation and the issuance of rights to purchase additional shares of our common stock or to receive other securities convertible into additional shares of common stock.

In the event we issue any additional Common Stock, Common Stock equivalents or securities convertible into Common Stock at a price less than $6.80 per share of Common Stock (or the exercise price then in effect) or without consideration, then the exercise price then in effect upon each such trigger issuance shall be changed to a price determined by multiplying the Exercise Price then in effect by a fraction the numerator of which shall be equal to the sum of (1) the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock plus (2) the number of shares of Common Stock (rounded to the nearest whole share) which the aggregate consideration for the total number of such additional shares of Common Stock so issued would purchase at a price per share equal to the exercise price then in effect, and the denominator of which shall be equal to the number of shares of Common Stock outstanding immediately after the issuance of such additional shares of Common Stock.  Such adjustment shall be made successively whenever such an issuance is made.

Placement Agent Warrants

Additionally, the Agent Warrants, at the option of the holder, may be exercised by cash payment of the exercise price, commencing on the date of issuance and ending on the fifth anniversary of the date of issuance.  Unlike the Investor Warrants, the Agent Warrants cannot be called by the Company.  In lieu of exercising the Agent Warrants by payment of cash, a holder may exercise the Agent Warrant by a cashless exercise (regardless of whether a registration statement under the Securities Act of 1933, as amended, covering the shares of Common Stock underlying the Agent Warrants is declared effective by the SEC) by surrender of the Agent Warrant, in which event we will issue to the holder a number of shares of our common stock computed using the following formula:

	X =	((A)(B)) - ((A)(C))
B

Where	X =	The number of shares of common stock to be issued to the Holder.
	A =	the total number of shares with respect to which the Warrant is then being exercised.
	B =	the average of the closing prices of the shares of Common Stock on the three (3) trading days immediately preceding, and not including, the Exercise Date.
	C =	the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

We will not receive any additional proceeds to the extent that Agent Warrants are exercised by cashless exercise.

The exercise price and number of shares of our common stock issuable upon exercise of the Agent Warrants may be adjusted in certain circumstances, including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation and the issuance of rights to purchase additional shares of our common stock or to receive other securities convertible into additional shares of common stock.

In the event we issue any additional Common Stock, Common Stock equivalents or securities convertible into Common Stock at a price less than $6.80 per share of Common Stock (or the exercise price then in effect) or without consideration, then the exercise price then in effect upon each such trigger issuance shall be changed to a price determined by multiplying the Exercise Price then in effect by a fraction the numerator of which shall be equal to the sum of (1) the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock plus (2) the number of shares of Common Stock (rounded to the nearest whole share) which the aggregate consideration for the total number of such additional shares of Common Stock so issued would purchase at a price per share equal to the exercise price then in effect, and the denominator of which shall be equal to the number of shares of Common Stock outstanding immediately after the issuance of such additional shares of Common Stock.  Such adjustment shall be made successively whenever such an issuance is made.

Investor Relations Warrants

American Capital Ventures

On May 14, 2010, we issued warrants to purchase an aggregate of 200,000 shares of Common Stock at an exercise price of $9.50 per share to American Capital Ventures and certain of its affiliates and employees (the “ACV Warrants”) pursuant to an Investor Relations Agreement, dated April 19, 2010 in exchange for investor relations services.  The ACV Warrants, at the option of the holder, may be exercised by cash payment of the exercise price, commencing on the date of issuance and ending on the fifth anniversary of the date of issuance.  A holder may exercise the ACV Warrants by a cashless exercise by surrender of the warrant, in which event we will issue to the holder a number of shares of our common stock computed using the following formula:

	X =	Y(A - C)
A

Where	X =	The number of shares of common stock to be issued to the Holder.
	Y =	the number of shares of Common Stock or, if only a portion of the warrant is being exercised, the portion of the warrant being canceled.
A =
the average of the last reported sale price of the Common Stock quoted in the Over-The-Counter Bulletin Board or the closing price quoted on the NASDAQ or on any exchange on which the Common Stock is listed, whichever is applicable, for the five (5) trading days prior to the effective date of the exercise

	C =	the exercise price then in effect

We will not receive any additional proceeds to the extent that ACV Warrants are exercised by cashless exercise.

The exercise price and number of shares of our common stock issuable upon exercise of the ACV Warrants may be adjusted in certain circumstances, including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation and the issuance of rights to purchase additional shares of our common stock or to receive other securities convertible into additional shares of common stock.

Hayden Communications International, Inc.

On January 18, 2011, the Company entered into an Investor Relations Consulting Agreement with Hayden Communications International, Inc. (“, pursuant to which the Company agreed to warrants to purchase up to 80,000 shares of Common Stock to HC Int’l and certain of its affiliates and employees (the “HC Int’l Warrants”) as compensation for investor relations services to be provided by HC Int’l.  The first 20,000 HC Int’l Warrants will be issued by April 18, 2011 and will be exercisable beginning on July 18, 2011 for $6.00 per share and will expire on July 18, 2014.  The second 20,000 HC Int’l Warrants will be issued by October 18, 2011 and will be exercisable beginning on January 18, 2012 for $6.00 per share and will expire on January 18, 2015.  The remaining HC Int’l Warrants for 40,000 shares of Common Stock will only be issued if the Company’s Common Stock trades above $12.00 per share and achieves an average daily trading volume of 50,000 shares for thirty (30) days.  These remaining HC Int’l Warrants will be issued and will become immediately exercisable for $6.80 per share upon fulfillment of the above conditions and will expire on the date that is three years from the date of issuance.  If a registration statement under the Securities Act of 1933, as amended, covering the shares of Common Stock underlying the HC Int’l Warrants is not declared effective by the SEC within 180 days from the initial filing of such registration statement, in lieu of exercising the HC Int’l Warrants by payment of cash, a holder may exercise the HC Int’l Warrant by a cashless exercise by surrender of the HC Int’l Warrant, in which event we will issue to the holder a number of shares of our common stock computed using a formula substantially similar to the formulas contained in the Investor Warrants, Placement Agent Warrants and ACV Warrants.

We will not receive any additional proceeds to the extent that HC Int’l Warrants are exercised by cashless exercise.

The exercise price and number of shares of our common stock issuable upon exercise of the HC Int’l Warrants may be adjusted in certain circumstances, including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation and the issuance of rights to purchase additional shares of our common stock or to receive other securities convertible into additional shares of common stock.

Options

As of the date hereof, we have 115,000 options outstanding under our 2009 Stock Incentive Plan, which options are exercisable for cash by the optionholders.  We issued 60,000 options to Elan Yaish for his services rendered as a director and chairman of the audit committee, 20,000 of which were issued on March 10, 2009 at an exercise price of $6.30 per share, 20,000 of which were issued on March 3, 2010 at an exercise price of $9.30 per share and 20,000 of which were issued on February 25, 2011 at an exercise price of $4.60 per share.  The options granted to Mr. Yaish exercisable fifty percent (50%) on the date that is six (6) months from the applicable option grant date and fifty percent (50%) on the date that is twelve (12) months from the applicable option grant date and terminate on the fifth anniversary of the applicable grant date.  We issued 55,000 options to Yvonne Zhang on March 10, 2009.  The options granted to Ms. Zhang became immediately exercisable upon their grant for $5.36 per share and terminate on the fifth anniversary of the date of issuance.

Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements included in this prospectus and the registration statement have been audited by Goldman Kurland Mohidin LLP,  to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

BUSINESS

Overview

U.S. China Mining Group, Inc. (sometimes referred to in this prospectus as the “Company”, “we” or “our”) is engaged in coal production by exploring, assembling, assessing, permitting, developing and mining coal properties in the People’s Republic of China (“PRC” or “China”). After obtaining permits from the Heilongjiang Province National Land and Resources Administration Bureau and the Heilongjiang Coal Production Safety Bureau, we  extract coal , and then sell most of the coal on a  metric ton (“ton”) basis for cash on delivery. Through the end of March 2008, our business consisted of the operations of Tong Gong coal mine through our subsidiary, Heilongjiang Tong Gong Mining Co., Ltd. (“Tong Gong”),  in northern PRC. The mine is located approximately 175 kilometers southwest of the city of Heihe in the Heilongjiang Province.

On December 31, 2007, we entered into an agreement to acquire two mining companies in the PRC, Heilongjiang Xing An Group Hong Yuan Coal Mining Co., Ltd. (“Hong Yuan”) and Heilongjiang Xing An Group Sheng Yu Ming Co., Ltd. (“Sheng Yu”, and with Hong Yuan collectively referred to as “Xing An” or the “Xing An Companies”). The Xing An Companies operate two coal mines, the Hong Yuan and Sheng Yu mines, located in the city of Mohe in Heilongjiang Province. We completed our acquisition of the Xing An Companies on April 4, 2008, after which our business now consists of the operations of Tong Gong coal mine and the two Xing An coal mines.

History and Development of the Company

The Company was incorporated in the State of Nevada on June 7, 2001, under the name “Heritage Companies, Inc.”, and initially engaged in the on-line gift cards and related products business. The Company operated this business through October 2004 when it was discontinued.

On September 29, 2003, we executed a plan of exchange, between and among the Company and Rohit Patel, our former chairman, on the one hand, and Harbin Yong Heng Ke Ji Fa Zhan You Xian Ze Ren Gong Si, a PRC limited liability company (“Yong Heng”), and its shareholders (the “Yong Heng Shareholders”) on the other hand. At the closing of the transactions pursuant to the plan of exchange, the Yong Heng Shareholders exchanged all their shares of capital stock in Yong Heng for 67,000,000 shares of common stock of the Company, or 98.4% of the Company’s then outstanding common stock. Concurrently, Mr. Patel returned all of his shares of the Company’s common stock, 1,188,088 shares, to the Company for cancellation for a payment of $450,000. Upon completion of the share exchange transaction, Yong Heng became a wholly-owned subsidiary of the Company.  On November 5, 2003, we changed our name from “Heritage Companies, Inc.” to “Songzai International Holding Group, Inc.”  On July 1, 2010, we changed our name to “U.S. China Mining Group, Inc.”

On September 23, 2004, we acquired a 75% equity interest in Tong Gong, a PRC limited liability company and the operator of Tong Gong coal mine, pursuant to a purchase and sales agreement, dated  April 5, 2004. To acquire 75% of Tong Gong’s registered capital of 33,200,000 Renminbi (“RMB”) (approximately $4,009,662), we issued 400,000 shares of our convertible preferred stock, which at the time of issuance was convertible into 40,000,000 shares of our common stock at the ratio of 1:100. The convertible preferred stock is part of a class of 8,000,000 shares of so-called “blank check” preferred stock that was authorized on July 16, 2004. On December 19, 2006, the conversion ratio was amended to 1:10 such that the 400,000 shares of convertible preferred stock were convertible into 4,000,000 shares of common stock. Effective January 7, 2008, however, the conversion ratio for the preferred stock changed to a 1-for-1 as a result of the 10-to-1 reverse stock split of our issued and outstanding shares of common stock which was effective on that date. We acquired the 75% equity interest in Tong Gong from Mr. Hongwen Li, our current President and Chief Executive Officer. In addition to the 75% equity interest of Tong Gong, we acquired the net profit rights attached to the remaining 25% equity interest of Tong Gong, which was held by Harbin Green Ring Biological Degradation Products Developing Co., Ltd. (“Harbin Green”), a PRC limited liability company( “LLC”) under the control of Mr. Li. In November 2004, Harbin Green assigned the entire 25% equity interest to us, as a result of which we now beneficially own 100% of the equity interests in Tong Gong.

In October 2004, we terminated our on-line gift cards and related products business activity by discontinuing the operations of our Yong Heng subsidiary, which had not earned any revenue since the quarter ended September 30, 2004. On December 28, 2005, we sold the Yong Heng subsidiary to a third party for $241,000, and we recorded a gain of $107,798 on the sale.

On December 31, 2007, we entered into a stock purchase agreement with the Xing An Companies and their owners: Heilongjiang Xing An Mining Development Group Co., Ltd., a PRC limited liability company, Mingshu Gong, Yunjia Yue, Yunpeng Yue and Guoqing Yue (collectively the “Xing An Shareholders”). Pursuant to the terms of the stock purchase agreement, we  acquired 90% of the registered capital, representing 90% of the outstanding equity interests, of the Xing An Companies from the Xing An Shareholders.

On January 7, 2008, we amended our Articles of Incorporation to effect a 10-to-1 reverse stock split and a proportional decrease of our authorized number of shares of common stock (the “Amendment”) by filing a Certificate of Change with the Secretary of State of Nevada pursuant to Nevada Revised Statutes Section 78.209. The Amendment had been previously authorized by our Board of Directors on December 21, 2007. Pursuant to the Amendment, each ten shares of our common stock, par value $0.001 per share, issued and outstanding immediately prior to the record date of January 7, 2008 was automatically reclassified as and converted into one share of our common stock, par value $0.001 per share. No fractional shares were issued. Further, our total number of authorized shares of common stock was decreased from 1,000,000,000 to 100,000,000 shares.

On April 4, 2008, we completed the acquisition of the Xing An Companies and, pursuant to the terms of the stock purchase agreement, the Xing An Shareholders received 8,000,000 shares of our common stock and $30 million, which is treated as a dividend pursuant to the accounting treatment applied to the transaction. Concurrently, we entered into an escrow agreement with the Xing An Companies, the Xing An Shareholders and U.S. Bank National Association as escrow agent, pursuant to which the 8,000,000 common shares were placed in escrow as security for certain indemnification obligations of the Xing An Shareholders in connection with this transaction, which escrow has since expired by its own terms.  Additionally, we entered into a trust agreement with the Xing An Shareholders and Anping Cang as trustee, pursuant to which all of the beneficial interests to the 10% of the registered capital in the Xing An Companies still held by the Xing An Shareholders have been placed in trust for our benefit. In connection with the completion of our acquisition, both Hong Yuan and Sheng Yu were issued a Certificate of Approval by the Heilongjiang Office of the State Administration for Industry and Commerce, classifying these companies as Sino-foreign enterprises and listing the Company as owner of 90% of their respective registered capitals. Our acquisition of 90%, rather than 100%, of the Xing An Companies was dictated by PRC regulations applicable at the time of the transaction, which limit foreign ownership of mining-related companies to a maximum of 90%.

Hong Yuan was originally organized as a LLC under the laws of the PRC on August 18, 2003, and was issued a Certificate of Approval for Establishment of Enterprises with Foreign Investment (No. 2300002414) on March 24, 2008 by the Heilongjiang provincial government. Hong Yuan’s registered address is Xilinji Town, Mohe County, Daxing’an Mountain District, Heilongjiang Province.

Sheng Yu was originally organized as a LLC under the laws of the PRC on July 28, 2003, and was issued a Certificate of Approval for Establishment of Enterprises with Foreign Investment (No. 2300002415) on March 24, 2008 by the Heilongjiang provincial government. Sheng Yu’s registered address is Cross Area between Zhenxing Road and Zhonghua Road, Xilinji Town, Mohe County, Daxing’an Mountain District, Heilongjiang Province.

Current Corporate Structure

Our current organizational structure is as follows (the percentages depict the current equity interests):

* The remaining 10% was placed in trust for the benefit of the Company.

Reorganization of Subsidiaries

We recently reviewed our corporate structure and determined that, in order to assure full compliance with current PRC law and regulation, the non-controlling equity interests in our subsidiaries should in each case be held by the other subsidiaries and not by us or in trust.  Consequently, the 25% equity interest in Tong Gong, which had previously been structured as an assignment to us, will instead be assigned to and held by the Xing An Companies and the 10% equity interest in the Xing An Companies will be held by Tong Gong and not by us in a trust.  We anticipate that this change in structure will be completed by April 30, 2011.  Thereafter, our corporate structure will be as follows (the percentages depict the equity interests):

The Coal Mines

Tong Gong Coal Mine

Tong Gong coal mine is located in the western slope of the Xiaoxinganling Mountains in the Heilongjiang Province in Northeastern China.

Initial exploration of Tong Gong coal mine dates back to 1958-1959 when geological surveys were performed by teams from the PRC Provincial Geology and Mineral Bureau. A regional geologic survey was conducted between 1972 and 1974 to determine coal bearing stratigraphy. An exploratory drilling program was undertaken in 1986 and continued through 1991. The mine was originally established in 1995 under the name Jinchang coal mine, and produced coal from 1996 through 1998. Tong Gong purchased the mining rights to the coal mine in June 2004 from Mr. Hongwen Li and rehabilitated the coal mine for production, renaming it Tong Gong coal mine in the process.

Tong Gong coal mine is an underground coal mine located in the western slope of the Xiaoxinganling Mountain in northern PRC. The mine is accessible by both railway and public roads. The coal reserves are located in the middle of the Heibaoshan-Muer coal basin, as secondary sedimentary basin. Several faults occur in, and define the coal fields with throws ranging from 20 meters to 270 meters. Coal bearing strata in the mine area are contained in the Jiufengshan Group. There are two coal seams in the mine area. The first seam is the stratigraphically lowest seam and is 2 meters to 5 meters thick and typically contains two to three partings. The other seam overlies the first seam and is thin and split and is generally not considered to be mineable. Reserves in the mine are only considered from the first seam.

Tong Gong coal mine, including the land on which the mine is located and on which most of our mining facilities are located as well as the underlying coal and other minerals, is owned by the PRC. Therefore, the exact amount of coal that we can extract from the mine is based on mining rights issued by the Heilongjiang Department of Land and Resources. Each mining right is issued pursuant to a reserves appraisal report submitted by government authorized mining engineers, and the mining right is issued upon approval of such appraisal report by the Heilongjiang Department of Land and Resources. The amount of coal underlying the mining rights represents the amount that we have paid for and may legally extract, assuming adequate economically viable reserves, under applicable PRC law and regulations.

We currently have in-place resources for the Tong Gong coal mine as follows:

Grant date of the mining rights	In Place Resources to which Mining Rights Relate (in metric tons) (1)	Due date for payment of the mining rights
12/30/2004	4,649,700	---
9/30/2007	1,500,000	9/30/2017

Total	6,149,700
_________________________
(1)  The Company’s mining rights are based on appraisals of in place resources conducted by the appropriate PRC authorities and are expressed as a maximum number of metric tons of coal in each mine which the Company is entitled to extract under the related mining rights. Rights to legally extract coal does not guarantee reserves or the amount that may be economically extracted.

Our expected mining recovery is about 65-70% of the in-place resources, and our process / screening recoveries are about 95-97% of the run-of-mine output (the amount resulting from the mining recovery amount). Thus, we have the legal rights to extract coal based on 6,149,700 metric tons (“tons”) of in-place resources from Tong Gong coal mine, provided that the coal underlying the mining rights is fully paid for by a certain period of time. Having rights to legally extract stated amount of coal does not guarantee reserves or the amount that may be economically extracted.  For mining rights granted prior to September 1, 2006, we are generally required to make full payment within five years unless specific good cause exists for extension. Effective September 1, 2006, under the authority of the Heilongjiang Geology and Mineral Exploration Office, the due date is ten years from the grant date for mining rights granted on or after September 1, 2006. The price is determined on a per ton basis, and is subject to change based on the prevailing market price as determined by the Heilongjiang Department of Land and Resources. As of December 31, 2009, we have paid for 5,383,495 tons out of the 6,149,700 tons to which we have mining rights.

The amount of coal underlying our mining rights is determined based on PRC standards, which differ from those of Guide 7 of the Securities Act Industry Guide (“SEC Industry Guide 7”). As such, coal that is deemed extractable in China, where we operate, may not be deemed proven or probable reserves under SEC Industry Guide 7. Because our coal is mined and sold entirely in China, we believe it is helpful to understanding our business for us to provide the measurements of coal reserves used by the Company in its operations and evaluations.  The amount of coal underlying our mining rights in Tong Gong are based on PRC guidelines and presents a different valuation of our mining reserves from Tong Gong mine’s proven and probable reserves, as such terms are defined in SEC Industry Guide 7. Specifically:

Proven (Measured) Reserves are reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings, or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the sites for inspection, sampling, and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.

Probable (Indicated) Reserves are reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven reserves, is high enough to assume continuity between points of observation.

We commissioned John T. Boyd Company, an independent mining and geological consulting firm (“JTB”) to assess Tong Gong coal mine in accordance with SEC Industry Guide 7. Based on the JTB report dated March 31, 2006, Tong Gong coal mine had proven product (salable) reserves of 1.36 million tons and probable product (salable) reserves of 0.17 million tons as of December 31, 2005. Based on such reserves, the JTB report also estimates the mine service life at 10 years. At the Company’s request, JTB also prepared a report (dated March 24, 2010) which provided information and estimates as of December 31, 2009. Tong Gong coal mine’s proven and probable product (salable) reserves as reported by JTB presented here comply with SEC Industry Guide 7.  They are based upon and do not reflect reserves as described in the PRC appraisal on which our mining rights are based and which establishes the amount of coal we are entitled to extract pursuant to those rights. At December 31, 2009, the estimated product reserves for Tong Gong under Industry Guide 7 was approximately 0.73 million tons, of which all was proven product reserves.

In deriving its estimated reserve amounts, JTB in its report as of December 31, 2009 used assumed recoveries for mining and processing/screening utilized in its estimates for Tong Gong coal mine as follows: mining recovery - 55% area recovery; vertical recovery - 100% of coal column; coal processing recovery - 100% of coal in the run-of-mine output; and parting / OSD removal - 80% removal of the parting / OSD material in the run-of-mine output. These factors are different from those used in the PRC by firms providing appraisals for reserves on which mining rights, including ours, are based.

Hong Yuan and Sheng Yu Coal Mines

Hong Yuan and Sheng Yu coal mines (collectively “Xing An coal mines”) are adjacent underground mines. Both mines contain four principal coal seams – No. 3, No. 4, No. 5 and No. 6 – ranging from 1.7 to 4.0 meters in thickness.

Due to the significant costs of coal transport, the location of a coal mine can significantly affect its profitability and competitiveness. We believe the Xing An mines are well-situated given their existing access to both railway and public roads, as well as the demand for coal in Heilongjiang Province driven by the region’s rapid economic growth, and the substantial costs involved in transporting coal to this region from major coal-producing provinces such as Shaanxi Province, Shanxi Province and the Inner Mongolia Autonomous Region.

Xing An coal mines are located in the Daxinganling Mountain Range in Northeastern China, just outside of the city of Mohe which is less than two miles from the Russian border:

As with the Tong Gong coal mine, neither we nor our subsidiaries own the Hong Yuan and Sheng Yu coal mines. Our mining rights for Hong Yuan and Sheng Yu describe in-place resources, as follows:

Grant date of the mining rights	In Place Resources to which Mining Rights Relate (in metric tons) (1)	Due date for payment of the mining rights
4/1/2005	816,300	12/30/2010*
10/15/2005	13,520,700	9/30/2010*
3/1/2007	5,444,800	3/1/2017*
Total	19,781,800

*fully paid as of December 31, 2009
_________________________

(1)  The Company’s mining rights are based on appraisals of in place resources conducted by the appropriate PRC authorities and are expressed as a maximum number of metric tons of coal in each mine which the Company is entitled to extract under the related mining rights. Rights to legally extract coal does not guarantee reserves or the amount that may be economically extracted.

Our expected mining recovery is about 65-70% of the in-place resources, and our process / screening recoveries is about 95-97% of the run-of-mine output. Thus, we may extract coal based on 19,781,800 tons of  in-place resources from Xing An coal mines, provided  the coal underlying the mining rights is paid for by a certain period of time. As of December 31, 2009, we paid for all mining rights at the Xing An coal mines based on PRC reserve guidelines.

As with Tong Gong coal mine, we also commissioned JTB to assess both Xing An coal mines in accordance with SEC Industry Guide 7. Based on the JTB report dated April 15, 2008, as of June 30, 2007, Hong Yuan coal mine had proven product (salable) reserves of 2.53 million tons and probable product (salable) reserves of 2.81 million tons, and Sheng Yu had proven product (salable) reserves of 0.81 million tons and probable product (salable) reserves of 2.73 million tons. The Xing An coal mines’ proven and probable product (salable) reserves as reported by JTB presented here comply with SEC Industry Guide 7.  They are based upon and do not reflect reserves as described in the PRC appraisal on which our mining rights are based and which establishes the amount of coal we are entitled to extract pursuant to those rights. The JTB report (dated March 24, 2010) provides updated information and estimates. At December 31, 2009, the estimated product reserves for Hong Yuan and Sheng Yu under Industry Guide 7 was approximately 8.65 million tons, of which 5.77 million tons was probable product reserves and 2.88 million tons was proven product reserves.

The JTB report as of December 31, 2009 employed assumed recoveries for mining and processing/screening in developing estimates for Hong Yuan coal mine as follows: mining recovery - 60% area recovery; vertical recovery - 100% of first 2.5 meters of coal column, 65% recovery of coal column greater than 2.5 meters thickness; coal processing recovery - 90% of coal in the run-of-mine output for seams 4, 5 and 6, 80% of coal in the run-of-mine output for No. 3 seam; and parting / OSD removal - 97% removal of the parting / OSD material in the run-of-mine output.

The JTB report as of December 31, 2009 employed assumed recoveries for mining and processing/screening in developing estimates for Sheng Yu coal mine as follows: mining recovery - 60% area recovery; vertical recovery - 100% of coal column; coal processing recovery - 90% of coal in the run-of-mine output for seams 4, 5 and 6, 80% of coal in the run-of-mine output for No. 3 seam; and parting / OSD removal - 97% removal of the parting / OSD material in the run-of-mine output.

Our Mining Operations

In addition to our mining rights, each of which caps the amount of coal we legally can extract from a specific mine, we operate these coal mines pursuant to the following permits:

Permit	Issuing Authority	Purpose of Permit
Resource mining permit	Heilongjiang Province National Land and Resources Administration Bureau	Specifies the coordinates of the mining area, the mine’s annual production capacity, and production life
Coal production right permit	Heilongjiang Province Coal Production Safety Bureau	Official coal production permit; specifies the coordinate of the mining area, the mine’s annual production capacity, production life

According to our resource mining permit for Tong Gong, the coal mine’s design capacity is estimated at 180,000 tons per annum based on mine operating conditions. Additionally, the resource mining permit estimates the mine’s resources at 6.14 million tons according to PRC standard for resource estimate that includes the coal resources in the specified mining area, which differs from the formulation based on current drilled hole under SEC Industry Guide 7. Our resource mining permits for Hong Yuan and Sheng Yu estimates those mines’ annual capacity at 450,000 tons and 150,000 tons, respectively, and an in-place estimate of their reserves at 10,775,000 tons and 9,006,000 tons, respectively.

In January 2008, our application to increase Tong Gong’s annual production amount was approved, and our coal production right permit presently authorizes us to mine 180,000 tons of coal per year, up from 150,000 tons, in a 1.1193 square kilometer area, which comprises the entire area of Tong Gong coal mine. The effective period of our coal production right permit for Tong Gong is from March 25, 2007 through June 30, 2016. Subject to certain geographic limitations, we are authorized to extract an aggregate of 600,000 tons of coal per year from the Hong Yuan and Sheng Yu mines, according to an extended coal production right permit covering both mines, which is effective from April, 2010 to April, 2020. The coal production right permits can be extended as necessary; however, any material change in or revocation of these permits by the Heilongjiang Province Coal Production Safety Bureau could materially and adversely affect our operations and financial condition.

Mining Tong Gong Coal Mine

Coal extracted from Tong Gong coal mine is for both industrial and home use. Steam coal is trucked to a nearby railroad cargo station, which is approximately 500 meters from the mine. The 500 meter road from the coal mine to the railroad cargo station is being improved to reduce trucking time.

The “longwall” coal mining method employed at Tong Gong coal mine, typical for the Chinese coal mining industry, uses longwall panels and retreating face methods to produce approximately 80% to 90% of the mine’s output. Incline development and longwall gate entries account for the remaining output. The general mine layout is a series of longwall panels extending from the left and right of three parallel inclines. The inclines currently extend for approximately 300 meters following the coal seam, and may be further extended up to 1,000 meters covering the entire length of the seam. The main incline houses compressed air lines, telephone and signal lines, high voltage cable and rail for hoisting operations. A service incline houses surface water supplies for fire fighting and underground water discharge lines. A secondary parallel intake incline adjacent to the main incline assists in ventilation. Longwall panels extend from the inclines to the reserve boundaries defined by property limits or geological features. The entire main block reserve area is currently recovered from the present inclines and planned extensions.

The longwall technique in use at the mine is semi-mechanized sublevel caving. It consists of a single hydraulic support with a 40 kilowatt motor powered by a small capacity advanced fuel cell. Drilling and blasting methods are used to break up the coal face and sublevel caving recovers the remaining coal. As the face line retreats along the strike of a seam, the roof strata collapses and allows the coal face to operate under manageable stresses. Sublevel caving techniques are widely used in the PRC.

All raw coal is hand loaded and transported down the face line by a chain conveyor or by coal cars. Rock material is used for floor ballast with the excess sent to the surface for disposal. The mine is equipped with a 2-meter diameter hoist that is capable of hoisting eight coal cars, each with a 1-ton capacity. Two air compressors are provided for underground air tool use. Diesel locomotives, 3- and 5-ton capacity, are used for underground haulage. We receive our electrical power from state-controlled power lines as well as local power lines. Power is supplied to underground workings through a high voltage cable.

Normal water inflow into the mine is controlled by three multistage centrifugal pumping units and dual discharge lines. During high water periods all three pumps can be utilized. The mine’s ventilation system includes an exhaust fan on the surface of the main incline. Auxiliary fans are used as needed. The present mine fan is capable of satisfying projected ventilation demands.

Tong Gong’s annual production volumes from 2005 to 2009, and the weighted average selling price per ton for each year, are as follows:

Year	Annual Production ( Tons )	Weighted Average Price Per Ton (RMB)
2005	129,448	RMB 176

2006	176,844*	RMB 174

2007	351,946*	RMB 198

2008	372,229*	RMB 231

2009	350,000*	RMB 332

Mining Xing An Coal Mines

Current mining operations at Xing An coal mines take advantage of the region’s weather conditions. For approximately 100 days from October to April, the frigid weather causes permafrost at these mines,  enabling coal to be extracted by dynamite mining. Additionally, the permafrost eliminates the need for any shaft support. Thus, mining operations are ongoing during the entire 100-day period, with three shifts of eight hours each per day. To extract coal, controlled  explosive charges are placed into holes that are drilled into a coal seam. After the explosives separate coal from the seam, a backhoe loader scoops the coal up from the ground and into a waiting haul truck with 8-ton capacity. Once the truck is loaded, it is driven to the surface where the coal is emptied on to a sorting machine. The sorting machine sorts the coal into three sizes and separates out rock through centrifugal action.

The annual production volumes from 2005 to 2009, and the weighted average selling price per ton, are as follows:

Year	Annual Production ( Tons )	Weighted Average Price Per Ton (RMB)
2005	299,760	RMB 200

2006	694,502*	RMB 196

2007	712,690*	RMB 228

2008	743,280*	RMB 238

2009	569,718	RMB 337

* while our production volumes in 2006, 2007, 2008 and 2009 exceeded the amount specified on our coal production permits, such practice is common in Heilongjiang Province, and was accepted by the relevant authorities because the mining rights for the extracted coal and taxes from sales of such coal were paid.

Brokered Coal

In addition to mining coal, we also broker coal from small independent mines operating in the areas surrounding the mines that we operate. Because operators of these small mines often lack the means to transport coal from the mines, they have no market for their coal other than selling it to us at competitive prices. The brokered coal enables our subsidiaries to fulfill their respective sales obligations. Tong Gong currently brokers approximately 124,400 tons of coal annually at approximately 30% mark up of the costs of the coal that it mines. Xing An, on the other hand, brokers approximately 280,000 tons of coal annually at approximately the same costs as the coal that the company mines.

Our Products

There are four types of coal: lignite, sub-bituminous, bituminous and anthracite. Each has characteristics that make it more or less suitable for different end uses. In general, coal of all geological composition is characterized by end use as either “steam coal” or “metallurgical coal.” Steam coal is used by electricity generators and by industrial facilities to produce steam, electricity or both. Metallurgical coal is refined into coking coal, which is used in the production of steel. Heat value and sulfur content, the two most important coal characteristics, determine the best end use of particular types of coal. The heat value of coal is commonly measured in British thermal unit (Btu) per pound of coal. Sulfur content can vary from seam to seam and sometimes within each seam. Coal combustion produces sulfur dioxide, the amount of which varies depending on the chemical composition and the concentration of sulfur in the coal. Also, ash is the inorganic residue remaining after the combustion of coal. As with sulfur content, ash content varies from seam to seam. Ash content is an important characteristic of coal because electric generating plants must handle and dispose of ash following combustion. Moisture content of coal varies by the type of coal, the region where it is mined and the location of coal within a seam. In general, high moisture content decreases the heat value and increases the weight of the coal, thereby making it more expensive to transport. Moisture content in coal, as sold, can range from approximately 5% to 30% of the coal’s weight. When some types of coal are super-heated in the absence of oxygen, they form a hard, dry, caking form of coal called “coke.” Steel production uses coke as a fuel and reducing agent to smelt iron ore in a blast furnace.

The following information comes from the JTB reports that we commissioned and is prepared in accordance with SEC Industry Guide 7. As indicated above, however, this information is not based upon and does not reflect the reserves as described in the PRC appraisal on which our mining rights are based and which establish the amount of coal that we can legally extract pursuant to the mining rights issued to our subsidiaries.

Tong Gong’s Coal

As reported in the JTB report dated March 24, 2010, the coal from Tong Gong coal mine has the following characteristics:

	Recoverable Reserves (million tons ) (1)	Amount Assigned to Existing Facilities (2)	Type of Coal	Btu per Pound	Sulfur Content (%)	Ash Content (%)	Moisture (%)
Proven (Measured) (3)	0.73	0.73	Steam coal	10,080	0.5	14	6
Probable (Indicated) (3)	--	--	Steam coal	10.080	0.5	14	6
Total	0.73	0.73

(1)	Amount is as of December 31, 2009, based on the JTB report dated March 24, 2010.

(2)	Existing infrastructure and equipment allows these reserves to be mined at current production levels.

(3)	A drill hole spacing of 500 meters is used for proven reserves, and a drill hole spacing of 1,000 meters is used for probable reserves.

Xing An’s Coal

Based on the JTB report dated March 24, 2010, the coal from Hong Yuan coal mine has the following characteristics:

	Recoverable Reserves (million tons ) (1)	Amount Assigned to Existing Facilities (2)	Type of Coal	Btu per Pound	Sulfur Content (%)	Ash Content (%)	Moisture (%)
Proven (Measured) (3)	2.18	2.18	Steam coal	6,660-9,000	0.5-0.7	19-35	10
Probable (Indicated) (3)	3.04	3.04	Steam coal	6,660-9,000	0.5-0.7	19-35	10
Total	5.22	5.22

Based on the JTB report dated March 24, 2010, the coal from Sheng Yu coal mine has the following characteristics:

	Recoverable Reserves (million tons ) (1)	Amount Assigned to Existing Facilities (2)	Type of Coal	Btu per Pound	Sulfur Content (%)	Ash Content (%)	Moisture (%)
Proven (Measured) (3)	0.70	0.70	Steam coal	6,660-9,000	0.5-0.7	19-35	10
Probable (Indicated) (3)	2.73	2.73	Steam coal	6,660-9,000	0.5-0.7	19-35	10
Total	3.43	3.43

(1)	Amount is as of December 31, 2009, based on the JTB report dated March 24, 2010.

(2)	Existing infrastructure and equipment allow these reserves to be mined at current production levels.

(3)	A drill hole spacing of 500 meters is used for proven reserves, and a drill hole spacing of 1,000 meters is used for probable reserves.

Our Customers

Because of their differing properties, Tong Gong’s coal and Xing An’s coal are sold to different types of customers. Tong Gong’s coal is primarily sold to power plants, cement factories, wholesalers and individuals for home heating. Xing An’s coal, on the other hand, is primarily sold to power plants, metallurgical mills and fuel trading companies.

For the year ended December 31, 2009, three customers collectively accounted for approximately 76% of our consolidated revenue:

•	Heilongjiang QiQiHaEr Huadian Power Plants Co., Ltd., accounted for 48% of our total sales in 2009;

•	Heilongjiang Beihai Logistics Company, accounted for 12% of our total sales in 2009;

•	Changchun Rail Transportation Co., Ltd., accounted for 16% of our total sales in 2009;

We sell our coal on a per ton basis directly to our customers. Coal is generally sold to major customers by purchase order signed prior to the beginning of each mining season. These purchase orders generally specify the quantities and timing of purchases planned over a time period generally no longer than one year. The balance of the sales comes from purchase orders issued by the same customers that have additional requirements for coal during the year, or from smaller customers. Net coal sales represent the invoiced value of coal sold and are net of sales taxes, transportation costs and various miscellaneous fees relating to sales if the invoiced value includes transportation costs to the customers. While the price of coal did not change significantly between 2005 and 2006, there was a significant increase in 2007 through 2009 driven by market demands. Under such conditions, most customers in 2009 paid in advance of delivery, and we require the remaining customers to pay against delivery of coal. As a result, we did not carry any accounts receivable at December 31, 2009. Our sales personnel conduct routine customer visits and customer satisfaction surveys. We have established long-term business relationships with our major customers, and our management believes that these relationships are stable.  Once our coal is extracted, it is typically picked up immediately by, or loaded immediately for delivery to, customers so we do not currently maintain an inventory of extracted coal. Coal extracted from Tong Gong coal mine is trucked approximately 500 meters to the nearest rail siding and sold f.o.b. railcar. Coal extracted from Xing An coal mines is trucked approximately 60 kilometers to a stockyard adjacent to the nearest rail siding and sold f.o.b. railcar.

Product Pricing

Coal prices are generally determined by market price or are based on contractual terms. However, the price for certain thermal coal used for power generation is determined among coal suppliers and power plant buyers in accordance with the pricing guidance published by the PRC Government.

We set pricing by taking into account: (i) prices in the relevant local coal markets (inclusive of transportation costs); (ii) grade and quality of the coal; and (iii) relationships with customers. Most of the transportation costs are borne by the customers. The average price for raw coal from Tong Gong in 2010 was RMB 350 per ton, which is RMB 18 higher than the average price of RMB 332 in 2009. The average price for raw coal from Xing An in 2010 was RMB 305 per ton in 2010, which was RMB 32 higher than the average price of RMB 337 per ton in 2009.

Product Delivery

All of our major customers are located in Northeastern China, primarily in the provinces of Heilongjiang and Jilin. Coal is transported to these customers principally by railways. We delivered about 1,804,000 tons of our raw coal to our customers by railways in 2008, about 1,323,845 tons in 2009 and about 1,400,000 tons in 2010.

Sources and Availability of Raw Materials and the Principal Suppliers

We purchase certain materials in connection with our coal mining operations, including: (i) tires for mining equipment and vehicles; (ii) lift cylinders; and (iii) iron boards. Because these materials are readily available, we do not purchase them exclusively from any one supplier for our Tong Gong operation. Xing An, however, does source tires and lift cylinders principally from Mohe County Yongsheng Metal Products Shop, and iron boards principally from Mohe Shuangli Steel Store. The price of these materials is set at market rates or determined through negotiations. We believe we have established stable cooperative relationships with the suppliers that we deal with to ensure a reliable supply of the materials required for our mining operations.

Research and Development

We had no research and development expenses in 2009 and in 2008. We currently have no plans for any research and development activities and do not anticipate any material research and development costs.

Intellectual Properties and Licenses

We have no material patents, licenses or other intellectual property.

Competition

In the area where we operate Tong Gong coal mine, there are two other coal mines which directly compete with us:  No. 151 coal mine and Fu Hong coal mine. No. 151 coal mine has an annual production capacity of 400,000 tons and Fu Hong coal mine has an annual production capacity of 200,000 tons. However, because demand for coal currently outpaces supply, we do not face any meaningful competition for the sale of our coal from Tong Gong. In the area where we operate Xing An coal mines, on the other hand, competition is comprised of small mining operations that often lack transportation capabilities to deliver their coal to the nearest train depot.

Growth Strategy

We intend to grow our business by acquisition and by increased production in our existing mines.  Our goal over the next several years is to reach a level of mining and selling substantially more tonnage at higher prices.  We will achieve this by acquiring properties holding reserves of coal of high heat content.  We seek to identify targets in which the heat content of the coal is higher than the heat content of coal from our present mines and we can therefore sell this coal at higher prices per ton than we presently obtain, although we will also consider acquisitions of thermal coal mines (with relatively lower heat content) in circumstances in which the price is appropriate to the available return on investment.

We anticipate that some of these acquisitions will be of existing mines and some will be of undeveloped properties.  In all cases, they will be properties with established reserves.  Our 5-year goal is to have 200 million tons of reserves and to be mining approximately 5 million tons per year.

We will finance these acquisitions, as well as the improvements necessary to existing mines and the development of mines on undeveloped properties, by using internally generated cash, as well as cash raised by issuing equity securities.  We do not anticipate using debt financing.

We anticipate that these acquisitions will be in China and in the United States.  We expect to export coal mined in the United States to China and to sell it to our customers there.  Because we expect to increase the amount of coal that has higher heat content, we also expect that our customer base will reflect an increase in the number of steel manufacturers and others for whom high heat content coal is essential.

Regulatory Overview

Coal Law

On August 29, 1996, the PRC Government promulgated the People’s Republic of China Coal Law (the “Coal Law”), which became effective on December 1, 1996. The Coal Law sets forth requirements for all coal mines, including state-owned mines and privately owned mines, mainly providing for resource exploitation planning, approval of new mines, the issuance of mining and safety production permits, implementation of safety standards, processing of coal, business management, protection of mine areas from destructive exploitation, and safety protection for miners and administrative supervision.

According to the Coal Law, entities seeking to establish mining enterprises must apply to the relevant government office and obtain all necessary approvals. Upon obtaining such approvals, the entities concerned will be granted a mining permit from the Ministry of Land and Resources. Thereafter, an entity must obtain a coal production permit and a coal operation permit and other related quality permits in order to commence coal production and sell coal products in the PRC. The PRC Government is in the process of amending the Coal Law, in response to concerns over the lack of a well-coordinated development plan for mining, which contributed to a significant amount of waste of valuable coal resources. The lack of effective penalty provisions or the lenient enforcement of existing provisions in the Coal Law has been cited as another important reason for the current rulemaking effort.

Mining activities in the PRC are also subject to the People’s Republic of China Mineral Resources Law (“Mineral Resources Law”),  promulgated by the PRC Government on March 19, 1986 and amended on August 29, 1996. The Mineral Resources Law regulates matters relating to the planning or engaging in the exploration, exploitation and mining of mineral resources. According to the Mineral Resources Law all mineral resources, including coal, are owned by the state. Except under limited circumstances, any enterprise planning to engage in the exploration, exploitation and mining of mineral resources must first apply for and obtain exploration rights and mining rights before commencing the relevant activities. The Mineral Resources Law prohibits the transfer of exploration and exploitation rights in general unless the transfer falls within certain specified circumstances.

We are principally subject to governmental supervision and regulation by the following agencies of the PRC Government:

•
the State Council, which is the highest level of the executive branch, is responsible for the examination and approval of major investment projects specified in the 2004 Catalogue of Investment Projects released by the PRC Government;

•
the National Development and Reform Commission, which formulates and implements major policies concerning China’s economic and social development, examines and approves investment projects exceeding certain capital expenditure amounts or in specified industry sectors, including examination and approval of foreign investment projects, oversees reform of state-owned enterprises and formulates industrial policies and investment guidelines for the natural resource industries, such as coal production. In addition, the NDRC administers coal export activities and export quotas jointly with the Ministry of Commerce. The NDRC is also responsible for the evaluation and implementation of the price-linking mechanism between the prices of coal and power;

•
the Ministry of Commerce of China (“MOFCOM”) and/or its local counterpart, which regulates foreign investment in China, such as review and approval of foreign invested companies in China and mergers and acquisitions of Chinese domestic enterprises by foreign investors;

•
the Ministry of Land and Resources of China (“MLR”) and/or its local counterpart, which has the authority to grant land use licenses and mining right permits, approves transfer and lease of mining rights, and reviews mining rights premium and reserve valuation;

•
the State Administration of Coal Mine Safety (“SACMS”) and/or its local counterpart, which is responsible for the implementation and supervision of the relevant safety laws and regulations applicable to coal mines and coal mining operations;

•	the Ministry of Environmental Protection of China (“MEP”) and/or its local counterpart, which supervises and controls environmental protection and monitors China’s environmental system; and

•
the Ministry of Construction of China (“MOC”) and/or its local counterpart, which is responsible for the management of survey and design of construction projects, including but not limited to the survey and design of coal mines.

•	the National and State Tax Bureaus and/or their local counterparts, which are responsible for the federal and local income, VAT and other taxes.

•
the State Administration of Foreign Exchange of China (“SAFE”) and/or its local counterpart, which is responsible for the convertibility of RMB into foreign currencies, registration of foreign debt or loans of Chinese companies and, in certain cases, the remittance of currency out of the PRC, such as repayment of bank loans or dividends denominated in foreign currencies.

•
the State Administration for Industry and Commerce of China (“SAIC”) and/or its local counterpart, which is responsible for review and approval of establishment of domestic and foreign invested companies in China and issuance of their business licenses.

The following is a brief summary of the principal laws, regulations, policies and administrative directives to which we are subject.

Pricing

Until 2002, the production and pricing of coal was largely subject to close control and supervision by the PRC Government, which centrally manages the production and pricing of coal. Previously, the price of coal was determined based on a government-devised pricing guideline which set out the suggested prices for coal. However,  to effectuate the transformation from planned economy to market economy practices, from January 1, 2002 China eliminated the state guidance price for coal and allowed prices for all types of coal to be determined in accordance with market demand. However, as the PRC Government continues to maintain control over the national railway system, which is the primary means for coal transportation in China, the PRC Government still may exert influence over the pricing of coal through its allocation of railway transportation capacity for coal.

In addition, under the Price Law of the PRC, promulgated  December 29, 1997, effective May 1, 1998, in the event of an actual increase or potential increase in the prices of important products such as coal, the State Council and the provincial governments, autonomous regions and municipalities directly under the PRC Government may adopt intervention measures, such as restricting the ratio of price differentials or of profits, and imposing price limits, etc. In August 2004, the NDRC issued a notice setting forth temporary measures to be imposed on thermal coal prices for certain regions. In December 2004, the NDRC issued a notice setting forth guidelines for pricing of thermal coal sales in 2005. Under these guidelines, the coal suppliers and their customers may not negotiate for the sale of coal at prices exceeding the government suggested price range.

Similar to coal pricing, the production and supply of coal, which is dictated by the PRC Government’s annual state coal allocation plan, has been gradually liberalized and largely subject to market forces. Major domestic coal suppliers and coal purchasers attend the Annual National Coal Trading Convention to negotiate and discuss the price and quantity of coal to be supplied and purchased for the coming year through the signing of letters of intent and short and long-term supply contracts.

On December 18, 2006, the National Development and Reform Committee issued the Notice Relating to the Good Preparation for Inter Provincial Coal Production Transportation Works (Fa Gai Yun Xing [2006] No. 2867). According to the notice, in 2007, policies were to be implemented to encourage the reform of the market system for determining coal prices by allowing parties to determine prices through discussions in accordance with market demand, and to encourage price determination based on quality. On December 27, 2006, the relevant government departments and units, such as the National Development and Reform Committee for railway operations, and the Transportation Department, convened a 2007 coal industry video and telephone conference. This symbolized the end of the Annual National Coal Trading Convention that has been in place for over 50 years. Under the State’s macroeconomic controls, the new mechanism for enterprises to freely determine prices through negotiations was put in place.

Fees and Taxes

There are various taxes and fees that are imposed upon coal producers in Heilongjiang Province, as well as statutory reserves which coal producers are required to set aside. Such taxes, fees and statutory reserves as applicable to Tong Gong at December 31, 2009 are as follows:

Item	Base	Rate
Corporate income tax	Taxable income	12.5%
VAT	Revenue from domestic sales	13.0%
City construction tax	Amount of VAT and business tax	Exempted by National Government
Education surcharge	Amount of VAT and business tax	Exempted by National Government
Anti-flood fee	Proceeds from the sale of coal	Exempted by National Government
Resource tax	Volume of raw coal produced	RMB 2.3 per ton
Compensation for the depletion of coal resources	Volume of raw coal produced	RMB3 per ton
Mine maintenance fund	Volume of raw coal produced	RMB 8.7 per ton
Safety fund	Volume of raw coal produced	RMB6 per ton

Such taxes, fees and statutory reserves as applicable to Xing An at December 31, 2009 are as follows:

Item	Base	Rate
Corporate income tax	Taxable income	25.0%
VAT	Revenue from domestic sales	13.0%
City construction tax	Amount of VAT and business tax	7.0%
Education surcharge	Amount of VAT and business tax	3.0%
Anti-flood fee	Proceeds from the sale of coal	0.1%
Resource tax	Aggregate volume of raw coal or coal products sold	RMB 2.3 per ton
Compensation for the depletion of coal resources	Proceeds from the sale of coal	1%
Mine maintenance fund	Volume of raw coal produced	RMB 8.7 per ton
Safety fund	Volume of raw coal produced	RMB 3 per ton
Environment fund, voluntary fund (Asset retirement obligation)	Volume of raw coal produced	RMB 1 per ton

Under the Mineral Resources Law, if mining results in damage to arable land, grasslands or forest areas, the mining enterprise must take effective measures to return the land to an arable state, plant trees or grass or take other measures. The Mineral Resources Law and other applicable laws and regulations also state that anyone who causes others to suffer loss in terms of production or in terms of living standards is held liable for the loss under the law and is required to compensate the persons affected and to remedy the situation. In addition, the Mineral Resources Law also provides for (i) regulations concerning labor safety and hygiene and (ii) environmental protection.

All coal producers are subject to PRC environmental protection laws and regulations which currently impose fees for the discharge of waste substances, require the payment of fines for serious pollution and provide for the discretion of the PRC Government to close any facility which fails to comply with orders requiring it to cease or cure operations causing environmental damage. All environmental protection facilities must be inspected and certified by relevant governmental authorities as being in compliance with PRC environmental protection laws and regulations.

Domestic Trading of Coal

Pursuant to the Measures for the Regulation of Coal Operations promulgated by the NDRC on December 27, 2004, the state implemented a system to examine coal operation qualifications in respect of coal operations, including the wholesale and retail of raw coal and processed coal products, and the processing and distribution of coal for civilian use. Before an enterprise can engage in coal operations, it must obtain a coal operation qualification certificate. A coal production enterprise that deals in coal products which it did not itself produce and process is required to obtain coal operation qualifications. The enterprise is also prohibited from dealing in coal products produced and/or processed by a coal mine enterprise that does not have a coal production permit. An enterprise is also prohibited from selling coal products to a coal operation enterprise that does not have coal operation qualifications.

Although the PRC Government indirectly influences coal prices through its broad regulation of electricity prices and control over the allocation of national railway capacity, domestic coal prices have mainly been market-driven since 2002, when the PRC Government eliminated the price control measures for coal used in electric power generation. Prior to 2006, however, the PRC Government continued to implement temporary measures to prevent and control any unusual fluctuations in thermal coal prices. This, among other reasons, has caused thermal coal contract prices for major users to be generally lower than spot market prices during this period. On January 1, 2006, the NDRC announced the elimination of such temporary intervention practices on thermal coal price, thus completely removing control over thermal coal prices, including contract prices for major users.

Environmental Protection Laws and Regulations

Pursuant to the Environmental Protection Law, MEP is empowered to formulate national environmental quality and discharge standards and to monitor China’s environmental system at the national level for the purpose of preventing and eliminating environmental pollution and damage to ecosystems. Environmental protection bureaus at the county level and above are responsible for environmental protection within their areas of jurisdiction.

Environmental regulations require companies to file an environmental impact report with the relevant environmental authority for approval before undertaking the construction of a new production facility or any major expansion or renovation of an existing production facility. New facilities built pursuant to this approval are not permitted to operate until the relevant environmental authority has performed an inspection and has found that the facilities are in compliance with environmental standards.

Mining operations, including both open pit mines and underground mines, may result in disturbances of surface and underground land and cause water pollution, landslides and other types of environmental damage. To manage the adverse effects that the coal industry has on the environment, China promulgated a series of laws and regulations. Through these laws and regulations, China  established national and local environmental protection legal frameworks and issued standards applicable to emission controls, discharges of wastes and pollutants to the environment, generation, handling, storage, transportation, treatment and disposal of waste materials by production facilities, land rehabilitation and reforestation.

The Environmental Protection Law, promulgated by the National People’s Congress  December 26, 1989, is the cardinal law for environmental protection in China. The law establishes the basic principle for coordinated advancement of economic growth, social progress and environmental protection, and defines the rights and duties of governments at all levels. Local environmental protection bureaus may set stricter local standards than the national standards and enterprises are required to comply with the stricter of the two sets of standards. The Environmental Protection Law requires any entity operating a facility that produces pollutants or other hazards to incorporate environmental protection measures into its operations and to establish an environmental protection responsibility system, which must adopt effective measures to control and properly dispose of waste gases, waste water, waste residue, dust or other waste materials.

New construction, expansion or reconstruction projects and other installations that directly or indirectly discharge pollutants to the environment shall be subject to relevant state regulations governing environmental protection for such projects. Entities undertaking such projects must submit a pollutant discharge declaration statement detailing the amount, type, location and method of treatment to the competent authorities for examination. The authorities will allow the construction project operator to release a certain amount of pollutants into the environment and will issue a pollutant discharge license for that amount of discharge subject to the payment of discharge fees. The release of pollutants is subject to monitoring by the competent environmental protection authorities. If an entity discharges more than the amount permitted by the pollutant discharge license, the local environmental protection bureau can fine the entity up to several times the discharge fees payable by the offending entity for its allowable discharge, require the offending entity to close its operations, or take other measures to remedy the problem.

In the environmental impact statement of a construction project, the project operator shall make an assessment regarding the pollution and environmental hazards the project is likely to produce and its impact on the ecosystem, and measures for their prevention and control. The operator shall submit the statement according to the specified procedure to the competent environmental protection authority for examination and approval. The building of sewage outlets within any water conservancy projects, such as canals, irrigation channels and reservoirs, shall be subject to the consent of the competent authority in charge of water conservancy projects.

The facilities for the prevention and control of pollution must be designed, constructed and put into use or operation simultaneously with the main part of a construction project. Such facilities must be inspected by the competent environmental protection authority. If they do not conform to the specified requirements, the operator shall not be permitted to put the new facility into operation or use.

The rehabilitation of mining sites is another important issue the PRC Government has sought to address. Under the Law of Land Administration of the People’s Republic of China, promulgated June 15, 1986, and amended on August 28, 2004, and the Land Rehabilitation Regulations, issued by the State Council in 1988 and effective January 1, 1989, coal producers must undertake measures to restore the mining site to its original state within a prescribed time frame if mining activities result in damage to arable land, grassland or forest. The rehabilitated land must meet rehabilitation standards, as required by law from time to time, and may only be subsequently used upon examination and approval by the land authorities. A coal producers’ failure to comply with this requirement or its failure to return the mining site to its original state will result in the imposition of fines, rehabilitation fees and/or rejection of applications for land use rights by the local bureau of land and resources.

Emissions of waste water by coal mines and coking plants are regulated by the Law on Prevention and Control of Water Pollution of the PRC, promulgated by the Standing Committee of National People’s Congress in May 1984 and as amended in May 1996 and February 2008, which became effective in June 2008, and the Administrative Regulations on the Levy and Use of Discharge Fees, issued by the State Council in January 2003 and effective in July 2003. Any new construction projects, such as coal mines and coking plants, must submit an environmental impact statement, which shall include an assessment of the water pollution hazards the project is likely to produce and its impact on the ecosystem. The environmental impact statement must also contain measures to prevent and control the water pollution hazards. Every new production facility must be equipped with waste water processing facilities which must be put in use together with the production facilities. Construction projects that discharge pollutants into water shall pay a pollutant discharge fee in accordance with state regulations.

Violators of the Environmental Protection Law and various environmental regulations may be subject to warnings, payment of damages and fines. Any entity undertaking construction work or manufacturing activities before the pollution and waste control and processing facilities are inspected and approved by the environmental protection department may be ordered to suspend production or operations and may be fined. The violators of relevant environmental protection laws and regulations may be exposed to criminal liability if violations result in severe loss of property, personal injuries or death.

In addition to the PRC environmental laws and regulations, China is a signatory to the 1992 United Nations Framework Convention on Climate Change and the 1998 Kyoto Protocol, which propose emission targets to reduce greenhouse gas emissions. The Kyoto Protocol came into force on February 16, 2005. At present, the Kyoto Protocol has not set any specific emission targets for certain countries, including China.

Mineral Resources Laws and Regulations

Exploration, exploitation and mining operations must comply with the relevant provisions of the Mineral Resources Law and other relevant regulations, and are under the supervision of the Ministry of Land and Resources. Exploration and exploitation of mineral resources are also subject to examination and approval by the Ministry of Land and Resources and relevant local authorities. Upon approval, a mining permit is issued by the relevant administrative authorities, which are responsible for supervision and inspection of mining exploitation in their jurisdictions. The holders of mining rights are required to file annual reports with the relevant administrative authorities.

The Mineral Resources Law governs, among other things, the assignment of mining rights. If the entity holding the mining rights is to be changed due to a sale of enterprise assets or other circumstances that may cause a change in the property rights to the assets of the enterprise, the enterprise may assign its mining rights, subject to approval according to the Coal Law, the Mineral Resources Law and other laws and regulations.

The PRC Government permits mine operators of collectively owned mines to exploit mineral resources in designated areas and individuals to mine scattered mineral resources. Such mine operators and individuals are subject to government regulation. Mining activities by individuals are restricted. Individuals are not permitted to exploit mineral reserves allocated for exploitation by a mining enterprise or company or protected reserves. Indiscriminate mining that damages mineral resources is prohibited.

It is unlawful for an entity or individual to conduct mining operations in areas designated for other legal mining operators. A mining operator whose exploitation causes harm to others in terms of production or in terms of living standards is liable for compensation and is required to take necessary remedial measures. When a mine is closed, a mine closure report and information concerning the mining facilities, hidden dangers, remediation and environmental protection must be submitted for examination and approval in accordance with the relevant law.

Mineral products illegally extracted and incomes derived from such activities may be confiscated and may result in fines, revocation of the mining permit and, in serious circumstances, criminal liability.

Mining safety

On June 7, 2005, the State Council promulgated Several Opinions on Promoting the Healthy Development of the Coal Industry (the “Opinions”), announcing the PRC Government’s policies with respect to the development and restructuring of the coal industry. The Opinions are consistent with the NDRC’s announcement on the revision of the Coal Law and reiterated the PRC Government’s policies with respect to the administration of coal reserves, enhancement of coal mine safety, encouragement of industry consolidation among coal producers, acceleration of the construction of large coal production bases, improvement of mining techniques and equipment for coal production and the organization and regulation of small coal mines.

The Measures for Implementing Work Safety Permits in Coal Mine Enterprises

The State Administration of Work Safety and the SACMS issued “The Measures for Implementing Work Safety Permits in Coal Mine Enterprises”, which came into effect on May 17, 2004. Pursuant to this document, a coal mine enterprise without a work safety permit may not engage in coal production activities. Coal mining enterprises and their mines that do not satisfy the safety conditions set forth in this document, or those that violate the provisions of this document, will be punished accordingly.

Special Regulations by the State Council on Preventing Work Safety Related Accidents in Coal Mines and Five Sets of Supplemental Rules and Regulations

The Special Regulations by the State Council on Preventing Work Safety Related Accidents in Coal Mines were promulgated and entered into effect on September 3, 2005. This regulation specifies that coal mine enterprises are responsible for preventing coal mine work safety-related accidents. If a coal mine has not obtained, in accordance with the law, a mining right permit, work safety permit, coal production permit or business license and if the mine manager has not obtained, in accordance with the law, a mine manager qualification certificate and a mine manager safety qualification certificate, the coal mine may not engage in production. A coal mine should have adequate safety equipment, facilities and resources and should have in place measures to guard against the occurrence of work safety related accidents, as well as a sound contingency plan to deal with emergencies. Coal mining enterprises should establish a sound system for the detection, elimination, treatment and reporting of latent work safety-related dangers. If a major latent work safety-related danger as specified exists in a coal mine, the enterprise should immediately suspend production and eliminate the latent danger. Coal mining enterprises should provide their personnel working underground and their special operation personnel with safety education and training in accordance with relevant state regulations. The person in charge of a coal mine and the production and operation management personnel should go into mines and act as foremen on a rotating basis in accordance with state regulations, while a file recording their entry into the mine should be maintained. In addition, the State Administration of Work Safety issued five sets of supplemental measures:

 (i)           The Measures for Determining Major Latent Work Safety Related Dangers in Coal Mines (for Trial Implementation) stipulates the specific criteria for determining major latent work safety-related dangers. It further defines each of the latent safety related dangers specified in the Special Regulations of the State Council on Preventing Work Safety Related Accidents in Coal Mines, and lists more than 60 major latent safety related dangers.

(ii)           The Implementing Measures for the Detection and Elimination of Latent Dangers in Coal Mines and the Rectification and Closure of Such Mines (for Trial Implementation) specifies that coal mining enterprises are responsible for the detection and elimination of latent work safety-related dangers and that the main persons in charge of coal mining enterprises are fully responsible for the detection, elimination and treatment of latent work safety-related dangers in their enterprises.

(iii)           The Measures for the Supervision and Inspection of Coal Mine Safety Training (for Trial Implementation) specifies that coal mining enterprises must arrange and provide safety education and training to all of their mining personnel in accordance with relevant regulations; select and send their principal persons in charge, work safety management personnel and special operations personnel to qualified coal mine safety training institutions for training in a timely manner; and obtain the corresponding qualification certificates.

(iv)           The Guiding Opinions on Persons in Charge of Coal Mines and Production and Operation Management Personnel Going into Mines as Foremen requires the various types of coal mines to arrange for their persons in charge and production and operation management personnel to go into the mines to act as foremen and to ensure that each shift has at least one such person on site directing the operations. Coal mining enterprises are required to establish such procedures, clarify foremen’s duties and responsibilities and strictly implement internal management and performance appraisal.

(v)           The Measures for Rewarding the Reporting of Major Latent Work Safety Related Dangers in, and Violations of the Law by, Coal Mines (for Trial Implementation) specifies that all units or individuals have the right to report major latent work safety-related dangers in, and violations of law by, coal mines.

Special Regulation by the State Council on Shutting Down Small Coal Mines

The Special Regulation by the State Council on Shutting Down Small Coal Mines went into effect on September 28, 2006. The passage of regulation is the launch of a national campaign to close down small coal mines defined as having annual coal production capacity of 30,000 tons or less, as well as coal mines without proper licenses or permits. The intent of the regulation is to reduce both the high rate of accidents and pollution in the PRC coal mining industry. Under this regulation, 9,887 small and/or illegal coal mines were to have been shut down by the end of 2009. The regulation specifies that the Central Government will support the development of big coal mining operations, defined as having annual coal production capacity of 300,000 tons or more. However, the regulation is silent as to the PRC government’s position on coal mine operations having annual production capacity of more than 30,000 tons but less than 300,000 tons.

Employees

As of December 31, 2010, we had approximately 82 full-time employees, including management, as follows: 15 with our operations at Tong Gong and 60 with our operations at Xing An.  We had 2 full-time employees, including our Chief Executive Officer, at our administrative offices in California and 5 full-time employees located at our administrative offices in Harbin, PRC.  None of these employees are represented by any collective bargaining agreements. We have not experienced a work stoppage. Management believes that our relations with our employees are good.

In addition, during each mining season, we have up to 235 miners working at Tong Gong coal mine and up to 700 miners working at Xing An coal mines, none of whom are employees.  Our subsidiaries contract with various general contractors who provide the miners and who are fully responsible for the miners’ wages, including all state-mandated insurance.

PROPERTIES

Our Offices

Our principal executive office in the US is in City of Industry, California, which headquarters some of our officers and administrative staff and oversees our operations in the PRC. Our lease agreement for this office is from September 1, 2008 to August 31, 2011, for annual rent of $57,516, and we have the option to renew this lease.

Our principal executive office in the PRC is located in the provincial capital of Harbin and is approximately 7,000 square feet. We have no written agreement or formal arrangement pertaining to the use of this office, as it is owned by Mr. Hongwen Li, our President and Chief Executive Officer, who is making the office available to us rent-free. This office houses our administrative and clerical staff. If necessary, we believe that we would be able to find replacement office space without unreasonable expense or delay.

In addition, we also maintain an office in Jiadedaqi city, the closest major city to Mohe where Xing An coal mines are located. This office is approximately 87,700 square feet and also serves as residence for some of our employees. Our Hong Yuan subsidiary entered into a lease agreement for this office in July 2005, which expires in July 2015, with annual rent at RMB 150,000 (approximately $20,550).

Tong Gong Coal Mine

The land on which Tong Gong coal mine is located and on which our mining facilities are located is owned by the PRC. However, we own a building at the mine site, approximately 32,000 square feet in size, which houses both our operations office and dormitory for the mine workers. Tong Gong’s mining operations are controlled from this office. We have no written agreement or formal arrangement pertaining to the use of the land for the building, but we believe that use of the land is authorized by our coal production right permit, as confirmed by the Heihe Municipal Administration of Land and Resources.

Xing An Coal Mines

Much like Tong Gong coal mine, the land on which Hong Yuan and Sheng Yu coal mines are located and on which our mining facilities are located is owned by the PRC. We own a building at the Hong Yuan mine site, approximately 5,000 square feet in size, which houses both our operations office and dormitory for some of our engineers and salespeople. Xing An’s mining operations are controlled from this office. We have no written agreement or formal arrangement pertaining to the use of the land for the building, but we believe that use of the land is authorized by our coal production right permit, as confirmed by the Mohe Municipal Administration of Land and Resources.

LEGAL PROCEEDINGS

As of December 31, 2010, we know of no material, active or pending legal proceedings against our company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Market Information

Our common stock, par value $0.001 per share (“Common Stock”), is traded on the Over-The-Counter Bulletin Board (“OTCBB”) under the symbol “SGZH”. There was no active trading market for the Common Stock before May 22, 2000. The following table sets forth, for the periods indicated, the reported high and low closing bid quotations for our common stock as reported on the OTCBB. The bid prices reflect inter-dealer quotations, do not include retail markups, markdowns or commissions and do not necessarily reflect actual transactions.

Common Stock

Quarter Ended	High	Low
December 31, 2010	$7.79	$3.50
September 30, 2010	$5.25	$3.41
June 30, 2010	$10.71	$4.15
March 31, 2010	$11.25	$7.30

December 31, 2009	$8.11	$8.02
September 30, 2009	$8.20	$7.33
June 30, 2009	$6.80	$6.38
March 31, 2009	$6.70	$6.00

__________

As of March 16, 2011, we had approximately 18,902,582 shares of common stock issued and outstanding and 400,000 shares of preferred stock issued and outstanding.

Holders

As of March 16, 2011, we had approximately 968 record holders of our common stock (not including beneficial owners who hold shares at broker/dealers in “street name”) and one record holder of our preferred stock.

Dividend Policy

While there are no restrictions that limit our ability to pay dividends, we have not paid, and do not currently intend to pay cash dividends on our common stock in the foreseeable future. Our policy is to retain all earnings, if any, to provide funds for operation and expansion of our business. The declaration of dividends, if any, will be subject to the discretion of our BOD, which may consider such factors as our results of operations, financial condition, capital needs and acquisition strategy, among others.

Securities Authorized for Issuance under Equity Compensation Plans

Please see the discussion in Item 12 titled “Equity Compensation Plan Information” below.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Note Regarding Forward-Looking Statements

The following discussion and analysis should be read in conjunction with our financial statements and the notes to those financial statements that are included elsewhere in this prospectus. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the “Risk Factors”, “Cautionary Notice Regarding Forward-Looking Statements” and “Description of Business” sections and elsewhere in this prospectus and in the Company’s 10-K for the year ended December 31, 2009. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” “predict,” and similar expressions to identify forward-looking statements. Although we believe the expectations expressed in these forward-looking statements are based on reasonable assumptions within the bound of our knowledge of our business, our actual results could differ materially from those discussed in these statements. Factors that could contribute to such differences include, but are not limited to, those discussed in the “Risk Factors” section of this prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason even if new information becomes available or other events occur in the future. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. Readers are urged to carefully review and consider the various disclosures made throughout the entirety of this prospectus, which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operations, and prospects.

Our financial statements are prepared in US Dollars and in accordance with accounting principles generally accepted in the US (US GAAP). See “Critical Accounting Policies and Estimates - Foreign Currency Translation and Comprehensive Income (Loss)” below for information concerning the exchanges rates at which Renminbi (“RMB”) were translated into US Dollars (“USD”).

OVERVIEW

We are a company engaged in coal production and sales by exploring, assembling, assessing, permitting, developing and mining coal properties in the People’s Republic of China (“PRC”). After obtaining permits from the Heilongjiang Province National Land and Resources Administration Bureau and the Heilongjiang Province Coal Production Safety Bureau, we extract coal from properties to which we have the right to mine capped amounts of coal, and then sell most of the coal on a per metric ton (“ton”) basis for cash on delivery, primarily to power plants, cement factories, wholesalers and individuals for home heating. We do not own the coal mines, but have mining rights to extract a capped amount of coal from a mine as determined by government authorized mining engineers and approved by the Heilongjiang Department of Land and Resources. Through the end of March 2008, our business consisted of the operations of Tong Gong coal mine in northern PRC, located approximately 175 km southwest of the city of Heihe in the Heilongjiang Province.

Pursuant to a stock purchase agreement that we entered into on December 31, 2007, on April 4, 2008, we added two coal mines to our operations when we completed the acquisition of two mining companies under common ownership in the PRC, Hong Yuan and Sheng Yu.  In connection with that transaction, the Xing An Shareholders received 8 million shares of SGZH common stock and $30 million in cash, which is treated as a dividend pursuant to the accounting treatment applied to the transaction. The purchase price was determined by multiplying the number of shares of SGZH outstanding just prior to the transaction (400,000 Series A preferred shares and 6,932,582 common shares) valued at the average stock price of SGZH stock two days before and two days after the Agreement date. After the closing of this acquisition transaction, the Xing An Shareholders then owned 53% of the combined company. Accordingly, for accounting purposes, the transaction is accounted for as a reverse acquisition of the Company by Xing An. Xing An operates two coal mines, the Hong Yuan and Sheng Yu mines, located in Mohe City in Heilongjiang Province.

On October 15, 2008, we paid $18 million of the dividend to the Xing An Shareholders in accordance with the terms of the Stock Purchase Agreement. We paid the remaining $12 million of the dividend to the Xing An Shareholders in April 2009.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our management's discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with US GAAP. While our significant accounting policies are more fully described in Note 2 to our consolidated financial statements, we believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating this management discussion and analysis.

Basis of Presentations

Our financial statements are prepared in accordance with “US GAAP” and the requirements of Regulation S-X promulgated by the Securities and Exchange Commission (“SEC”).

Method of Accounting

We maintain our general ledger and journals with the accrual method of accounting for financial reporting purposes. The financial statements and notes are representations of management. Accounting policies adopted by us conform to US GAAP and have been consistently applied in the presentation of financial statements, which are compiled on the accrual basis of accounting.

Principles of Consolidation

The accompanying consolidated financial statements include the financial statements of SGZH and its subsidiaries, Tong Gong, and Xing An. All significant inter-company accounts and transactions have been eliminated in consolidation.

Use of Estimates

In preparing financial statements in conformity with US GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting year. Significant estimates, required by management, include the recoverability of long-lived assets, allowance for doubtful accounts, and the reserve for obsolete and slow-moving inventories. Actual results could differ from those estimates.

Accounts Receivable

The Company’s policy is to maintain reserves for potential credit losses on accounts receivable.  Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves.

Inventory

Inventory consists of coal extracted from the ground that is available for delivery to customers, as well as extracted coal which has been removed from the ground but not yet processed through a wash plant. Coal inventories are valued at the lower of average cost or market, cost being determined on a first in, first out method, and include labor costs and all expenditures directly related to the removal of coal.

Prepaid Mining Rights

Prepaid mining rights represent that portion of the mining rights for which the Company has previously paid. Prepaid mining rights are expensed based on actual production volume during the period.

Goodwill

Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible and identifiable intangible assets of businesses acquired. In accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“Statement No. 142”), codified in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 350, goodwill is not amortized but is tested for impairment annually, or when circumstances indicate a possible impairment may exist. Impairment testing is performed at a reporting unit level. An impairment loss generally would be recognized when the carrying amount of the reporting unit exceeds the fair value, with the fair value of the reporting unit determined using a discounted cash flow (DCF) analysis. A number of significant assumptions and estimates are involved in the application of the DCF analysis to forecast operating cash flows, including the discount rate, the internal rate of return, and projections of realizations and costs to produce. Management considers historical experience and all available information at the time the fair values of its reporting units are estimated.

Asset Retirement Cost and Obligation

The Company uses Statement of Financial Accounting Standards (“SFAS”) No. 143, Accounting for Asset Retirement Obligations, codified in FASB ASC Topic 410. This Statement generally requires that the Company’s legal obligations associated with the retirement of long-lived assets are recognized at fair value at the time the obligations are incurred. Obligations are incurred at the time development of a mine commences for underground mines or construction begins for support facilities, refuse areas and slurry ponds. The obligation’s fair value is determined using DCF techniques and is accreted over time to its expected settlement value. Upon initial recognition of a liability, a corresponding amount is capitalized as part of the carrying amount of the related long-lived asset. Amortization of the related asset is calculated on a unit-of-production method by amortizing the total estimated cost over the salable reserves determined under SEC Industry Guide 7, multiplied by the production during the period. The Company reviews its asset retirement obligation at least annually and makes necessary adjustments for permit changes as granted by state authorities and for revisions of estimates of the amount and timing of costs. For ongoing operations, adjustments to the liability result in an adjustment to the corresponding asset.

Property, Plant, and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Costs of mine development, expansion of the capacity of or extending the life of our mines are capitalized and principally amortized using the units-of-production method over the actual tons of coal produced directly benefiting from the capital expenditure. Mobile mining equipment and other fixed assets are stated at cost and depreciated on a straight-line basis over the estimated useful lives ranging from 10 to 15 years. Leasehold improvements are amortized over their estimated useful lives or the term of the lease, whichever is shorter. Major repairs and betterments that significantly extend original useful lives or improve productivity are capitalized and depreciated over the period benefited. Maintenance and repairs are generally expensed as incurred. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations.

The estimated useful lives for each category of the property, plant and equipment are as follows:

Plant and Machinery	10-15 Years
Motor Vehicles	5 Years
Building and Mining Structure	10-20 Years

Mining structure includes the main and auxiliary mine shafts, underground tunnels, and other integrant mining infrastructure. Depreciation for the mine shafts is provided to write off the cost of the mining structure using the units of production method based on the salable reserves determined under SEC Industry Guide 7.

Revenue Recognition

The Company's revenue recognition policies are in compliance with SEC Staff Accounting Bulletin (“SAB”) 104, codified in FASB ASC Topic 605.  Coal sales revenues include sales to customers of coal produced at Company operations and brokered coal sales, where coal is purchased from other coal mining companies and sold at a higher rate to third parties. Sales revenue is recognized when a formal arrangement exists, which is generally represented by a contract between the Company and the buyer; the price is fixed or determinable; title has passed to the buyer, which generally is at the time of delivery; no other significant obligations of the Company exist and collectability is reasonably assured.  Payments received before all of the relevant criteria for revenue recognition are recorded as unearned revenue.

In brokered coal sales, the customers either pick up the coal directly from the other mining premises or the coal is shipped directly from the other coal mining premises. Purchases and shipments of the coal from other mining companies are arranged at the same time. Revenue of brokered coal is recognized at the time of delivery.

Sales revenue represents the invoiced value of coal, net of value-added tax (“VAT”). All of the Company’s coal   sold in the PRC is subject to a value-added tax of 17% of the gross sales price. This VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing the finished product. The Company records VAT payable and VAT receivable net of payments in the financial statements. The VAT tax return is filed offsetting the payables against the receivables. Sales and purchases are recorded net of VAT collected and paid as the Company acts as an agent for the government.

Cost of Goods Sold

Cost of goods sold consists primarily of amortization of the mining rights, direct material, direct labor, depreciation of mining preparation plants such as the underground tunnel and the major mine well and related expenses, which are directly attributable to the production of coal. Write-down of inventory to lower of cost or market is also recorded in cost of goods sold.

Foreign Currency Translation and Comprehensive Income (Loss)

The functional currency of Tong Gong and Xing An is the Renminbi (“RMB”). For financial reporting purposes, RMB were translated into United States Dollars (“USD” or “$”) as the reporting currency. Assets and liabilities are translated at the exchange rate in effect at the balance sheet date. Revenues and expenses are translated at the average rate of exchange prevailing during the reporting period.

Translation adjustments arising from the use of different exchange rates from period to period are included as a component of stockholders’ equity as “Accumulated other comprehensive income”. Gains and losses resulting from foreign currency transactions are included in income. There has been no significant fluctuation in the exchange rate for the conversion of RMB to USD after the balance sheet date.

The fluctuation of exchange rates does not imply free convertibility of RMB to other foreign currencies. All foreign exchange transactions continue to take place either through the People’s Bank of China (“PBOC”) or other banks authorized to buy and sell foreign currencies at the exchange rate quoted by the PBOC.

The Company uses SFAS No. 130 “Reporting Comprehensive Income” (codified in FASB ASC Topic 220). Comprehensive income is comprised of net income and all changes to the statements of stockholders’ equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders.

Segment Reporting

SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" requires use of the “management approach” model for segment reporting, codified in FASB ASC Topic 280.  The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance.  Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

SFAS 131 has no effect on the Company’s financial statements as substantially all of its operations are conducted in one industry segment - coal mining.

Recent Accounting Pronouncements

On July 1, 2009, the Company adopted Accounting Standards Update (“ASU”) No. 2009-01, “Topic 105 - Generally Accepted Accounting Principles - amendments based on Statement of Financial Accounting Standards No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles” (“ASU No. 2009-01”).  ASU No. 2009-01 re-defines authoritative GAAP for nongovernmental entities to be only comprised of the FASB Accounting Standards Codification (“Codification”) and, for SEC registrants, guidance issued by the SEC.  The Codification is a reorganization and compilation of all then-existing authoritative GAAP for nongovernmental entities, except for guidance issued by the SEC.  The Codification is amended to effect non-SEC changes to authoritative GAAP.  Adoption of ASU No. 2009-01 only changed the referencing convention of GAAP in Notes to the Consolidated Financial Statements.

On February 25, 2010, the FASB issued ASU No. 2010-09 Subsequent Events Topic 855 “Amendments to Certain Recognition and Disclosure Requirements,” effective immediately. The amendments in the ASU remove the requirement for an SEC filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. Revised financial statements include financial statements revised as a result of either correction of an error or retrospective application of US GAAP. The FASB believes these amendments remove potential conflicts with the SEC’s literature. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

On March 5, 2010, the FASB issued ASU No. 2010-11 Derivatives and Hedging Topic 815 “Scope Exception Related to Embedded Credit Derivatives.” This ASU clarifies the guidance within the derivative literature that exempts certain credit related features from analysis as potential embedded derivatives requiring separate accounting. The ASU specifies that an embedded credit derivative feature related to the transfer of credit risk that is only in the form of subordination of one financial instrument to another is not subject to bifurcation from a host contract under ASC 815-15-25, Derivatives and Hedging — Embedded Derivatives — Recognition. All other embedded credit derivative features should be analyzed to determine whether their economic characteristics and risks are “clearly and closely related” to the economic characteristics and risks of the host contract and whether bifurcation is required. The ASU is effective for the Company on July 1, 2010. Early adoption is permitted. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

In April 2010, the FASB codified the consensus reached in Emerging Issues Task Force Issue No. 08-09, “Milestone Method of Revenue Recognition.” FASB ASU No. 2010-17 provides guidance on defining a milestone and determining when it may be appropriate to apply the milestone method of revenue recognition for research and development transactions. FASB ASU No. 2010-17 is effective for fiscal years beginning on or after June 15, 2010, and is effective on a prospective basis for milestones achieved after the adoption date. The Company does not expect this ASU will have a material impact on its financial position or results of operations when it adopts this update on January 1, 2011.

RESULTS OF OPERATIONS

Comparison of the nine months ended September 30, 2010 and 2009

The following table sets forth the results of our operations for the nine months ended September 30 in each of the years indicated as a percentage of net sales:

	2010		2009
	$	% of Sales	$	% of Sales
Sales	40,378,548	100%	54,204,888	100%
Cost of Goods Sold	23,883,406	59%	20,502,960	38%
Gross Profit	16,495,142	41%	33,701,928	62%
Operating Expenses	5,190,357	13%	2,620,348	5%
Income from Operations	11,304,785	28%	31,081,580	57%
Other Expenses, net	(208,242)	(0.5)%	(211,588)	(0.4)%
Income tax	3,288,394	8%	6,731,036	12%
Net Income	7,808,149	19%	24,138,956	45%

Coal mining production, brokerage and sales at our three mines, in tons, for the periods indicated:

	Tong Gong Coal Mine
	Salable Production (tons)		Brokerage (tons)		Sales (tons)
	2010	2009	2010	2009	2010	2009

Nine months ended September 30,	169,026	350,000	150,000	55,000	319,026	390,229

	Xing An Coal Mines (Hong Yuan and Sheng Yu)
	Salable Production (tons)		Brokerage (tons)		Sales (tons)
	2010	2009	2010	2009	2010	2009

Nine months ended September 30,	148,818	396,466	413,160	280,000	534,379	676,903

Sales. Our revenues are derived from the sales of coal. During the nine months ended September 30, 2010, we had sales of $40.38 million compared to $54.20 million for the same period of 2009, a decrease of approximately 26%.  The decrease in sales was primarily attributed to decreased production of Tong Gong Mine as a result of changing and rearranging of our annual production plan due to outsourcing the mining work to independent contractors, and decreased production of Xing An Mines as a result of mine maintenance and retrofit projects commenced since the end of fiscal 2009. The Xing An project is expected to take about 12 to 14 months.  We expect to partially resume production in November of 2010 and fully resume production in February of 2011. We expect that these mine improvements will improve efficiencies, lower costs and greatly enhance our growth and profitability once completed. The average selling price per ton for the nine months ended September 30, 2010 was $47.3 as compared to $50.8 for the same period of 2009, a decrease of 7%, resulting from a decrease in average market selling price of coal in the Heilongjiang Province.  Our total sales volume was 853,405 tons for the nine months ended September 30, 2010, compared to 1,067,132 tons for the same period of 2009, a decrease of approximately 20%.

Cost of Goods Sold.  Cost of goods sold for the nine months ended September 30, 2010 was $23.88 million, an increase of $3.38 million or approximately 16%, from $20.50 million for the same period of 2009. Our total production during the nine months ended September 30, 2010 was 317,844 tons, compared to 746,466 tons produced for the same period of 2009, a decrease of 428,622 tons. Cost of goods sold as a percentage of sales increased to approximately 59% for the nine months ended September 30, 2010 from approximately 38% for the same period of 2009. This increase was mainly due to the significant decrease in sales and the increase in the average cost per ton.  Our average cost per ton was $27.99 in the nine months ended September 30, 2010, compared to $19.21 for the same period in 2009.  This increase was primarily attributable to the increased cost per ton as a result of overall price inflation in China related to our outsourcing the mining work, and the non-cash increase in the cost per ton from the amortization of the cost of the prepaid mining rights and the depreciation expense related to our mineshafts, which costs were amortized over the adjusted salable reserves resulting from the reserve appraisal of December 31, 2009. These reserves were appraised as of December 31, 2009 under Industry Guide 7. Utilizing Industry Guide 7 as a guideline resulted in our recording a significantly lower amount of reserve, as compared with the reserve amount that was evaluated under PRC standards, which resulted in an increase in cost of goods sold per ton.

Gross Profit. Gross profit was $16.50 million for the nine months ended September 30 of 2010 compared to $33.70 million for the same period of 2009, a decrease of $17.21 million.  Our gross profit as a percentage of sales was approximately 41% and 62% in the nine months ended September 30, 2010 and 2009, respectively. The decrease in gross profit margin was mainly attributable to the decreased production and sales volume, decreased average selling price per ton and increased average cost per ton for the reasons described above.

Operating Expenses.  Operating expenses totaled $5.19 million for the nine months ended September 30, 2010 compared to $2.62 million for the same period of 2009, an increase of $2.57 million or approximately 98%.  This increase was primarily attributable to increased amortization expense for our asset retirement cost, which cost was amortized over the adjusted salable reserves that were appraised as of December 31, 2009 under Industry Guide 7. Utilizing Industry Guide 7 as a guideline resulted in our recording a significantly lower amount of reserve as compared with the reserve amount that was evaluated under PRC standards.  The increase was also attributable to 1) increase in transportation infrastructure construction fee for both Tong Gong and Xing An, which was a new fee levied by the provincial government starting in 2010 and charged at RMB 10 per ton based on sales volume; 2) coal mine security special purpose fee for Tong Gong, a new fee levied by the local authority starting in June of 2010 and charged at RMB 10 per ton based on sales volume; 3) coal price adjusting fund for Tong Gong, a new fee levied by the local authority starting in June of 2010 and charged at RMB 20 per ton based on sales volume; and 4) increased payroll and welfare expenses, and electricity fee as a result of overall price inflation in China.

Net Income. Our net income for the nine months ended September 30, 2010 was $7.81 million compared to net income of $24.14 million for the same period of 2009, a decrease of $16.33 million.  Net income as a percentage of sales decreased from 45% for the nine months ended September 30 of 2009 to 19% for the same period of 2010. This was mainly attributed to the significant decrease in the production and sales volume, increase in average cost per ton of coal, and increased operating expenses as a result of certain new levies required by the provincial and local authorities staring from the second quarter of 2010, all as described above.

Comparison of the three months ended September 30, 2010 and 2009

The following table sets forth the results of our operations for the three months ended September 30 in each of the years indicated as a percentage of net sales:

	2010		2009
	$	% of Sales	$	% of Sales
Sales	17,854,483	100%	9,267,268	100%
Cost of Goods Sold	10,066,496	56%	4,764,557	51%
Gross Profit	7,787,987	44%	4,502,711	49%
Operating Expenses	2,469,220	14%	914,718	10%
Income from Operations	5,318,767	30%	3,587,993	39%
Other Expenses, net	(68,719)	0%	(69,793)	(1)%
Income tax	1,399,908	8%	760,381	8%
Net Income	3,850,140	22%	2,757,819	30%

Coal mining production, brokerage and sales at our three mines, in tons, for the periods indicated:

	Tong Gong Coal Mine
	Salable Production (tons)		Brokerage (tons)		Sales (tons)
	2010	2009	2010	2009	2010	2009

Three months ended September 30,	30,810	67,416	100,000	55,000	130,810	107,645

	Xing An Coal Mines (Hong Yuan and Sheng Yu)
	Salable Production (tons)		Brokerage (tons)		Sales (tons)
	2010	2009	2010	2009	2010	2009

Three months ended September 30,	-	-	223,185	100,000	242,984	102,148

Sales. Our revenues are derived from the sales of coal. During the three months ended September 30, 2010, we had sales of $17.85 million compared to $9.27 million for the same period of 2009, an increase of approximately 93%.  The increase in sales was primarily attributed to increased brokerage sales from both Tong Gong and Xing An Mines. The average selling price per ton for the three months ended September 30, 2010 was $47.84 as compared to $44.17 for the same period of 2009, an increase of 8%.  Our total sales volume was 373,794 tons for the three months ended September 30, 2010, compared to 209,793 tons for the same period of 2009, an increase of approximately 78%.

Cost of Goods Sold.  Cost of goods sold for the three months ended September 30, 2010 was $10.07 million, an increase of $5.30 million or approximately 111%, from $4.76 million for the same period of 2009. Our total production during the three months ended September 30, 2010 was 30,810 tons, compared to 67,416 tons produced for the same period of 2009, a decrease of 36,606 tons. Cost of goods sold as a percentage of sales increased to approximately 56% for the three months ended September 30, 2010 from approximately 51% for the same period of 2009. This increase was mainly due to the increase in the average cost per ton.  Our average cost per ton was $26.97 in the three months ended September 30, 2010, compared to $22.71 for the same period in 2009.  This increase was primarily attributable to the increased cost per ton as a result of overall price inflation in China related to our outsourcing the mining work, and the non-cash increase in the cost per ton from the amortization of the cost of the prepaid mining rights and the depreciation expense related to our mineshafts, which costs were amortized over the adjusted salable reserves resulting from the reserve appraisal of December 31, 2009. These reserves were appraised as of December 31, 2009 under Industry Guide 7. Utilizing Industry Guide 7 as a guideline resulted in our recording a significantly lower amount of reserve, as compared with the reserve amount that was evaluated under PRC standards, which resulted in an increase in cost of goods sold per ton.

Gross Profit. Gross profit was $7.79 million for the three months ended September 30, 2010 compared to $4.50 million for the same period of 2009, an increase of $3.29 million.  Our gross profit as a percentage of sales was approximately 44% and 49% in the three months ended September 30, 2010 and 2009, respectively. The decrease in gross profit margin was mainly attributable to the increased average cost per ton.

Operating Expenses.  Operating expenses totaled $2.47 million for the three months ended September 30, 2010 compared to $0.91 million for the same period of 2009, an increase of $1.37 million or approximately 170%.   The increase was attributable to 1) increase in transportation infrastructure construction fee for both Tong Gong and Xing An, which was a new fee levied by the provincial government starting in May, 2010 and charged at RMB 10 per ton based on sales volume; 2) coal mine security special purpose fee for Tong Gong, a new fee levied by the local authority starting in June of 2010 and charged at RMB 10 per ton based on sales volume; 3) coal price adjusting fund for Tong Gong, a new fee levied by the local authority starting in June of 2010 and charged at RMB 20 per ton based on sales volume; and 4) increased payroll and welfare expenses  as a result of overall price inflation in China.

Net Income. Our net income for the three months ended September 30, 2010 was $3.85 million compared to net income of $2.76 million for the same period of 2009, an increase of $1.09 million.  Net income as a percentage of sales decreased from 30% for the three months ended September 30, 2009 to 22% for the same period of 2010. This is mainly attributed to increased average cost per ton of coal, and increased operating expenses as a result of certain new levies required by the provincial and local government starting from the second quarter of 2010, all as described above.

Comparison of the Years Ended December 31, 2009 and 2008

On April 4, 2008, the Company completed the acquisition of 90% of Xing An for an aggregate purchase price determined by multiplying the number of shares of our stock outstanding just prior to the transaction (400,000 Series A preferred shares and 6,932,582 common shares) by the average stock price of our stock two days before and two days after the Agreement date. Pursuant to the purchase agreement the Xing An Shareholders received $30 million in cash, which is treated as a dividend under the accounting treatment of the transaction, and 80,000,000 shares (pre-10-to-1 reverse stock split effected on January 7, 2008) of our common stock. The beneficial interests to the remaining 10% of Xing An were placed in trust by the Xing An Shareholders for the benefit of the Company. As a result of the acquisition, the Xing An Shareholders now collectively own 53% of the combined company.  For accounting purposes, our acquisition of Xing An is accounted for as a reverse acquisition of the Company by Xing An. The operating results of Xing An for the year ended December 31, 2008 and the Company for the nine months ended December 31, 2008 are included in the accompanying consolidated statements of operations from the acquisition date.  For convenience of reporting the acquisition for accounting purposes, April 1, 2008 was designated  the acquisition date.

The following table sets forth the results of our operations for the years indicated as a percentage of net sales:

	2009		2008
	$	% of Sales	$	% of Sales
Sales	64,998,456	100%	57,130,098	100%
Cost of Sales	27,192,191	42%	25,676,126	45%
Gross Profit	37,806,265	58%	31,453,972	55%
Operating Expenses	5,844,974	9%	2,794,398	5%
Income from Operations	31,961,291	49%	28,659,574	50%
Other Expenses, net	(174,289)	(0.27)%	(245,387)	(0.43)%
Income tax	6,700,175	10%	6,690,206	12%
Net Income	25,086,827	39%	21,723,981	38%

Coal mining production, brokerage and sales at our three mines, in tons, for the periods indicated:

	Tong Gong Coal Mine
	Salable Production (tons)		Brokerage (tons)		Sales (tons)
	2009	2008	2009	2008	2009	2008

First Quarter	98,031	137,536	-	-	98,031	137,536

Second Quarter	184,553	168,245	-	-	184,553	168,245

Third Quarter	67,416	66,448	55,000	-	107,645	153,517

Fourth Quarter	-	-	69,400	236,526	84,171	149,457

Total	350,000	372,229	124,400	236,526	474,400	608,755

	Xing An Coal Mines (Hong Yuan and Sheng Yu)
	Salable Production (tons)		Brokerage (tons)		Sales (tons)
	2009	2008	2009	2008	2009	2008

First Quarter	396,466	539,737	-	-	271,753	472,019

Second Quarter		120,000	180,000-	-	303,002	225,590

Third Quarter		-	100,000	246,000	102,148	255,909

Fourth Quarter	173,252	83,543		157,700	172,542	241,944

Total	569,718	743,280	280,000	403,700	849,445	1,195,462

Sales. Our revenues are derived primarily from the sales of coal. During 2009, we had sales of $65.00 million  compared to  $57.13 million for 2008, an increase of approximately 14%.  The increase in sales was primarily due to increase in our selling price. The average selling price per ton for 2009 was  $49.10, compared to  $37.86 for 2008, an increase of 30%.  Our total sales volume was 1,323,845 tons for  2009, compared to 1,666,681 tons for  2008 (taking into account both twelve-month sales volume of Xing An and nine-month sales volume of Tong Gong from the reverse acquisition date), a decrease of approximately 21%. The decrease in sales volume was mainly due to the temporary closing of a major power plant customer for one month in July for overhauling and maintenance of its boilers, and decrease in our brokerage coal due to increased purchase cost. Our high average selling price for the year of 2009 was a result of adjusting our selling price according to the market price in Heilongjiang province, and our selling price can vary dramatically depending on the prevailing market price of coal in Heilongjiang Province.

Cost of Sales.  Cost of sales for the year ended December 31, 2009 was $27.19 million, an increase of $1.51 million or approximately 6%, from $25.68 million for 2008. Our total production during  2009 was 919,718 tons (combining the production volumes of Xing An and Tong Gong), compared to 977,973 tons produced (reflecting 12 months of Xing An and 9 months of Tong Gong’s production volume) for 2008. Cost of sales as a percentage of sales decreased to approximately 42% for  2009 from approximately 45% for  2008. This decrease was mainly due to significant increase in the average selling price of coal period over period, despite an increase in production cost and decrease in production volume.  Our average cost per ton for production was $19.79 in  2009,  compared to $15.99 for 2008.  This increase is attributable to overall price increases in China including our coal production cost such as director labor and mining equipment.

In addition to mining coal, we also broker coal from small independent mines operating in the areas surrounding the mines that we operate. We brokered 404,000 tons and 640,226 tons for 2009 and 2008, respectively, to meet customer demands, with average cost of $20.71 per ton in 2009; the brokerage cost was also increased from 15.05 per ton in 2008 as a result of overall increased production cost in China.

Gross Profit. Gross profit was $37.81 million for 2009 compared to $31.45 million for 2008, an increase of $6.36 million.  Our gross profit as a percentage of sales was approximately 58% and 55% in 2009 and 2008, respectively. The increase in gross profit margin was mainly attributable to the high average selling price of coal for 2009, despite the lower sales volume as compared to 2008.

Operating Expenses.  Operating expenses totaled $5.84 million for 2009 compared to $2.79 million for 2008, an increase of $3.05 million or approximately 109%.  This increase was primarily attributable to increased expense of Xing An for repairing and maintaining the road from the coal mine to the coal stockyard, increased depreciation expense for mining shafts by using unit-of-production method, and amortization expenses for mining rights, that were all calculated based on the salable reserves under Industry Guide 7 which was reappraised in 2009.

Net Income. Our net income for 2009 was $25.09 million compared to net income of $21.72 million for 2008, an increase of $3.37 million.  Net income as a percentage of sales increased from 38% for 2008 to 39% for 2009. This is mainly attributed to the significant increase in the average selling price of coal.

LIQUIDITY AND CAPITAL RESOURCES

Cash Flows

Comparison of the nine months ended September 30, 2010 and 2009

As of September 30, 2010, we had cash and cash equivalents of $40.14 million. Our working capital was approximately $33.20 million. The ratio of current assets to current liabilities was 5.15:1 at September 30, 2010.

The following is a summary of cash provided by or used in each of the indicated types of activities during the nine months ended September 30, 2010 and 2009:

	2010	2009
Cash provided by (used in):
Operating Activities	$10,342,754	$22,459,263
Investing Activities	$(2,888,390)	$(121,772)
Financing Activities	$708,977	$(11,179,908)

Net cash generated by operating activities was $10.34 million in the nine months ended September 30, 2010 as compared to net cash provided by operating activities of $22.46 million in the same period of 2009.  The decrease in cash inflow during the 2010 period resulted primarily from the decrease in net income in the nine months ended September 30, 2010, and decrease in unearned revenue as a result of less cash deposit received from customers due to decreased sales volume during the nine months ended September 30, 2010.

Net cash used in investing activities was $2.89 million in nine months ended September 30, 2010 as compared to $0.12 million in the same period of 2009. In the nine months ended September 30, 2010, we paid approximately $2.89 million for acquisition of property and construction in progress for the Xing An mines retrofit. The cash used in the same period of 2009 was mainly due to the purchase of mining equipment and construction of an employee training room and shower facility at the Tong Gong mine site.

Net cash provided by financing activities was $0.71 million in the nine months ended September 30, 2010 as compared to $11.18 million used in the same period of 2009. The increase in cash inflow from financing activities for the nine months ended September 30, 2010 was primarily due to an increase in short-term advance from shareholder for paying certain G&A expenses incurred by the US parent company, while in the same period of 2009, we paid $12 million to the selling shareholders of Xing An in connection with the acquisition of Xing An.

Based on our current expectations, we believe our cash and cash equivalents, and cash generated from operations will satisfy our working capital needs, and other liquidity requirements associated with our existing operations through the remainder of 2011. We will continue to seek opportunities to expand our existing mining operations and acquire additional coal mining rights, and we expect to finance such acquisitions through the issuance of debt or equity securities. Failure to obtain such financing could have a material adverse effect on our plans for expansion.  We anticipate that the proceeds of the Private Placement will be used for general working capital including to finance acquisitions, among other things.

We do not believe inflation has had a negative impact on our results of operations.

Comparison of the Years Ended December 31, 2009 and 2008

As of December 31, 2009, we had cash and cash equivalents of $31.26 million. Our working capital was approximately $24.85 million. The ratio of current assets to current liabilities was 4.73:1 at December 31, 2009.

The following is a summary of cash provided by or used in each of the indicated types of activities during the years ended December 31, 2009 and 2008:

	Years Ended December 31
	2009	2008
Cash provided by (used in):
Operating Activities	$25,443,448	$28,405,392
Investing Activities	$(121,173)	$(5,113,940))
Financing Activities	$(10,820,141)	$(16,960,028)

Net cash flow provided by operating activities was $25.44 million in 2009 while net cash flow provided by operating activities was $28.41 million in 2008.  The decrease in cash inflow from operating activities resulted from payment of $5.63 million for taxes payable and deposit of $0.98 million for mining restoration despite the increase in net income in 2009.

Net cash flow used in investing activities was $0.12 million in 2009 and  $5.11 million of net cash used in investing activities in 2008. In 2009, we paid approximately $110,000 for the acquisition of fixed assets and approximately $11,000 for construction in progress. The decrease in cash outflow in 2008 was mainly due to the payment of $12 million for acquiring the mining rights partially offset by $7.2 million of our cash treated as having been acquired from us as a result of the reverse acquisition.

Net cash flow used in financing activities was $10.82 million in 2009 compared to net cash used in financing activities of $16.96 million in 2008. The decrease in cash outflow from financing activities in 2009 was primarily due to the payment of the $12 million dividend to the selling shareholders of Xing An partially offset by a $1.09 million advance from shareholders for paying certain US headquarters’ expenses including audit fees, legal expenses, and senior management salaries, while in 2008, we paid a dividend of $18 million to the selling shareholders of Xing An Shareholders.    The Company repaid $2.8 million to the shareholder in January 2011.

Based on our current expectations, we believe our cash and cash equivalents, and cash generated from operations will satisfy our working capital needs, and other liquidity requirements associated with our existing operations through the remainder of 2011. We would like to expand our existing mining operations and acquire additional coal mining rights, but we will finance such acquisitions through the issuance of debt or equity securities. Failure to obtain such financing could have a material adverse effect on our plans for expansion.  We anticipate that the proceeds of the Private Placement will be used for general working capital including to finance acquisitions, among other things.

We do not believe inflation has had a negative impact on our results of operation.

CONTRACTUAL OBLIGATIONS

We have certain fixed contractual obligations and commitments that include future estimated payments. Changes in our business needs, cancellation provisions, changing interest rates, and other factors may result in actual payments differing from the estimates. We cannot provide certainty regarding the timing and amounts of payments. We have presented below a summary of the most significant assumptions used in our determination of amounts presented in the tables, in order to assist in the review of this information within the context of our consolidated financial position, results of operations, and cash flows.

The following tables summarize our contractual obligations as of September 30, 2010, and the effect these obligations are expected to have on our liquidity and cash flows in future periods.

	Payments Due by Period
	Total	Less than 1 year	1-3 Years	3-5 Years	5 Years +

Contractual Obligations:
Operating Leases	$157,123	$74,323	$43,200	$39,600	$-
Mining Rights	897,589	-	-	-	897,589
Total Contractual Obligations:	$1,054,712	$74,323	$43,200	$39,600	$897,589

OFF-BALANCE SHEET ARRANGEMENTS

We have not entered into any other financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES

We have had no changes in or disagreements with our accountants on accounting and financial disclosures.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The following table includes the names, positions held, and dates of appointment of our current executive officers and directors:

Name	Position	Date of Appointment
Guoqing Yue	Chairman of the Board of Directors	August 15, 2008

Hongwen Li	President, Chief Executive Officer and Director	December 15, 2003, August 15, 2008

Xinyu Peng	Chief Financial Officer, Secretary	March 11, 2011(1)

Elan Yaish	Director	February 27, 2009

Yanlin Qu	Director	February 27, 2009

Shengchun Liu	Director	February 27, 2009

(1) Mr. Peng was appointed the Chief Financial Officer and Secretary of the Company on March 11, 2011 and replaced Ms. Weiwei Li, who was serving as the Interim Chief Financial Officer since March 17, 2010.

Business Experience Descriptions

Guoqing Yue, Chairman of the Board of Directors

Mr. Yue has extensive work experience in, and knowledge of, Heilongjiang Province, where our mining operations are based. From 1976 to 1989, Mr. Yue was a government official with the Second Light Industry Bureau in Daxinganling, a prefecture of Heilongjiang Province. From 1989 to 1994, Mr. Yue worked at a local engineering company and a paper mill in the region before joining Qinghuangdao Xinshiji Industrial Co., Ltd., a commodities trading company doing business between Heilongjiang and Qinhuangdao, a municipality and the chief port of Hebei Province. In 1999, Mr. Yue left the trading company and founded Qinhuangdao Pengda Real Estate Development Co., Ltd., developing properties primarily in Qinhuandao and Hebei’s Xiong County. In 2001, Mr. Yue led a group of private investors to acquire Heilongjiang Beiyao Development Co., Ltd., which later became Heilongjiang Xing An Mining Development Group Co., Ltd. (“Xing An Mining”).

Hongwen Li, President, Chief Executive Officer and Director

Mr. Hongwen Li had served as chairman of our board of directors since the share exchange transaction with Yong Heng was completed in December 2003 until his replacement from that position by Mr. Yue in August 2008. Mr. Li founded Fellow Workers Group in June, 1993, a holding company in the PRC with subsidiaries in different industries such as HuaFeng Trading Co. in the field of Chinese-Russian trading, SongZai Metal in the field of heavy industry, SenDa Hotel in the field of real estate, and HeiHe JinChang Coal Mine. Within several years, Mr. Li’s company grew from a small corporation with several employees to a holding company with more than 300 employees.

Xinyu Peng, Chief Financial Officer and Secretary

Prior to joining the Company, Mr. Peng served as the CFO and Secretary of China Recycling Energy Corporation from August 2008 to December 2010.  From January 2008 to July 2008, Mr. Peng served as Vice President of Tavistock Group Asia.  From November 2006 to July 2008, Mr. Peng served as Chief Financial Officer and Director of MOD3 Cabinets & Home LLC.  From July 2003 to July 2008, he served as Chief Financial Officer of Creative Hospitality Concepts LLC.  Mr. Peng received his master of business administration (“MBA”) from the University of Miami in Florida and his Bachelor of Arts degree from Fudan University in Shanghai, China where he majored in international finance.

Elan Yaish, Director and Chairman of Audit Committee

Mr. Yaish is the President of ERS Associates, Ltd., and has been providing business and financial advisory services to publicly traded and privately held companies since January 2006. From June 2010 he has also been serving as CFO of RF Dynamics Ltd. From August 2002 to November 2005, Mr. Yaish was the Chief Financial Officer, Vice President of Finance and Assistant Secretary of Manchester Technologies, Inc. From February 2000 to July 2002, Mr. Yaish was the Assistant Vice President of Finance at Comverse Technology, Inc. From June 1996 to February 2000, Mr. Yaish was the Vice President of Finance and Controller of Trans-Resources, Inc. Mr. Yaish was a senior accountant at Deloitte & Touche LLP from   September 1992 to May 1996. Mr. Yaish currently serves as a director for New Energy Systems Group. Mr. Yaish graduated from The Yeshiva University, Sy Syms School of Business, with a B.S. in accounting in 1992. Mr. Yaish is a licensed CPA in   New York and a member of the AICPA and NYSSCPA.

Yanlin Qu, Director, Chairman of Nominating Committee and Member of Audit and Compensation Committees

Mr. Qu is the Deputy Director General of the Coalfield Geological Bureau of Heilongjiang Province, a position that he has held since November 1999. He previously served as a senior engineer and a mineral resource appraiser.  Mr. Qu is a 1977 graduate of Heilongjiang School of Mining with a master’s degree in mining sciences.

Shengchun Liu, Director, Chairman of Compensation Committee and Member of Audit and Nominating Committees

Mr. Liu is the President of both the Heilongjiang Province Railway Association and the Harbin Railway Commission Science & Technology Association, positions he has held since December 2002. From June 1977 to December 2002, Mr. Liu was the Director of the Heilongjiang Province Economic Commission. Mr. Liu is a graduate of Jilin University with a B.S. degree in automotive sciences.

Our Board of Directors has determined that Messrs. Yaish, Qu and Liu are independent.

Family Relationships

There are no family relationships between or among any of our current directors, executive officers or persons nominated or charged by the Company to become directors or executive officers. There are no family relationships among our officers and directors and the officers and directors of our direct and indirect subsidiaries.

Involvement in Certain Legal Proceedings

None of the directors or executive officers has, during the past ten years:

(a)
Had any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

(b)	Been convicted in a criminal proceeding or subject to a pending criminal proceeding;

(c)
Been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities, futures, commodities or banking activities; or

(d)
Been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Audit Committee

Although we are not a “listed company” under SEC rules and are therefore not required to have an audit committee, we have an audit committee comprised of independent directors. Our audit committee is comprised of three independent directors: Mr. Elan Yaish, Mr. Yanlin Qu and Mr. Shengchun Liu. Our board of directors has determined, based on information furnished by Mr. Yaish and other available information, that Mr. Yaish meets the requirements of an “audit committee financial expert” as such term is defined in the rules promulgated under the Securities Act and the Exchange Act. On February 27, 2009, Mr. Yaish was appointed to serve as chairman of the audit committee, and to serve as our audit committee financial expert.

EXECUTIVE COMPENSATION

Summary of Compensation

The following summary compensation table indicates the cash and non-cash compensation earned for years ended December 31, 2010 and 2009 by our Chief Executive Officer and our other highest paid executives whose total compensation exceeded $100,000 (if any) for the years ended December 31, 2010 and 2009.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Hongwen Li, (1)	2010	0	-0-	-0-	-0-	-0-	-0-	-0-	0
President and CEO	2009	0	-0-	-0-	-0-	-0-	-0-	-0-	0
Yvonne Zhang	2010	85,000	-0-	-0-	-0-	-0-	-0-	-0-	85,000
former CFO (2)	2009	100,000	-0-	-0-	270,277	-0-	-0-	-0-	370,277
Weiwei Li (3)	2010	18,000	-0-	-0-	-0-	-0-	-0-	-0-	18,000
Interim CFO (2)	2009	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

(1) Mr. Hongwen Li elected not to receive the payment of $100,000 in salary for each of 2009 and 2010, the years in which the salary was earned.

(2) On March 17th, 2010, Ms. Yvonne Zhang resigned as Chief Financial Officer and Ms. Weiwei Li was appointed as our interim Chief Financial Officer.  Ms. Zhang received $25,000 as salary under her employment agreement with the Company through her resignation as Chief Financial Officer and an additional $60,000 as a consulting fee for services rendered to the Company as an independent contractor after the date of her resignation.  Additionally, on January 11, 2011, the Company granted 50,000 shares of Common Stock to Ms. Zhang as consideration for consulting services in connection with the Private Placement.

(3) On March 11, 2011, Xinyu Peng was appointed as Chief Financial Officer of the Company to replace Ms. Li who was serving as our interim Chief Financial Officer since March 17, 2010.  Pursuant to Mr. Peng’s employment agreement, which has a one year term, he will receive an annual salary of $140,000 and an option to purchase 50,000 shares of the Company’s common stock, par value $0.001, at an exercise price equal to the closing price per share of the Company's Common Stock of the grant date.

(4) Represents the aggregate grant date fair value of option awards made during the applicable year computed in accordance with FASB ASC Topic 718. The fair value of each stock option granted is estimated on the date of the grant using the Black-Scholes option pricing model. For a description of the assumptions used to determine these amounts, see Note 15 in the Notes to the Consolidated Financial Statements filed herewith for the period ended December 31, 2009.

Employment Agreements, Termination of Employment and Change-in-Control Arrangements with our Executive Officers

Except as described below, we currently have no employment agreements with any of our executive officers, nor any compensatory plans or arrangements resulting from the resignation, retirement or any other termination of any of our executive officers, from a change-in-control, or from a change in any executive officer’s responsibilities following a change-in-control.

Employment Agreement with Hongwen Li

In connection with the appointment of Mr. Hongwen Li as our Chief Executive Officer in August 2008, we entered into an employment agreement with him for an initial term of one year, which automatically renews for successive one-year periods unless one party notifies the other party in writing not to renew at least 60 days before the end of the then effective term. Under the employment agreement, we agreed to compensate Mr. Li an annual salary of $100,000 for his services as President and Chief Executive Officer, which may be adjusted at the discretion of the Board. On January 14, 2011, we amended the employment agreement to increase Mr. Li’s salary to $200,000 beginning on January 1, 2011.  During the term of the employment agreement, we agree to include Mr. Li as an insured if we obtain an officers and directors insurance policy. In addition, we agreed to reimburse Mr. Li for reasonable expenses incurred in connection with the performance of his duties under the employment agreement.

We may terminate the employment agreement for cause if Mr. Li (i) is convicted of (or pleads nolo contendere to) any felony; (ii) commits acts of fraud, misappropriation or embezzlement at the expense of the Company; (iii) engages in willful misconduct, gross negligence or gross or habitual or material neglect in the performance of his duties; or (iv) causes a material breach of any of the covenants, terms or provisions of the employment agreement that remains uncured for a period of 30 days after written notice from us to him. On the other hand, Mr. Li may terminate the employment agreement for good reason if (i) we cause a material breach of any of the provisions of this Agreement that remains uncured within thirty (30) days following his written notice of such breach; (ii) we adversely alter his title, position, status, duties or authority with the Company; (iii) we reduce his compensation; (iv) the Board of Directors requests him to engage in any unlawful activity; or (v) a change in control of the Company occurs.

The employment agreement may also be terminated by either Mr. Li or us without cause or without good reason, immediately upon written notice to the other party. Additionally, the employment agreement terminates upon Mr. Li’s death or inability to carry out his duties for 90 consecutive days or 120 days in any 360-day period. Upon termination of the employment agreement, we are obligated to Mr. Li for all accrued but unpaid salary and accrued but unreimbursed expenses.
The employment also contains restrictive covenants preventing the unauthorized use and/or disclosure by Mr. Li of confidential information during or at any time after termination.

Employment Agreement with Yvonne Zhang

In connection with the appointment of Ms. Yvonne Zhang as our interim chief financial officer in August 2007, we entered in to a one-year employment agreement with her which expired in July 2008. The agreement provided for a yearly salary of $22,000 payable in monthly installments on the first day of the month, as well as reimbursement of expenses. Under the terms of the employment agreement, Ms. Zhang had the right to terminate her employment by giving us prior notice with or without cause, and we had an equal right subject to a longer notice period.

On June 9, 2008, we agreed to employ Ms. Zhang as our full-time Chief Financial Officer, and amended the terms of her employment agreement. Specifically, we agreed to continue the employment of Ms. Zhang for a term commencing on June 9, 2008 and ending on June 8, 2009, during which Ms. Zhang was to receive a base annual salary of $100,000. We also agreed to grant Ms. Zhang options under our 2006 Stock Option/Stock Issuance Plan (the “2006 Plan”) to purchase up to 55,000 shares of our common stock, at an exercise price of $9.35 per share for a period of 5 years. Ms. Zhang was also eligible for an annual bonus, if any, which was to be determined and paid in accordance with policies set from time to time by our board of directors. The employment relationship could be terminated by Ms. Zhang or us prior to the expiration of the Term, with or without cause, upon which we agreed to pay Ms. Zhang any accrued but unpaid base salary and any accrued but unreimbursed expenses.

On March 10, 2009, we granted Ms. Zhang options to purchase up to 55,000 shares of common stock under our 2009 Stock Incentive Plan pursuant to a non-statutory stock option agreement. We granted these options to replace the options previously granted to Ms. Zhang under the 2006 Plan, which expired under their terms.  On March 17th, 2010, Ms. Zhang resigned as Chief Financial Officer and her employment agreement terminated.  In connection with Ms. Zhang’s services to the Company with regard to the Private Placement after the termination of employment, the Company awarded Ms. Zhang 50,000 shares of Common Stock on January 11, 2011.

Outstanding Equity Awards at Fiscal Year-End

With the exception of Ms. Yvonne Zhang, our Chief Financial Officer, there were no unexercised options, unvested stock awards or equity incentive plan awards for any of the above-named executive officers outstanding as of December 31, 2010. Pursuant to the terms of her employment agreement, Ms. Zhang was granted options to purchase up to 55,000 shares of common stock under our 2006 Plan, which options were outstanding as of December 31, 2010.

Compensation of Directors

The following director compensation disclosure reflects all compensation awarded to, earned by or paid to the directors below for the year ended December 31, 2010.

DIRECTOR COMPENSATION TABLE
Name	Year	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (5)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Guoqing Yue (1)	2010	0	-0-	-0-	-0-	-0-	-0-	0
Hongwen Li	2010	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Elan Yaish (2)	2010	30,000	-0-	141,425	-0-	-0-	-0-	125,804
Yanlin Qu (3)	2010	7,320	-0-	-0-	-0-	-0-	-0-	7,320
Shengchun Liu (4)	2010	7,320	-0-	-0-	-0-	-0-	-0-	7,320

(1)  Mr. Guoqing Yue was appointed to our Board of Directors effective August 15, 2008, and is entitled to receive annual compensation of $150,000 for his services rendered as a director, however, Mr. Yue waived his 2010 compensation.

 (2)  Mr. Elan Yaish was appointed to our Board of Directors effective February 27, 2009, and is entitled to receive annual compensation of (i) $30,000 for his services rendered as a director and chairman of the audit committee and (ii) an option to purchase up to 20,000 shares of our common stock under the Company 2009 Stock Incentive Plan.

(3)  Mr. Yanlin Qu was appointed to our Board of Directors effective February 27, 2009, and is entitled to receive annual compensation of RMB 50,000 (approximately USD $7,320) for his services rendered as a director, as well as chairman of the nominating committee and member of the audit and compensation committees.

(4)  Mr. Shengchun Liu was appointed to our Board of Directors effective February 27, 2009, and is entitled to receive annual compensation of RMB 50,000 (approximately USD $7,320) for his services rendered as a director, as well as chairman of the compensation committee and member of the audit and nominating committees.

(5)  Represents the aggregate grant date fair value of option awards made during 2010 computed in accordance with FASB ASC Topic 718. The fair value of each stock option granted is estimated on the date of the grant using the Black-Scholes option pricing model. On March 3, 2010, the Company granted 20,000 stock options to this director with exercise price of $9.30 per share and a term of 5 years.  The options vest and become exercisable in two equal installments: the first six months from the option grant date and the second six months thereafter.  Based on the fair value method under SFAS 123R (codified in FASB ASC Topic 718), the fair value of each stock option granted is estimated on the date of the grant using the Black-Scholes option pricing model. The Black-Scholes option pricing model has assumptions for risk free interest rates, dividends, stock volatility and expected life of an option grant. The risk free interest rate is based upon market yields for US Treasury debt securities at a maturity near the term remaining on the option. Dividend rates are based on the Company’s dividend history. The stock volatility factor is based on the historical volatility of the Company’s stock price. The expected life of an option grant is based on management’s estimate as no options have been exercised in the Plan to date. The fair value of each option grant to employees is calculated by the Black-Scholes method and is recognized as compensation expense over the vesting period of each stock option award. For stock options issued, the fair value was estimated at the date of grant using the following range of assumptions:

•	The options vested upon issuance and have a life of 5 years, with volatility of 100%, risk free interest rate of 3.76%, and dividend yield of 0%.
•	No estimate of forfeitures was made as the Company has a short history of granting options.

There were no stock or option awards issued to any directors and outstanding as of December 31, 2010 other than to Mr. Yaish.

Director Agreements

In connection with the appointments of Mr. Guoqing Yue, Mr. Elan Yaish, Mr. Yanlin Qu and Mr. Shengchun Liu to our board of directors, we entered into agreements with each of them as follows:

Under the agreement with Mr. Yue, Mr. Yue is entitled to receive annual compensation of $150,000 for his actual attendance and participation at all meetings of our Board of Directors, as well as expenses incurred in connection therewith. Mr. Yue’s annual compensation will be paid in cash. During his term as a director, Mr. Yue is included as an insured in our officers and directors insurance policy (“D&O Insurance”). In addition, we agreed to reimburse Mr. Yue for reasonable expenses incurred in connection with the performance of duties as a director and Chairman of the Board. The employment also contains restrictive covenants preventing the unauthorized use and/or disclosure by Mr. Yue of confidential information during or at any time after his term as a director.

Under the agreement with Mr. Yaish, in addition to duties as a director, he will serve as chairman of the audit committee as well as the audit committee financial expert, for annual compensation of $30,000. Mr. Yaish has also received options to purchase shares of the Company’s common stock pursuant to a non-statutory stock option agreement entered into between the Company and Mr. Yaish.  Mr. Yaish is included as an insured under our D&O Insurance policy, and the Company has agreed to indemnify Mr. Yaish against any expense, liability, or loss paid or incurred in connection with any event relating to his directorship; we also entered into an indemnification agreement with Mr. Yaish with respect to these matters. During his directorship, Mr. Yaish agrees not to disclose confidential information without our consent and not to be engaged by our direct competitors for services similar to those that he provides to us.

Under the agreements with Mr. Qu and Mr. Liu, in addition to their duties as directors, they will each serve on the compensation committee and nominating committee, for annual compensation of 50,000 Renminbi  (approximately $7,320).  Additionally, Mr. Liu will serve as chairman of the compensation committee and Mr. Qu as chairman of the nominating committee. During their directorships, both Mr. Qu and Mr. Liu agree not to disclose confidential information without our consent and not to be engaged by our direct competitors for services similar to those that each of them provides to us.

Our directors, officers and existing shareholders have entered into lock-up agreements in connection with the Private Placement generally providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of our common stock or any securities exercisable for or convertible into our common stock owned by them for a period of 1 year after the initial sale of the shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED
STOCKHOLDER MATTERS

Securities Authorized for Issuance under Equity Compensation Plan

As of December 31, 2010, we had one equity compensation plan in effect. The Company’s 2006 Stock Option/Stock Issuance Plan was adopted on March 14, 2006, and under its terms, the approval by our shareholders was required within 12 months of its adoption date. As the plan was not approved by our shareholders within that time, no further issuance under the plan is permitted in accordance with its terms.  The Company then replaced the 2006 Stock Option/Stock Issuance Plan with the 2009 Stock Incentive Plan.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding our common stock beneficially owned on March 16, 2011, for (i) each stockholder known to be the beneficial owner of 5% or more of our outstanding common stock, (ii) each executive officer and director, and (iii) all executive officers and directors as a group. In general, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of such security, or the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which the person has the right to acquire beneficial ownership within 60 days.  Shares of common stock subject to options, warrants or convertible securities exercisable or convertible within 60 days of March 16, 2011 are deemed outstanding for computing the percentage of the person or entity holding such options, warrants or convertible securities but are not deemed outstanding for computing the percentage of any other person. Percentages are determined based on 18,902,582 common shares issued and outstanding as of March 16, 2011. To the best of our knowledge, subject to community and marital property laws, all persons named have sole voting and investment power with respect to such shares, except as otherwise noted.

	Number of Shares (2)		% of Class of Stock Outstanding (4)
Name and Address of Beneficial Owner (1)	Common Stock	Preferred Stock (3)	Common Stock	Preferred Stock
Guoqing Yue, Chairman of the Board of Directors (5) (11)	6,400,000	-	33.86%	-
Hongwen Li, President and Director	1,092,038	400,000	5.78%	100%
Xinyu Peng, Chief Financial Officer	-	-	-	-
Weiwei Li, former Interim Chief Financial Officer (6)	-	-	-	-
Yvonne Zhang, former Chief Financial Officer (7)	105,000	-	*	-
Elan Yaish, Director (8)	40,000	-	*	-
Yanlin Qu, Director (9)	-	-	-	-
Shengchun Liu, Director (10)	-	-	-	-
Heilongjiang Xing An Mining Development Group Co., Ltd. (5)	4,800,000	-	25.39%	-
Mingshu Gong (5) (11)	6,400,000	-	33.86%	-
Yunjia Yue (5)	800,000	-	4.23%	-
Yunpeng Yue (5)	800,000	-	4.23%	-
All Directors and Executive Officers as a Group (6) persons	9,167,038	400,000	48.25%	100%

* Less than 1%

(1)	Unless otherwise indicated, the address of the named beneficial owners is: 17890 Castleton Street, Suite 112, City of Industry, California 91789.
(2)	Security ownership information for beneficial owners is taken from statements filed with the Securities and Exchange Commission pursuant to information made known by the Company.
(3)	Each share of preferred stock is convertible into 1 share of common stock and votes on an as converted basis with the shares of common stock on all matters presented to shareholders.
(4)	Based on 18,902,582 shares of Common Stock and 400,000 shares of Preferred Stock outstanding as of March 16, 2011.
(5)
The address of these named beneficial owners is: No. 9 People Road, Jiagedaqi, Jiagedaqi District, Da Xing’an Mountain Region, Heilongjiang Province, PRC 165000. These named beneficial owners received shares of our common stock in connection with the acquisition of Xing An.

(6)	Ms. Li was our interim Chief Financial Officer from March 17, 2010 until Mr. Peng was appointed our Chief Financial Officer on March 11, 2011.
(7)	Ms. Zhang was our Chief Financial Officer until March 17, 2010; she has continued to provide financial and accounting services to the Company. Represents 50,000 shares of Common Stock and 55,000 shares of Common Stock underlying stock options that are currently exercisable.
(8)
Elan Yaish’s address is: 515 Cedarwood Dr., Cedarhurst, NY 11516. Represents 40,000 shares of Common Stock underlying stock options.  Mr. Yaish has been awarded an additional option to acquire 20,000 shares of Common Stock as of February 25, 2011, however, such options are not exercisable within 60 days of March 16, 2011.

(9)	Yanlin Qu’s address is: Suite #301, Unit 1, #6, A Shen He St., Nan Gang District, Harbin City, Heilongjiang Province, China.
(10)	Shengchun Liu’s address is: #7 Xuan Qing St., Nan Gang District, Harbin City, Heilongjiang Province, China.
(11)
Mingshu Gong is the sole shareholder and a director of Heilongjiang Xing An Mining Development Group Co., Ltd. (“Xing An Mining”) and is the wife of Guoqing Yue.  Therefore, the number of shares reported as beneficially owned by Mingshu Gong includes 1,120,000 shares held directly by Ms. Gong, 480,000 shares held directly by her husband, Guoqing Yue, and 4,800,000 shares owned by Xing An Mining.

(11)
Guoqing Yue is a director of Xing An Mining and is married to the sole shareholder and a director of Xing An Mining, Mingshu Gong. Therefore, the number of shares reported as beneficially owned by Guoqing Yue includes 480,000 shares held directly by Mr. Yue, 1,120,000 shares held directly by his wife, Mingshu Gong, and 4,800,000 shares owned by Xing An Mining.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Advance from shareholders

At December 31, 2010, we owed our Chief Executive Officer $3,180,338 for short-term advances made to us to facilitate our operations.  Imputed interest expense is charged at 6% per annum on the amount due at balance sheet date. Total imputed interest included as additional paid-in capital amounted to $160,676 and $125,132 for the years ended December 31, 2010 and 2009 respectively. The manner of settlement was in cash, and we repaid  of $2.8 million to our CEO in January 2011.

Payments to shareholders

As discussed elsewhere in this prospectus, we completed the acquisition of the Xing An Companies in April 2008 and issued 8 million shares of our common stock and paid $30,000,000 (which is treated as a dividend) to the Xing An Shareholders, including Mr. Guoqing Yue, our Chairman of the Board. On October 15, 2008, we paid $18 million of the dividend to the Xing An Shareholders in accordance with the terms of the Stock Purchase Agreement. We paid the remaining $12 million of the dividend to the Xing An Shareholders in April 2009.

Director Independence

Based upon information submitted by Mr. Elan Yaish, Mr. Yanlin Qu and Mr. Shengchun Liu, our board of directors has determined that each of them is “independent” under the listing standards of both NYSE Amex LLC (formerly NYSE Alternext US LLC) and The NASDAQ Stock Market.

LEGAL MATTERS

The validity of the shares of our common stock offered hereby has been passed upon for us by McKenna Long Aldridge LLP, Atlanta, Georgia.

EXPERTS

Our audited financial statements as of and for the years ended December 31, 2009 and 2008 have been included in this prospectus in reliance upon the report of Goldman Kurland Mohidin LLP and their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the United States Securities and Exchange Commission, 100 F. Street, N.E., Washington, D.C. 20549, a registration statement on Form S-1 under the Securities Act for the common stock offered by this prospectus. We have not included in this prospectus all the information contained in the registration statement and you should refer to the registration statement and its exhibits for further information.

The registration statement and other information may be read and copied at the SEC’s Public Reference Room at 100 F. Street N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site (http://www.sec.gov) that contains the registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the SEC such as us.

You may also read and copy any reports, statements or other information that we have filed with the SEC at the addresses indicated above and you may also access them electronically at the web site set forth above. These SEC filings are also available to the public from commercial document retrieval services.

Disclosure of Commission Position on Indemnification of Securities Act Liabilities

The Company’s articles of incorporation provides that to the fullest extent allowed by law, the directors and executive officers of the Company shall be entitled to indemnification from the Company for acts or omissions taking place in connection with their activities in such capacities.. The effect of this provision of our articles of incorporation, is to eliminate our rights and the rights of our stockholders (through stockholders’ derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our articles of incorporation, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

U.S. CHINA MINING GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of September 30, 2010	As of December 31, 2009
	(Unaudited)

ASSETS

CURRENT ASSETS
Cash & cash equivalents	$40,144,805	$31,260,184
Restricted cash	217,578	213,345
Accounts receivable	107,870	-
Other receivables, deposits and prepayments	27,498	25,359
Inventory	703,457	6,542

Total current assets	41,201,208	31,505,430

NONCURRENT ASSETS
Goodwill	26,180,923	26,180,923
Prepaid mining right, net	16,257,441	16,805,753
Long term prepaid expense	-	13,669
Property and equipment, net	13,026,819	12,014,244
Construction in progress	1,035,077	-
Deferred tax asset, net	260,260	440,339
Asset retirement cost, net	2,902,205	3,025,929

Total noncurrent assets	59,662,725	58,480,857

TOTAL ASSETS	$100,863,933	$89,986,287

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$227,502	$579,307
Unearned revenue	547,234	1,705,981
Accrued liabilities and other payables	1,864,791	974,519
Taxes payable	2,327,147	1,076,240
Advance from shareholder	3,030,338	2,321,360

Total current liabilities	7,997,012	6,657,407

NONCURRENT LIABILITIES
Long-term payable	298,458	82,213
Asset retirement obligation, net of deposit for mine restoration of $1,150,442 and $980,632, respectively	4,141,682	4,060,461

Total noncurrent liabilities	4,440,140	4,142,674

Total liabilities	12,437,152	10,800,081

CONTINGENCIES AND COMMITMENTS

STOCKHOLDERS' EQUITY
Series A Preferred Stock, $0.001 par value, 8,000,000 shares authorized, 400,000 shares issued and outstanding	400	400
Common stock, $0.001 par value, 100,000,000 shares authorized, 14,932,582 shares issued and outstanding	14,932	14,932
Additional paid in capital	39,174,138	38,929,284
Statutory reserves	9,675,053	8,988,637
Accumulated other comprehensive income	4,549,615	3,362,044
Retained earnings	35,012,643	27,890,909

Total stockholders' equity	88,426,781	79,186,206

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$100,863,933	$89,986,287

The accompanying notes are an integral part of the consolidated financial statements.

U.S. CHINA MINING GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
(UNAUDITED)

	NINE MONTHS ENDED SEPTEMBER 30,		THREE MONTHS ENDED SEPTEMBER 30,
	2010	2009	2010	2009

Net sales	$40,378,548	$54,204,888	$17,854,483	$9,267,268
Cost of goods sold	23,883,406	20,502,960	10,066,496	4,764,557

Gross profit	16,495,142	33,701,928	7,787,987	4,502,711

Operating expenses
Selling	1,007,364	793,389	441,897	256,350
General and administrative	4,182,993	1,826,959	2,027,323	658,368

Total operating expenses	5,190,357	2,620,348	2,469,220	914,718

Income from operations	11,304,785	31,081,580	5,318,767	3,587,993

Non-operating income (expenses)
Interest income	60,118	24,379	25,273	7,753
Interest expense	(268,360)	(235,967)	(93,992)	(77,546)

Total non-operating expenses, net	(208,242)	(211,588)	(68,719)	(69,793)

Income before income tax	11,096,543	30,869,992	5,250,048	3,518,200
Provision for income tax	3,288,394	6,731,036	1,399,908	760,381

Net income	7,808,149	24,138,956	3,850,140	2,757,819

Other comprehensive income
Foreign currency translation gain (loss)	1,187,571	(171,736)	860,377	(3,273)

Comprehensive Income	$8,995,720	$23,967,220	$4,710,517	$2,754,546

Basic weighted average shares outstanding	14,932,582	14,932,582	14,932,582	14,932,582

Diluted weighted average shares outstanding	15,344,113	15,341,847	15,332,582	15,348,469

Basic net earnings per share	$0.52	$1.62	$0.26	$0.18

Diluted net earnings per share	$0.51	$1.57	$0.25	$0.18

The accompanying notes are an integral part of the consolidated financial statements.

U.S. CHINA MINING GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	NINE MONTHS ENDED SEPTEMBER 30,
	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$7,808,149	$24,138,956
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	2,128,597	3,705,738
Accretion of interest on asset retirement obligation	153,003	145,293
Imputed interest	115,221	90,312
Stock option compensation	129,633	53,807
Changes in deferred tax	185,503	(117,010)
(Increase) decrease in current assets:
Accounts receivable	(106,195)	(122,791)
Other receivables, deposits and prepayments	11,606	(775,504)
Inventory	(685,971)	(316,263)
Deposit for mine restoration	(148,863)	(152,703)
Increase (decrease) in current liabilities:
Accounts payable	(356,309)	440,563
Unearned revenue	(1,172,608)	976,444
Accrued liabilities and other payables	1,069,602	(16,824)
Taxes payable	1,211,386	(5,590,755)

Net cash provided by operating activities	10,342,754	22,459,263

CASH FLOWS FROM INVESTING ACTIVITIES:
Change in restricted cash	(184)	(122)
Acquisition of property, plant & equipment	(1,869,189)	(110,672)
Construction in progress	(1,019,017)	(10,978)

Net cash used in investing activities	(2,888,390)	(121,772)

CASH FLOWS FROM FINANCING ACTIVITIES:
Due to shareholders	708,977	(11,438,325)
Due from shareholders	-	258,417

Net cash provided by (used in) financing activities	708,977	(11,179,908)

EFFECT OF EXCHANGE RATE CHANGE ON CASH & CASH EQUIVALENTS	721,280	18,961

NET INCREASE IN CASH & CASH EQUIVALENTS	8,884,621	11,176,544

CASH & CASH EQUIVALENTS, BEGINNING OF PERIOD	31,260,184	16,744,741

CASH & CASH EQUIVALENTS, END OF PERIOD	$40,144,805	$27,921,285

Supplemental Cash flow data:
Income tax paid	$2,283,250	$12,146,558
Interest paid	$-	$-

The accompanying notes are an integral part of the consolidated financial statements.

U.S. CHINA MINING GROUP, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010 (UNAUDITED) AND DECEMBER 31, 2009

1.   ORGANIZATION AND DESCRIPTION OF BUSINESS

U.S. China Mining Group, Inc. (“SGZH” or the “Company”) was incorporated in Nevada on June 7, 2001.  As described below, in April 2008 the Company completed a transaction with Xing An (defined below) which was accounted for as a reverse acquisition and the historical financial information contained herein is of Xing An. The Company is engaged in coal production by exploring, assembling, assessing, permitting, developing and mining coal properties in the People’s Republic of China (“PRC”). After obtaining permits from the Heilongjiang National Land and Resources Administration Bureau and Heilongjiang Province Coal Production Safety Bureau, the Company extracts coal from properties it has the right to mine, and sells most of the coal on a per ton basis for cash on delivery, primarily to power plants, cement factories, wholesalers and individuals for home heating.

On September 23, 2004, the Company acquired a 75% interest in Heilongjiang Tong Gong Kuang Ye You Xian Gong Si (“Tong Gong”), which owns the mining rights to a coal mine near Heihe City in Heilongjiang Province for 400,000 shares of its convertible preferred stock which, at the time of issuance, were convertible into 40,000,000 shares of common stock (The conversion ratio was amended to 1:10 on December 19, 2006, such that the 400,000 shares of convertible preferred stock were convertible into 4,000,000 shares of common stock).  Effective January 7, 2008, the conversion ratio for the preferred stock was changed to 1-for-1 as a result of the 10-to-1 reverse stock split of issued and outstanding shares of common stock which was effective on that date. Additionally, Harbin Green Ring Biological Degradation Products Developing Co., Ltd. (“Harbin Green”), which owns the remaining 25% of Tong Gong, assigned and transferred its beneficial interests to the Company. As a result, the Company beneficially owns 100% of Tong Gong.

On December 31, 2007, the Company entered into a Stock Purchase Agreement (the “Agreement”) to acquire two PRC mining companies under common ownership: Heilongjiang Xing An Group Hong Yuan Coal Mine Co., Ltd. (“Hong Yuan”) and Heilongjiang Xing An Group Sheng Yu Mining Co., Ltd. (“Sheng Yu” and with Hong Yuan sometimes collectively as “Xing An” or the “Xing An Companies”) for  400,000 Series A preferred shares and 6,932,582 common shares valued at the average stock price of SGZH stock two days before and two days after the Agreement date.  This transaction was completed on April 4, 2008, and the Xing An Shareholders received 8 million shares of SGZH common stock and $30 million, which was treated as a dividend pursuant to the accounting treatment applied to the transaction.  As a result of the transaction Xing An Shareholders then owned 53% of the combined company.  For accounting purposes, the transaction was accounted for as a reverse acquisition of the Company by Xing An.

Because current PRC regulations restrict foreign ownership of any mining-related company to 90% of such company’s equity interest, the Company acquired 90% of the registered capital, representing 90% of the outstanding equity interests, of each of Hong Yuan and Sheng Yu from their owners (the “Xing An Shareholders”). Concurrently with the acquisition, the Xing An Shareholders placed the beneficial interests to the remaining 10% equity interests of Xing An in trust for the benefit of the Company pursuant to a Trust Agreement. Under the terms of the Trust Agreement, all rights attached to the 10% equity interests are to be exercised by the trustee at the direction, and for the sole benefit, of the Company. Transfer of the 10% equity interests to the Company shall occur when permitted under applicable PRC regulations. At such time, if the trust is deemed to violate applicable PRC regulations or can no longer achieve its intended purpose, the trust shall terminate, and the 10% equity interests shall revert back to the Xing An Shareholders.

Hong Yuan was incorporated in Heilongjiang Province on August 18, 2003, under the name Daxinganling Mohe County Hong Yuan Coal Mine Co., Ltd. Sheng Yu was incorporated in Heilongjiang Province on August 18, 2003, under the name Daxinganling Mohe County Sheng Yu Mining Co., Ltd. Each company produces coal for sale to utilities and industrial markets.  Both mines are located in Mohe County, in the most northern regions of China, and are geologically joined.  The Xing An Shareholders acquired Hong Yuan on August 19, 2005 and Sheng Yu on May 8, 2005. From January 1, 2005 until these companies were acquired by Xing An Shareholders, the mines these companies have mining rights to were not in operation.

On January 7, 2008, the Company amended its Articles of Incorporation to effect a 10-to-1 reverse stock split of its issued and outstanding shares of common stock and a proportional decrease of its authorized number of shares of common stock from 1,000,000,000 to 100,000,000 shares.

On June 8, 2010, the Company amended its Articles of Incorporation to change its name from Songzai International Holding Group, Inc. to U.S. China Mining Group, Inc. On July 1, 2010, the Company filed a Certificate of Amendment with the Secretary of State of the State of Nevada changing its name to “U.S. China Mining Group, Inc.”

The accompanying unaudited financial statements were prepared by the Company in accordance with accounting principles generally accepted (“GAAP”) in the United States of America (“USA”) for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).  Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The information furnished herein reflects all adjustments (consisting of normal recurring accruals and adjustments) which are, in the opinion of management, necessary to fairly present the operating results for the respective periods. Certain information and footnote disclosures normally present in annual financial statements prepared in accordance with USA GAAP were omitted pursuant to such rules and regulations. These financial statements should be read in conjunction with the Company’s 2009 audited financial statements and footnotes. The results for the nine and three months ended September 30, 2010 are not necessarily indicative of the results to be expected for the full year ending December 31, 2010.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the financial statements of SGZH and its subsidiaries, Tong Gong and Xing An. All significant inter-company accounts and transactions were eliminated in consolidation.

Use of Estimates

In preparing financial statements in conformity with USA GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting year. Significant estimates, required by management, include the recoverability of long-lived assets, allowance for doubtful accounts, and the reserve for obsolete and slow-moving inventories. Actual results could differ from those estimates.

Cash and Cash Equivalents

For financial statement purposes, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. At September 30, 2010 and December 31, 2009, the Company had restricted cash of $217,578 and $213,345, respectively, in the bank pledged for coal mine safety required by the Heilongjiang Board for Overseeing Safety Production.

Accounts Receivable

The Company’s policy is to maintain reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves.

Inventory

Inventory consists of coal extracted from the ground that is available for delivery to customers, as well as extracted coal removed from the ground but not yet processed through a wash plant. Inventory is valued at the lower of average cost or market, cost being determined on a first in, first out method and including labor costs and all expenditures directly related to the removal of coal.

Prepaid Mining Rights

Prepaid mining rights represent the portion of the mining rights for which the Company has previously paid.   Prepaid mining rights are expensed based on actual production volume during the period. See additional discussion in Note 6, “Prepaid Mining Rights.”

Goodwill

Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible and identifiable intangible assets of businesses acquired. In accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“Statement No. 142”), codified in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 350, goodwill is not amortized but is tested for impairment, annually or when circumstances indicate a possible impairment may exist. Impairment testing is performed at a reporting unit level. An impairment loss generally would be recognized when the carrying amount of the reporting unit exceeds its fair value, with the fair value of the reporting unit determined using discounted cash flow (DCF) analysis. A number of significant assumptions and estimates are involved in the application of the DCF analysis to forecast operating cash flows, including the discount rate, the internal rate of return, and projections of realizations and costs to produce. Management considers historical experience and all available information at the time the fair values of its reporting units are estimated.

On April 4, 2008, the Company completed the acquisition of 90% of the Xing An Companies pursuant to the Agreement for price determined by multiplying the number of shares of SGZH outstanding just prior to the transaction (400,000 Series A preferred shares and 6,932,582 common shares) by the average stock price of SGZH stock two days before and two days after the Agreement date. In connection with the transaction, the Xing An Shareholders received 8 million shares of SGZH common stock and $30 million, which was treated as a dividend payable and was recorded as a charge to retained earnings.  The total consideration exceeded the fair value of the net assets acquired by $26,180,923 which was recorded as goodwill. As a result of the acquisition, the Xing An Shareholders then owned 53% of the combined company. For accounting purposes, the acquisition of Xing An by SGZH is accounted for as a reverse acquisition of SGZH by Xing An.

Asset Retirement Cost and Obligations, Deposit for Mine Restoration

The Company uses Statement of Financial Accounting Standards (“SFAS”) No. 143, Accounting for Asset Retirement Obligations, codified in FASB ASC Topic 410. This Statement generally requires the Company’s legal obligations associated with the retirement of long-lived assets are recognized at fair value at the time the obligations are incurred. Obligations are incurred when development of a mine commences for underground mines or construction begins for support facilities, refuse areas and slurry ponds. The obligation’s fair value is determined using DCF techniques and is accreted over time to its expected settlement value. Upon initial recognition of a liability, a corresponding amount is capitalized as part of the carrying amount of the related long-lived asset. Amortization of the related asset is calculated on a unit-of-production method by amortizing the total estimated cost over the salable reserves determined under SEC Industry Guide 7, multiplied by the production during the period. The Company reviews its asset retirement obligations at least annually and makes necessary adjustments for permit changes as granted by state authorities and for revisions of estimates of the amount and timing of costs. For ongoing operations, adjustments to the liability result in an adjustment to the corresponding assets.

Xing An voluntarily applied to Daxinganling District Environment Protection Bureau for the asset retirement obligation and is obligated to account for land subsidence, restoration, rehabilitation and environmental protection at a rate of RMB 1 per ton based on total reserves at the end of the useful lives of the mines.

From January 1, 2009, Xing An and Tong Gong were required by the local Environment Protection Bureau and Heilongjiang Province National Land and Resources Administration Bureau (“HPNLRAB’) to deposit RMB 18,886,500 ($2,765,632) and RMB 5,000,000 ($731,090), respectively, within a certain period of time to a bank account held by local mining authority for land subsidence, restoration and rehabilitation when the mine is fully depleted.  At September 30, 2010, Xing An deposited RMB 5,665,950 ($845,525) and Tong Gong deposited RMB 2,043,280 ($304,917). See additional discussion in Note 12, “Asset Retirement Cost and Obligations.”

Environmental Costs

The PRC adopted environmental laws and regulations that affect the operations of the coal mining industry. The outcome of environmental liabilities under proposed or future environmental legislation cannot be reasonably estimated at present, and could be material. Under existing legislation, however, Company management believes there are no probable liabilities that will have a material adverse effect on the financial position of the Company.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Costs of mine development, expansion of the capacity of or extending the life of our mine are capitalized and principally amortized using the units-of-production method over the actual tons of coal produced directly benefiting from the capital expenditure. Mobile mining equipment and other fixed assets are stated at cost and depreciated on a straight-line basis over the estimated useful lives of 10 to 15 years. Leasehold improvements are amortized over their estimated useful lives or the term of the lease, whichever is shorter. Major repairs and betterments that significantly extend original useful lives or improve productivity are capitalized and depreciated over the period benefited. Maintenance and repairs are expensed as incurred. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations.

The estimated useful lives for each category of fixed assets in years are as follows:

Plant and Machinery	10-15
Motor Vehicles	5
Building and Mining Structure	10-20

Mining structure includes the main and auxiliary mine shafts, underground tunnels, and other integrant mining infrastructure.

Depreciation for the mine shafts is provided to write off the cost of the mining structure using the units of production method based on salable reserves determined under SEC Industry Guide 7.

Impairment of Long-Lived Assets

Long-lived assets, which include property and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Recoverability of long-lived assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the assets. Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable. Based on its review, the Company believes that, as of September 30, 2010 and December 31, 2009, there were no impairments of its long-lived assets.

Income Taxes

The Company utilizes SFAS No. 109, “Accounting for Income Taxes,” codified in FASB ASC Topic 740, which requires recognition of deferred tax assets and liabilities for expected future tax consequences of events included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, (“FIN 48”), codified in FASB ASC Topic 740. When tax returns are filed, it is likely that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest associated with unrecognized tax benefits are classified as interest expense and penalties are classified in selling, general and administrative expenses in the statements of income. At September 30, 2010 and December 31, 2009, the Company did not take any uncertain positions that would necessitate recording of a tax related liability.

Revenue Recognition

The Company’s revenue recognition policies are in compliance with SEC Staff Accounting Bulletin (“SAB”) 104 (codified in FASB ASC Topic 605). Coal sales include sales to customers of coal produced at Company operations and coal purchased from other coal mining companies. Sales are recognized when a formal arrangement exists, which is generally represented by a contract between the Company and the buyer; the price is fixed or determinable; title has passed to the buyer, which generally is at the time of delivery; no other significant obligations of the Company exist and collectability is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are recorded as unearned revenue.

When the Company purchases coal from other mining companies, the customers pick up the coal at those coal mines’ premises or the coal is shipped directly from other coal mining companies. Purchases and shipments of the coal from other mining companies are arranged at the same time.  Sales of brokered coal are recognized at the time of delivery.

Sales represent the invoiced value of coal, net of value-added tax (“VAT”). All of the Company’s coal sold in the PRC is subject to a value-added tax of 17% of the gross sales price. This VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing the finished product. The Company records VAT payable and VAT receivable net of payments in the financial statements. The VAT tax return is filed offsetting the payables against the receivables. Sales and purchases are recorded net of VAT collected and paid as the Company acts as an agent for the government.

Cost of Goods Sold

Cost of goods sold consists primarily of amortization of the mining rights, direct material, direct labor, depreciation of mining plant items such as the underground tunnel and the major mine well and related expenses, which are directly attributable to the production of coal. Write-down of inventory to lower of cost or market is also recorded in cost of goods sold.

Resource Compensation Fees

In accordance with the relevant regulations, a company engaged in coal production is required to pay a fee to the HPNLRAB for the depletion of coal resources. Tong Gong is required to pay mineral resource fees at a rate of RMB 3 per ton for its total production during the year; Xing An is required to pay resource fees at 1% of its total sales.  The Company expenses such costs as G&A expense when incurred.

Concentration of Credit Risk

Financial instruments that subject the Company to credit risk consist primarily of accounts and other receivables. The Company does not require collateral or other security to support these receivables. The Company conducts periodic reviews of its customers’ financial condition and customer payment practices to minimize collection risk on its receivables.

The operations of the Company are located in the PRC.  Accordingly, the Company’s business, financial condition, and results of operations may be influenced by the political, economic, and legal environments in the PRC, as well as by the general state of the PRC economy.

The Company has cash on hand and demand deposits in accounts maintained with state-owned banks within the PRC. Cash in state-owned banks is not covered by insurance. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in these bank accounts.

Statement of Cash Flows

In accordance with SFAS No. 95, “Statement of Cash Flows,” (codified in FASB ASC Topic 230), cash flows from the Company’s operations are calculated based upon the local currencies.  As a result, amounts related to assets and liabilities reported on the statement of cash flows may not necessarily agree with changes in the corresponding balances on the balance sheet.

Basic and Diluted Earnings per Share (EPS)

Basic EPS is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed similar to basic net income per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if all the potential common shares, warrants and stock options had been issued and if the additional common shares were dilutive. Diluted earnings per share are based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method for the outstanding options and the if-converted method for the outstanding convertible preferred shares. Under the treasury stock method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. Under the if-converted method, convertible outstanding instruments are assumed to be converted into common stock at the beginning of the period (or at the time of issuance, if later). The following tables present a reconciliation of basic and diluted earnings per share:

	Nine Months Ended September 30,
	2010	2009

Net income	$7,808,149	$24,138,956

Weighted average shares outstanding - basic	14,932,582	14,932,582
Effect of dilutive securities:
Series “A” preferred stock	400,000	400,000
Options issued	11,531	9,265
Weighted average shares
outstanding - diluted	15,344,113	15,341,847

Earnings per share – basic	$0.52	$1.62
Earnings per share – diluted	$0.51	$1.57

	Three Months Ended September 30,
	2010	2009

Net income	$3,850,140	$2,757,819

Weighted average shares outstanding - basic	14,932,582	14,932,582
Effect of dilutive securities:
Series “A” preferred stock	400,000	400,000
Options issued	-	15,887
Weighted average shares
outstanding - diluted	15,332,582	15,348,469

Earnings per share – basic	$0.26	$0.18
Earnings per share – diluted	$0.25	$0.18

Fair Value of Financial Instruments

Certain of the Company’s financial instruments, including cash and cash equivalents, restricted cash, accounts receivable, accounts payable, accrued liabilities and short-term debt, carrying amounts approximate their fair values due to their short maturities.  ASC Topic 825, “Financial Instruments,” requires disclosure of the fair value of financial instruments held by the Company. The carrying amounts reported in the consolidated balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest.

 Fair Value Measurements and Disclosures

ASC Topic 820, “Fair Value Measurements and Disclosures,” defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The three levels are defined as follow:

•	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•
Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

As of September 30, 2010 and December 31, 2009, the Company did not identify any assets and liabilities that are required to be presented on the balance sheet at fair value.

Foreign Currency Translation and Comprehensive Income (Loss)

The functional currency of Tong Gong and Xing An is the Renminbi (“RMB”). For financial reporting purposes, RMB were translated into United States Dollars (“USD” or “$”) as the reporting currency. Assets and liabilities are translated at the exchange rate in effect at the balance sheet dates. Revenues and expenses are translated at the average rate of exchange prevailing during the reporting period.

Translation adjustments arising from the use of different exchange rates from period to period are included as a component of stockholders’ equity as “Accumulated other comprehensive income”. Gains and losses resulting from foreign currency transactions are included in income. There has been no significant fluctuation in the exchange rate for the conversion of RMB to USD after the balance sheet date.

The fluctuation of exchange rates does not imply free convertibility of RMB to other foreign currencies. All foreign exchange transactions continue to take place either through the People’s Bank of China (“PBOC”) or other banks authorized to buy and sell foreign currencies at the exchange rate quoted by the PBOC.

The Company uses SFAS No. 130 “Reporting Comprehensive Income” (codified in FASB ASC Topic 220). Comprehensive income is comprised of net income and all changes to the statements of stockholders’ equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders. Comprehensive income for the nine and three months ended September 30, 2010 and 2009 consisted of net income and foreign currency translation adjustments.

Stock-Based Compensation

The Company accounts for its stock-based compensation in accordance with SFAS No. 123R, “Share-Based Payment, an Amendment of FASB Statement No. 123” (codified in FASB ASC Topic 718). The Company recognizes in the statement of operations the grant-date fair value of stock options and other equity-based compensation issued to employees and non-employees.

Segment Reporting

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” requires use of the “management approach” model for segment reporting, codified in FASB ASC Topic 280.  The management approach model is based on the way a company’s management organizes segments within the company for making operating decisions and assessing performance.  Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

SFAS 131, codified in FASB ASC Topic 280, has no effect on the Company’s financial statements as substantially all of its operations are conducted in one industry segment - coal mining.

New Accounting Pronouncements

On July 1, 2009, the Company adopted Accounting Standards Update (“ASU”) No. 2009-01, “Topic 105 - Generally Accepted Accounting Principles - amendments based on Statement of Financial Accounting Standards No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles” (“ASU No. 2009-01”).  ASU No. 2009-01 re-defines authoritative GAAP for nongovernmental entities to be only comprised of the FASB Accounting Standards Codification (“Codification”) and, for SEC registrants, guidance issued by the SEC.  The Codification is a reorganization and compilation of all then-existing authoritative GAAP for nongovernmental entities, except for guidance issued by the SEC.  The Codification is amended to effect non-SEC changes to authoritative GAAP.  Adoption of ASU No. 2009-01 only changed the referencing convention of GAAP in Notes to the Consolidated Financial Statements.

On February 25, 2010, the FASB issued ASU No. 2010-09 Subsequent Events Topic 855 “Amendments to Certain Recognition and Disclosure Requirements,” effective immediately. The amendments in the ASU remove the requirement for an SEC filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. Revised financial statements include financial statements revised as a result of either correction of an error or retrospective application of USA GAAP. The FASB believes these amendments remove potential conflicts with the SEC’s literature. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

On March 5, 2010, the FASB issued ASU No. 2010-11 Derivatives and Hedging Topic 815 “Scope Exception Related to Embedded Credit Derivatives.” This ASU clarifies the guidance within the derivative literature that exempts certain credit related features from analysis as potential embedded derivatives requiring separate accounting. The ASU specifies that an embedded credit derivative feature related to the transfer of credit risk that is only in the form of subordination of one financial instrument to another is not subject to bifurcation from a host contract under ASC 815-15-25, Derivatives and Hedging — Embedded Derivatives — Recognition. All other embedded credit derivative features should be analyzed to determine whether their economic characteristics and risks are “clearly and closely related” to the economic characteristics and risks of the host contract and whether bifurcation is required. The ASU is effective for the Company on July 1, 2010. Early adoption is permitted. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

In April 2010, the FASB codified the consensus reached in Emerging Issues Task Force Issue No. 08-09, “Milestone Method of Revenue Recognition.” FASB ASU No. 2010-17 provides guidance on defining a milestone and determining when it may be appropriate to apply the milestone method of revenue recognition for research and development transactions. FASB ASU No. 2010-17 is effective for fiscal years beginning on or after June 15, 2010, and is effective on a prospective basis for milestones achieved after the adoption date. The Company does not expect this ASU will have a material impact on its financial position or results of operations when it adopts this update on January 1, 2011.

Recently Issued Accounting Pronouncements Not Yet Adopted

As of September 30, 2010, there are no recently issued accounting standards not yet adopted which would have a material effect on the Company’s financial statements.

3.    INVENTORY

Inventory, at September 30, 2010 and December 31, 2009, consisted of coal and materials needed for coal extraction.

4.    PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following at September 30, 2010 and December 31, 2009:

	2010	2009

Building	$5,112,878	$3,154,697
Mining structure	10,075,432	9,887,888
Production equipment	4,384,551	4,302,937
Office equipment	34,945	33,958
Vehicles	170,847	167,668
	19,778,653	17,547,148
Less: Accumulated depreciation	(6,751,834)	(5,532,904)
	$13,026,819	$12,014,244

Depreciation for the nine months ended September 30, 2010 and 2009 was $1,218,930 and $992,000, respectively.  Depreciation for the three months ended September 30, 2010 and 2009 was $420,330 and $324,000, respectively.

5.   OTHER RECEIVABLES, DEPOSITS AND PREPAYMENTS

Other receivables represented advances to employees for traveling and other business related expenses. Deposits mainly represented deposits to the government for certain mining certificates issued by the specific PRC authorities. Prepayments represented payments made for working supplies and utilities.

6.   PREPAID MINING RIGHTS

Prepaid mining rights represent the portion of the mining rights for which the Company previously paid. The price is determined by the local mining bureau from which the Company acquired its mining rights, based in part on market price set by the Heilongjiang National Land and Resources Administration Bureau and in part on negotiations with the local mining bureau. The price is established at the time of payment, regardless of when production of the underlying coal occurs. The price for Tong Gong was RMB 8 ($1.17) per ton for 2009 and 2008 and RMB 3.09 ($0.43) per ton for 2005 through 2007; the price for Xing An was RMB 9 ($1.32) per ton for 2009 and 2008, RMB 6 ($0.85) per ton for 2006 and 2007, and RMB 4 ($0.50) per ton for 2005. For any mining rights granted prior to September 1, 2006, the Company is generally required to pay for the entire amount of coal underlying such mining rights within five years from the date such right is granted unless specific good cause exists for extension. Effective September 1, 2006, under the authority of the Heilongjiang Geology and Mineral Exploration Office, the Company has ten years to pay for the coal underlying any mining rights granted on or after such date.

If the Company decides to cease mining at a particular property, and the Company has already extracted all the coal underlying its mining rights, the government will take back that coal mine.  If the Company decides to cease mining but has not extracted all coal it has already paid to extract (i.e. its prepaid mining rights), while the Company will not be entitled to a refund of the corresponding prepaid mining rights from the government, the Company can sell such unused prepaid mining rights to a third party.

The following table illustrates the grant dates of the Company’s mining rights and corresponding payment due dates:

Grant date of mining rights(1)		In Place Resources to which Mining Rights Relate (in metric tons)(2)		Corresponding Due date for the payment of mining rights
Xing An	Tong Gong	Xing An	Tong Gong	Xing An	Tong Gong
	12/30/2004		4,649,700		12/30/2009
4/1/2005		816,300		12/30/2010
10/15/2005		13,520,700		9/30/2010
3/1/2007		5,444,800		3/1/2017
	9/30/2007		1,500,000		9/30/2017
Total		19,781,800	6,149,700

(1)  Grant date is the date that the reserves appraisal report by government authorized mining engineers is filed with Heilongjiang Department of Land and Resources and the Company is approved for the total tons of coal it is legally allowed to extract based on the PRC reserves appraisal report.
(2)  The Company’s mining rights are based on appraisals of in place resources conducted by the appropriate PRC authorities and are expressed as a maximum number of metric tons of coal in each mine which the Company is entitled to extract under related mining rights.

The Company’s prepaid mining rights consisted of the following at September 30, 2010 and December 31, 2009:

	2010	2009
Prepaid mining rights	$25,689,860	$25,211,669
Less: Amortized portion	(9,432,419)	(8,405,916)
Prepaid mining rights, net	$16,257,441	$16,805,753

The Company amortizes the mining rights by using total cost of mining rights (the sum of those for which the Company has paid and those for which the Company is still committed to pay) divided by total salable reserves determined under SEC Industry Guide 7, multiplied by production during the period.  The cost of unpaid mining rights is assumed to be the same as the most current price per ton paid by the Company (RMB 8 ($1.17) per ton).  Amortization expense was approximately $1,026,503 and $2,523,000 for the nine months ended September 30, 2010 and 2009, respectively. Amortization expense was approximately $232,900 and $141,000 for the three months ended September 30, 2010 and 2009, respectively.

As of September 30, 2010 and December 31, 2009, the total quantity of coal the Company is legally allowed to extract under the mining rights of Xing An and Tong Gong was 25,931,500 tons (as per above table); however, as noted in the table above, this amount reflects the in place resources on which the mining rights are based and to which those mining rights extend. But these amounts, determined by the appropriate PRC authorities, do not coincide with the definition of proven and probable reserves of SEC Industry Guide 7, which would be 9.38 million tons as of December 31, 2009. The Company paid for 25,165,295 tons at September 30, 2010, and is committed to pay for 766,205 tons of coal at RMB 8 ($1.17) per ton, or $897,589, which must be paid by September 30, 2017. The prepayment of mining rights is accounted for similar to a royalty agreement as neither the payment terms nor the price per ton is fixed.

7. CONSTRUCTION IN PROGRESS

Construction in progress represented the amount paid for Xing An mines’ maintenance and retrofit project which commenced at the end of 2009. The project will take about 12 – 14 months to finish.

8.   RELATED PARTY TRANSACTIONS

Lease from shareholder

Xing An leases its office and certain office equipment under long-term leases from a principal shareholder for approximately $1,800 (RMB 12,500) per month. The operating lease requires Xing An to pay certain operating expenses applicable to the leased premises.

Advance from shareholder

At September 30, 2010 and December 31, 2009, the Company owed a shareholder $3,030,338 and $2,321,360, respectively, for short-term advance as a result of this shareholder paying certain US headquarters’ G&A expenses for the Company. This short-term advance was payable upon demand with no collateral required. Imputed interest expense is charged at 6% on the amount due at the balance sheet date and is included as additional paid-in capital. Total imputed interest included as additional paid-in capital was $115,221 and $90,312 for the nine months ended September 30, 2010 and 2009. Total imputed interest included as additional paid-in capital was $42,707 and $30,657 for the three months ended September 30, 2010 and 2009.

9.   ACCRUED LIABILITIES AND OTHER PAYABLES

Accrued liabilities and other payables consisted of the following at September 30, 2010 and December 31, 2009:

	2010	2009
Accrued liabilities	$84,097	$102,238
Other payables	1,776,441	872,281
Other government levies	4,253	-
Total	$1,864,791	$974,519

Accrued liabilities mainly represented accrued payroll, welfare and audit expense. Other payables mainly consisted of payables for education and union outlays, transportation infrastructure construction fee, mine security special purpose fee, coal price adjusting fund, mine shaft maintenance fee, and resource compensation fee. Other government levies represented the anti-flood fee Xing An was required to pay.

10.   TAXES PAYABLE

Taxes payable consisted of the following at September 30, 2010 and December 31, 2009:

	2010	2009
Income tax	$811,262	$735,759
Value added tax	1,462,481	323,100
Resource tax	50,521	16,062
Other	2,883	1,319
	$2,327,147	$1,076,240

11.   LONG TERM PAYABLE

Long term payable represented refundable deposit from an independent contractor who is responsible for the mining work at Tong Gong mine site. The Company outsourced Tong Gong mining work for 3 years, and the contractor was required to pay a deposit for mining safety assurance, which will be refunded to this contractor when the contract period expires.

12.  ASSET RETIREMENT COST AND OBLIGATION

Xing An voluntarily applied to Daxinganling District Environment Protection Bureau for asset retirement obligation to get a tax deduction and is obligated to account for land subsidence, restoration, rehabilitation and environmental protection at a rate of RMB 1 ($0.15) per ton for total reserves at the end of the useful lives of the mines.  These activities include reclaiming the pit, sealing portals at underground mines, and reclaiming and vegetating refuse areas.

Effective January 1, 2009, Xing An and Tong Gong were required by the local Environment Protection Bureau and HPNLRNB to deposit RMB 18,886,500 ($2,765,632) and RMB 5,000,000 ($731,090), respectively, within a period of time presently expected to be three to five years to a bank account held by local mining authority for land subsidence, restoration and rehabilitation when the mine is fully depleted.  At September 30, 2010, Xing An deposited RMB 5,665,950 ($845,500), and Tong Gong deposited RMB 2,043,280 ($304,900).

The Company accounts for Xing An and Tong Gong’s asset retirement obligations in accordance with SFAS No. 143, “Accounting for Asset Retirement Obligations” (codified in FASB ASC Topic 410). The Company reviews the asset retirement obligation at least annually and makes necessary adjustments for permitted changes as granted by state authorities and for revisions of estimates of the amount and timing of costs. For ongoing operations, adjustments to the liability result in an adjustment to the corresponding asset.

Asset Retirement Cost at September 30, 2010 and December 31, 2009 was:

	2010	2009
Asset retirement cost	$4,442,963	$4,360,262
Less: Accumulated amortization	(1,540,758)	(1,334,333)
	$2,902,205	$3,025,929

Amortization for asset retirement cost for the nine months ended September 30, 2010 and 2009 was $206,425 and $434,000, respectively. Amortization for asset retirement cost for the three months ended September 30, 2010 and 2009 was $45,325 and $28,000, respectively

Asset Retirement Obligation activity for the nine months ended September 30, 2010 and for year ended December 31, 2009 were as  follows:

	2010	2009
Balance at Beginning of Period	$4,060,461	$3,974,356
Asset Retirement Obligation for Tong Gong	-	867,435
Accretion of interest expense	153,003	195,394
Deposit for mine restoration during the period	(148,863)	(980,632)
Foreign currency translation gain	77,081	3,908
Ending balance	$4,141,682	$4,060,461

13.  DEFERRED TAX ASSET, NET

Deferred tax asset represented differences between the tax and book bases of depreciation expense of mining shafts using unit-of-production method, amortization of mining rights for reserves under SEC Industry Guide 7, and amortization of asset retirement cost.

Deferred tax liability consisted of tax deductible safety and maintenance expenses for coal produced to be incurred in the future. It is deductible for tax purposes at a predetermined rate per ton of coal produced per year.  For financial reporting purposes, this was recorded as an appropriation of retained earnings. As defined under USA GAAP, a liability for safety and maintenance expenses does not exist at the balance sheet date because there is no present obligation to transfer assets or to provide services as a result of any past transaction (see Note 16 – Statutory Reserves).

Deferred tax asset (liability) consisted of the following at September 30, 2010 and December 31, 2009:

	2010	2009
Deferred tax asset for amortization of mining rights, amortization of asset retirement cost and depreciation of assets using unit-of-production method	$2,041,169	$2,017,029

Deferred tax liability for statutory reserves for Mine safety and maintenance expenses	(1,780,907)	(1,576,690)
Net deferred tax asset	$260,262	$440,339

14.  INCOME TAXES

The Company is subject to income taxes by entity on income from the tax jurisdiction in which each entity is domiciled.

U.S. China Mining Group, Inc., the US parent company was incorporated in Nevada and has net operating losses (“NOL”) for income tax purposes.  The US parent company has NOL carry forwards for income taxes of approximately $3,844,000 at September 30, 2010 which may be available to reduce future years’ taxable income as NOLs can be carried forward up to 20 years from the year the loss is incurred. Management believes the realization of the benefits from these losses is uncertain due to the Company’s limited operating history and continuing losses. Accordingly, a 100% deferred tax asset valuation allowance was provided for the US parent company.

Tong Gong is a Sino-foreign joint venture enterprise formed in the PRC subject to PRC income tax. According to the PRC government local tax bureau, Tong Gong was entitled to full income tax relief for two years commencing January 2005 and 15% for three years from 2007 to 2009.  Effective January 1, 2008, the PRC government implemented new income tax rates with a maximum rate of 25%, under which Tong Gong is subject to a 12.5% income tax rate for 2008 and 2009, and 25% thereafter.

Effective February 13, 2009, Xing An became a foreign invested enterprise as a result of the reverse acquisition by the Company. Xing An is subject to tax at a statutory rate of 25% on income reported in the statutory financial statements after appropriate tax adjustments.

Foreign pretax earnings approximated $12,017,000 for the nine months ended September 30, 2010. Pretax earnings of a foreign subsidiary are subject to U.S. taxation when effectively repatriated. The Company provides income taxes on the undistributed earnings of non-U.S. subsidiaries except to the extent that such earnings are indefinitely invested outside the United States. At September 30, 2010, approximately $39,652,000 of accumulated undistributed earnings of non-U.S. subsidiaries was indefinitely invested. At the existing U.S. federal income tax rate, additional taxes of approximately $5,460,000 would have to be provided if such earnings were remitted currently.

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate for the nine months ended September 30, 2010 and 2009:

	2010	2009
US statutory rates	34.0%	34.0%
Tax rate difference	(9.7)%	(9.2)%
Permanent difference on deferred tax	0.5%	1.0%
Change tax rate on deferred tax	2.1%	-%
Effect of tax holiday	-%	(4.8)%
Valuation allowance on US NOL	2.8%	0.8%
Tax per financial statements	29.6%	21.8%

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate for the three months ended September 30, 2010 and 2009:

	2010	2009
US statutory rates	34.0%	34.0%
Tax rate difference	(9.5)%	(9.0)%
Permanent difference on deferred tax	0.3%	1.0%
Change tax rate on deferred tax	-%	-%
Effect of tax holiday	-%	(5.4)%
Valuation allowance on US NOL	1.9%	1.0%
Tax per financial statements	26.7%	21.6%

15.  MAJOR CUSTOMERS AND VENDORS

Three customers accounted for 58%, 15% and 14% of the Company’s sales for the nine months ended September 30, 2010 .  Four customers accounted for 30%, 17%, 17% and 11% of the Company’s sales for the nine months ended September 30, 2009.

Three customers accounted for 66%, 17% and 17% of the Company’s sales for the three months ended September 30, 2010. Four customers accounted for 26%, 22%, 22% and 16% of the Company’s sales for the three months ended September 30, 2009.

At September 30, 2010 and December 31, 2009, the total receivable balance due from these customers was $107,870 and $0, respectively.

There were no major vendors for the Company for the nine and three months ended September 30, 2010 and 2009.

16.  STATUTORY RESERVES

Pursuant to the corporate law of the PRC effective January 1, 2006, the Company is now only required to maintain one statutory reserve by appropriating from its after-tax profit before declaration or payment of dividends. The statutory reserve represents restricted retained earnings.

Surplus reserve fund

The Company is now required to transfer 10% of its net income, as determined under PRC accounting rules and regulations, to a statutory surplus reserve fund until such reserve balance reaches 50% of the Company’s registered capital.

The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital.

Common welfare fund

Common welfare fund is a voluntary fund that the Company can elect to transfer 5% to 10% of its net income, as determined under PRC accounting rules and regulations, to this fund.  The Company did not make any contribution to this fund during the nine and three months ended September 30, 2010 and 2009.

This fund can only be utilized on capital items for the collective benefit of the Company’s employees, such as construction of dormitories, cafeteria facilities, and other staff welfare facilities. This fund is non-distributable other than upon liquidation.

Non-Surplus reserve fund (Safety and Maintenance)

According to ruling No. 119 (2004) issued May 21, 2004, and amended ruling No. 168 (2005) on April 8, 2005 by the PRC Ministry of Finance regarding “Accrual and Utilization of Coal Production Safety Expense” and “Criterion on Coal Mine Maintenance and Improvement”, the Company is required to accrue safety and maintenance expenses monthly to the cost of production. The amount of the accrual is determined based on management’s best estimates within the unit price range provided by Ministry of Finance of PRC. Currently, Xing An accrues at RMB 8.7 ($1.27) per ton for safety expense and RMB 3 ($0.44) per ton for maintenance for the quantity of coal produced; and Tong Gong accrues at RMB 6 ($0.88) per ton for safety expense and RMB 8.7 ($1.27) per ton for maintenance for the quantity of coal produced. As defined under US GAAP, a liability for safety and maintenance expenses does not exist at the balance sheet date because there is no present obligation to transfer assets or to provide services as a result of any past transactions. Therefore, for financial reporting purposes, this reserve was recorded as an appropriation of retained earnings.

The statutory reserves were as follows as of September 30, 2010 and December 31, 2009:

	2010	2009
Statutory surplus reserve	$3,166,150	$3,148,865
Safety and Maintenance reserve	6,508,903	5,839,772
Total statutory reserves	$9,675,053	$8,988,637

17.  STOCK-BASED COMPENSATION PLAN

On June 9, 2008, the Company granted options to an employee under the Company’s 2006 stock option plan to purchase up to 55,000 shares of the Company’s common stock at $9.35 per share for 5 years. The options vested and became exercisable immediately upon their issuance. The options were terminated on March 10, 2009 and replaced by same number of options with exercise price of $5.36 per share for 5 years under the Company’s 2009 stock option plan; the replaced options vested and became exercisable immediately upon their issuance.  Based on SFAS 123R (codified in FASB ASC Topic 718), the replaced options were a modification of the original options in substance; the Company compared the fair value of new options to the fair value of the original options based on the factors at the modification date, and concluded no incremental compensation cost needed to be recorded as the fair value of the new options was less than the fair value of the original options.

On March 10, 2009, the Company granted options to an independent director under the Company’s 2009 stock option plan to purchase up to 20,000 shares of the Company’s common stock at $6.30 per share for 5 years. The options vested and became exercisable in two equal installments: the first six months from the option grant date and the second six months thereafter.   On March 3, 2010, the Company granted another 20,000 stock options to this director with exercise price of $9.30 per share and a term of 5 years.  The options vest and become exercisable in two equal installments: the first six months from the option grant date and the second six months thereafter.

Based on the fair value method under SFAS 123R (codified in FASB ASC Topic 718), the fair value of each stock option granted is estimated on the date of the grant using the Black-Scholes option pricing model. The Black-Scholes option pricing model has assumptions for risk free interest rates, dividends, stock volatility and expected life of an option grant. The risk free interest rate is based upon market yields for US Treasury debt securities at a maturity near the term remaining on the option. Dividend rates are based on the Company’s dividend history. The stock volatility factor is based on the historical volatility of the Company’s stock price. The expected life of an option grant is based on management’s estimate as no options have been exercised in the Plan to date. The fair value of each option grant to employees is calculated by the Black-Scholes method and is recognized as compensation expense over the vesting period of each stock option award. For stock options issued, the fair value was estimated at the date of grant using the following range of assumptions:

The options vested upon issuance and have a life of 5 years, with volatility of 100%, risk free interest rate of 3.76%, and dividend yield of 0%. No estimate of forfeitures was made as the Company has a short history of granting options.

The following table summarizes activities of these options for the nine months ended September 30, 2010:

	Number of Shares	Average Exercise Price per Share	Weighted Average Remaining Contractual Term in Years
Outstanding at January 1, 2009	55,000	$9.35	4.44
Exercisable at January 1, 2009	55,000
Cancelled	(55,000)	(9.35)	(4.44)
Exercised	-	-	-
Granted	75,000	5.61	5.00
Outstanding at December 31, 2009	75,000	5.61	4.19
Exercisable at December 31, 2009	65,000
Granted	20,000	9.30	5.00
Exercised	-	-	-
Outstanding at September 30, 2010	95,000	$6.39	3.65
Exercisable at September 30, 2010	85,000

The Company recorded $129,633 and $53,807 of compensation expense for stock options during the nine months ended September 30, 2010 and 2009, respectively.  The company recorded $65,288 and $24,148 of compensation expense for stock options during the three months ended September 30, 2010 and 2009. There were no options exercised during the nine months ended September 30, 2010.

18.  CONTINGENCIES AND COMMITMENTS

The Company’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

The Company’s sales, purchases and expenses are denominated in RMB and all of the Company’s assets and liabilities are also denominated in RMB. The RMB is not freely convertible into foreign currencies under the current law. In China, foreign exchange transactions are required by law to be transacted only by authorized financial institutions. Remittances in currencies other than RMB may require certain supporting documentation in order to effect the remittance.

For mining rights granted to the Company prior to September 1, 2006, the Company is required to pay for all of the coal underlying such mining rights within five years from the date such mining rights are approved by the HNLRAB unless specific good cause exists for extension.  For mining rights granted on or after September 1, 2006, full payment is required within ten years. The Company’s operations may be suspended if it is not able to make full payments within such periods.

The Company leases its principal executive office in the United States, which headquarters some administrative staff and oversees its operations in the PRC. The lease agreement for this office is from September 1, 2008 to August 31, 2011, for annual rent of $57,516, and the Company has the option to renew this lease.

Our principal executive office in the PRC is located in the provincial capital of Harbin and is approximately 7,000 square feet. We have no written agreement or formal arrangement pertaining to the use of this office, as it is owned by Mr. Hongwen Li, our President and Chief Executive Officer, who is making the office available to us rent-free. This office houses our administrative and clerical staff. If necessary, we believe that we would be able to find replacement office space without unreasonable expense or delay.

The Company leases the office for Xing An in Jiagedaqi City and certain office equipment under long-term lease agreements with monthly payments of approximately $1,800 (RMB 12,500) expiring July 30, 2015. The operating lease agreements provide the Company pays certain operating expenses applicable to the leased premises.

The Company’s total rental expense for the nine months ended September 30, 2010 and 2009 was approximately $60,000 and $60,000, respectively.  The Company’s total rental expense for the three months ended September 30, 2010 and 2009 was approximately $20,000 and $20,000, respectively.

As of September 30, 2010, the future minimum annual lease payments required under operating leases, are as follows by years:

2011	$74,323
2012	21,600
2013	21,600
2014	21,600
2015	18,000
Total future lease payments	$157,123

19. ACQUISITION OF LIUJIAQU COAL MINE

On May 19, 2010, the Company  entered into an Asset Purchase Agreement (the "Asset Purchase Agreement") to acquire the Erdos City Dongsheng District Liujiaqu Coal Mine ("Liujiaqu Coal Mine") located in the Inner Mongolia region of the PRC. The transaction of the acquisition of Liujiaqu Coal Mine had not been completed on September 30, 2010. The parties are reviewing the potential impact on the transaction of new municipal policy and requirements of  Erdos City and have not scheduled a date for completion of the transaction.

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders of
Songzai International Holding Group, Inc.

We have audited the accompanying consolidated balance sheets of U.S. China Mining Group, Inc. (formerly known as Songzai International Holding Group, Inc.) and Subsidiaries as of December 31, 2009 and 2008 and the related consolidated statements of income and other comprehensive income, stockholders' equity, and cash flows for the years ended December 31, 2009 and 2008. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of U.S. China Mining Group, Inc. and Subsidiaries as of December 31, 2009 and 2008 and the consolidated results of their operations and their consolidated cash flows for the years ended December 31, 2009 and 2008, in conformity with U.S. generally accepted accounting principles.

/s/ Goldman Kurland Mohidin LLP
Goldman Kurland Mohidin LLP
Encino, California
April 14, 2010

U.S. CHINA MINING GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2009 AND 2008

	2009	2008
ASSETS

CURRENT ASSETS
Cash & equivalents	$31,260,184	$16,744,741
Restricted cash	213,345	212,901
Other receivables, deposits and prepayments	25,360	47,458
Inventory	6,542	29,662

Total current assets	31,505,430	17,034,762

NONCURRENT ASSETS
Goodwill	26,180,923	26,180,923
Prepaid mining right, net	16,805,753	19,188,533
Long term prepaid expense	13,669	27,311
Property and equipment, net	12,014,244	13,711,998
Construction in progress	-	97,313
Deferred tax asset, net	440,339	47,751
Asset retirement cost, net	3,025,929	2,630,113

Total noncurrent assets	58,480,857	61,883,942

TOTAL ASSETS	$89,986,287	$78,918,704

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$579,307	$270,325
Unearned revenue	1,705,981	190,217
Accrued liabilities and other payables	974,519	497,549
Taxes payable	1,076,240	6,700,901
Advance from shareholder	2,321,360	1,175,242
Dividend payable to Xing An Shareholders	-	12,000,000

Total current liabilities	6,657,407	20,834,234

NONCURRENT LIABILITIES
Long-term payable	82,213	-
Asset retirement obligation, net of deposit for mine restoration of $980,632 in 2009	4,060,461	3,974,356

Total noncurrent liabilities	4,142,674	3,974,356

Total liabilities	10,800,081	24,808,590

CONTINGENCIES AND COMMITMENTS

STOCKHOLDERS' EQUITY
Series A Preferred Stock, $0.001 par value, 8,000,000 shares authorized, 400,000 shares issued and outstanding at December 31, 2009 and 2008	400	400
Common stock, $0.001 par value, 100,000,000 shares authorized, 14,932,582 shares issued and outstanding at December 31, 2009 and 2008	14,932	14,932
Additional paid in capital	38,929,284	38,726,197
Statutory reserves	8,988,637	7,579,346
Accumulated other comprehensive income	3,362,043	3,575,866
Retained earnings	27,890,909	4,213,373

Total stockholders' equity	79,186,205	54,110,114

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$89,986,287	$78,918,704

The accompanying notes are an integral part of these consolidated financial statements

U.S. CHINA MINING GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
YEARS ENDED DECEMBER 31, 2009 AND 2008

	YEARS ENDED DECEMBER 31,
	2009	2008

Net sales	$64,998,456	$57,130,098
Cost of goods sold	27,192,191	25,676,126

Gross profit	37,806,265	31,453,972

Operating expenses
Selling expenses	1,100,681	499,470
General and administrative expenses	4,744,293	2,294,928

Total operating expenses	5,844,974	2,794,398

Income from operations	31,961,291	28,659,574

Non-operating income (expenses)
Interest income	34,969	15,542
Interest expense	(320,527)	(203,498)
Other income	118,628	-
Other expenses	(7,359)	(57,431)

Total non-operating expenses, net	(174,289)	(245,387)

Income before income tax	31,787,002	28,414,187
Provision for income tax	6,700,175	6,690,206

Net income	25,086,827	21,723,981

Other comprehensive income
Foreign currency translation gain (loss)	(213,823)	2,203,404

Comprehensive Income	$24,873,004	$23,927,385

Basic weighted average shares outstanding	14,932,582	13,133,141

Diluted weighted average shares outstanding	15,348,088	13,429,316

Basic net earnings per share	$1.68	$1.65

Diluted net earnings per share	$1.63	$1.62

The accompanying notes are an integral part of these consolidated financial statements

U.S. CHINA MINING GROUP, INC.  AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2009 AND 2008

	YEARS ENDED DECEMBER 31,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$25,086,827	$21,723,981
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	4,607,484	3,335,565
Accretion of interest on asset retirement obligation	195,394	153,321
Imputed interest	125,132	50,177
Stock option compensation	77,955	471,979
Changes in deferred tax	(405,921)	(456)
(Increase) decrease in current assets:
Accounts receivable	-	3,686,105
Other receivables, deposits and prepayments	35,787	131,562
Inventory	23,138	537,532
Deposit for mine restoration	(980,230)	-
Increase (decrease) in current liabilities:
Accounts payable	308,704	(50,904)
Unearned revenue	1,514,965	(14,110)
Accrued liabilities and other payables	482,847	(251,156)
Taxes payable	(5,628,634)	(1,368,204)

Net cash provided by operating activities	25,443,448	28,405,392

CASH FLOWS FROM INVESTING ACTIVITIES:
Change in restricted cash	(244)	(346)
Acquisition of property, plant and equipment	(109,950)	(109,094)
Construction in progress	(10,979)	(96,720)
Prepaid mining right	-	(12,112,245)
Cash acquired at purchase of business	-	7,204,465

Net cash used in investing activities	(121,173)	(5,113,940)

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in long term payable	82,180	-
Repayment from shareholder	-	791,937
Advance from shareholder	1,097,679	248,035
Dividend to Xing An Shareholders	(12,000,000)	(18,000,000)

Net cash used in financing activities	(10,820,141)	(16,960,028)

EFFECT OF EXCHANGE RATE CHANGE ON CASH & CASH EQUIVALENTS	13,309	1,086,090

NET INCREASE IN CASH & CASH EQUIVALENTS	14,515,443	7,417,514

CASH & CASH EQUIVALENTS, BEGINNING OF YEAR	16,744,741	9,327,227

CASH & CASH EQUIVALENTS, END OF YEAR	$31,260,184	$16,744,741

Supplemental Cash flow data:
Income tax paid	$12,411,106	$7,502,216
Interest paid	$-	$-

The accompanying notes are an integral part of these consolidated financial statements

U.S. CHINA MINING GROUP, INC.  AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2009 AND 2008

	Series A Preferred stock		Common stock
	Shares	Amount	Shares	Amount	Paid in capital	Statutory reserves	Other comprehensive income	Retained earnings	Total

Balance at January 1, 2008	-	-	8,000,000	8,000	1,321,062	2,943,658	1,372,462	14,860,510	20,505,692

Recapitalization on reverse acquisition with Xing An coal mines	400,000	400	6,932,582	6,932	36,882,979	2,264,570	-	-	39,154,881

Net income for the year	-	-	-	-	-	-	-	21,723,981	21,723,981

Stock options to employees	-	-	-	-	471,979	-	-	-	471,979

Imputed interest on advances from a stockholder	-	-	-	-	50,177	-	-	-	50,177

Dividend to Xing An shareholders	-	-	-	-		-	-	(30,000,000)	(30,000,000)

Transfer to statutory reserves	-	-	-	-	-	2,371,118	-	(2,371,118)	-

Foreign currency translation gain	-	-	-	-	-	-	2,203,404	-	2,203,404

Balance at December 31, 2008	400,000	400	14,932,582	14,932	38,726,197	7,579,346	3,575,866	4,213,373	54,110,114

Net income for the year	-	-	-	-	-	-	-	25,086,827	25,086,827

Stock options to employees	-	-	-	-	77,955	-	-	-	77,955

Imputed interest on advances from stockholder	-	-	-	-	125,132	-	-	-	125,132

Transfer to statutory reserves	-	-	-	-	-	1,409,291	-	(1,409,291)	-

Foreign currency translation loss	-	-	-	-	-	-	(213,823)	-	(213,823)

Balance at December 31, 2009	400,000	$400	14,932,582	$14,932	$38,929,284	$8,988,637	$3,362,043	$27,890,909	$79,186,205

The accompanying notes are an integral part of these consolidated financial statements

U.S. CHINA MINING GROUP, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

1.   ORGANIZATION AND DESCRIPTION OF BUSINESS

Songzai International Holding Group, Inc. (“Songzai” or the “Company”) was incorporated in Nevada on June 7, 2001.  As described below, in April 2008 the Company completed a transaction with Xing An (defined below) which was accounted for as a reverse acquisition and the historical financial information contained herein is of Xing An. The Company is engaged in coal production by exploring, assembling, assessing, permitting, developing and mining coal properties in the People’s Republic of China (“PRC”). After obtaining permits from the Heilongjiang National Land and Resources Administration Bureau and Heilongjiang Economic and Trade Commission, the Company extracts coal from properties it has the right to mine, and sells most of the coal on a per ton basis for cash on delivery, primarily to power plants, cement factories, wholesalers and individuals for home heating.

On September 23, 2004, the Company acquired a 75% interest in Heilongjiang Tong Gong Kuang Ye You Xian Gong Si (“Tong Gong”), which owns the mining rights to a coal mine located near Heihe City in the Heilongjiang Province for 400,000 shares of its convertible preferred stock which, at the time of issuance, were convertible into 40,000,000 shares of common stock. (The conversion ratio was amended to 1:10 on December 19, 2006, such that the 400,000 shares of convertible preferred stock were convertible into 4,000,000 shares of common stock) Effective January 7, 2008, the conversion ratio for the preferred stock was changed to 1-for-1 as a result of the 10-to-1 reverse stock split of issued and outstanding shares of common stock which was effective on that date.  Additionally, Harbin Green Ring Biological Degradation Products Developing Co., Ltd. (“Harbin Green”), which owns the remaining 25% of Tong Gong, assigned and transferred its beneficial interests to the Company.  As a result, the Company beneficially owns 100% of Tong Gong.

On December 31, 2007, the Company entered into a Stock Purchase Agreement (the “Agreement”) to acquire two PRC mining companies under common ownership: Heilongjiang Xing An Group Hong Yuan Coal Mine Co., Ltd. (“Hong Yuan”) and Heilongjiang Xing An Group Sheng Yu Mining Co., Ltd. (“Sheng Yu”, and with Hong Yuan sometimes collectively as “Xing An”) for  400,000 Series A preferred shares and 6,932,582 common shares by the average stock price of Songzai stock two days before and two days after the Agreement date.  This transaction was completed on April 4, 2008, and the Xing An Shareholders received 8 million shares of Songzai common stock and $30 million, which was treated as a dividend pursuant to the accounting treatment applied to the transaction.  As a result of the transaction Xing An Shareholders now collectively own 53% of the combined company.  For accounting purposes, the transaction was accounted for as a reverse acquisition of the Company by Xing An.

Because current PRC regulations restrict foreign ownership of any mining-related company to   90% of such company’s equity interest, the Company acquired 90% of the registered capital, representing 90% of the outstanding equity interests, of each of Hong Yuan and Sheng Yu from their owners (the “Xing An Shareholders”). Concurrently with the acquisition, the Xing An Shareholders placed the beneficial interests to the remaining 10% equity interests of Xing An in trust for the benefit of the Company pursuant to a Trust Agreement. Under the terms of the Trust Agreement, all rights attached to the 10% equity interests are to be exercised by the trustee at the direction, and for the sole benefit, of the Company. Transfer of the 10% equity interests to the Company shall occur at such time as permitted under applicable PRC regulations. At such time  the trust is deemed to violate applicable PRC regulations or can no longer achieve its intended purpose, the trust shall terminate, and the 10% equity interests shall revert back to the Xing An Shareholders.

Hong Yuan was incorporated in Heilongjiang Province on August 18, 2003, under the name Daxinganling Mohe County Hong Yuan Coal Mine Co., Ltd. Sheng Yu was incorporated in Heilongjiang Province on August 18, 2003, under the name Daxinganling Mohe County Sheng Yu Mining Co., Ltd. Each company produces coal from the mine for sale to the utilities and industrial markets.  Both mines are located in Mohe County, in the most northern regions of China, and are geologically joined.  The Xing An Shareholders acquired Hong Yuan on August 19, 2005 and Sheng Yu on May 8, 2005. From January 1, 2005 until these companies were acquired by Xing An Shareholders, the mines that these companies have mining rights to were not in operation.

On January 7, 2008, the Company amended its Articles of Incorporation to effect a 10-to-1 reverse stock split of its issued and outstanding shares of common stock and a proportional decrease of its authorized number of shares of common stock from 1,000,000,000 to 100,000,000 shares.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the financial statements of Songzai and its subsidiaries, Tong Gong and Xing An. All significant inter-company accounts and transactions have been eliminated in consolidation.

Use of Estimates

In preparing financial statements in conformity with United States Generally Accepted Accounting Principles (US GAAP), management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting year. Significant estimates, required by management, include the recoverability of long-lived assets, allowance for doubtful accounts, and the reserve for obsolete and slow-moving inventories. Actual results could differ from those estimates.

Cash and Cash Equivalents

For financial statement purposes, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. At December 31, 2009 and 2008, the Company had restricted cash of $213,345 and $212,901, respectively, in the bank pledged for coal mine safety required by the Heilongjiang Board for Overseeing Safety Production.

Accounts Receivable

The Company’s policy is to maintain reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. At December 31, 2009 and 2008, the Company’s accounts receivable were $0.

Inventories

Inventories consist of coal extracted from the ground that is available for delivery to customers, as well as extracted coal which has been removed from the ground but not yet processed through a wash plant. Coal inventories are valued at the lower of average cost or market, cost being determined on a first in, first out method and including labor costs and all expenditures directly related to the removal of coal.

Prepaid Mining Rights

Prepaid mining rights represent the portion of the mining rights for which the Company has previously paid.   Prepaid mining rights are expensed based on actual production volume during the period. See additional discussion in Note 6, “Prepaid Mining Rights.”

Goodwill

Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible and identifiable intangible assets of businesses acquired. In accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“Statement No. 142”), codified in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 350, goodwill is not amortized but is tested for impairment annually, or when circumstances indicate a possible impairment may exist. Impairment testing is performed at a reporting unit level. An impairment loss generally would be recognized when the carrying amount of the reporting unit exceeds the fair value of the reporting unit, with the fair value of the reporting unit determined using a discounted cash flow (DCF) analysis. A number of significant assumptions and estimates are involved in the application of the DCF analysis to forecast operating cash flows, including the discount rate, the internal rate of return, and projections of realizations and costs to produce. Management considers historical experience and all available information at the time the fair values of its reporting units are estimated.

Asset Retirement Cost and Obligation

The Company uses Statement of Financial Accounting Standards (“SFAS”) No. 143, Accounting for Asset Retirement Obligations, codified in FASB ASC Topic 410. This Statement generally requires that the Company’s legal obligations associated with the retirement of long-lived assets are recognized at fair value at the time the obligations are incurred. Obligations are incurred at the time development of a mine commences for underground mines or construction begins for support facilities, refuse areas and slurry ponds. The obligation’s fair value is determined using discounted cash flow techniques and is accreted over time to its expected settlement value. Upon initial recognition of a liability, a corresponding amount is capitalized as part of the carrying amount of the related long-lived asset. Amortization of the related asset is calculated on a unit-of-production method by amortizing the total estimated cost over the salable reserves determined under Securities and Exchange Commission (SEC) Industry Guide 7, multiplied by the production during the period.

Xing An voluntarily applied to Daxinganling District Environment Protection Bureau for the asset retirement obligation and is obligated to account for land subsidence, restoration, rehabilitation and environmental protection at a rate of RMB 1 per ton based on total reserves at the end of the useful lives of the mines.

From January 1, 2009, Xing An and Tong Gong were required by the local Environment Protection Bureau and Heilongjiang Province National Land and Resources Administration Bureau to deposit RMB 18,886,500 ($2,765,632) and RMB 5,000,000 ($731,090), respectively, within a certain period of time to a bank account held by local mining authority for land subsidence, restoration and rehabilitation when the mine is fully depleted.  At December 31, 2009, Xing An deposited RMB 5,665,950 ($829, 787) and Tong Gong deposited RMB 1,030,000 ($150,845). See additional discussion in Note 10, “Asset Retirement Cost and Obligations.”

Environmental Costs

The PRC adopted extensive environmental laws and regulations that affect the operations of the coal mining industry. The outcome of environmental liabilities under proposed or future environmental legislation cannot be reasonably estimated at present, and could be material. Under existing legislation, however, Company management believes there are no probable liabilities that will have a material adverse effect on the financial position of the Company.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Costs of mine development, expansion of the capacity of or extending the life of our mine are capitalized and principally amortized using the units-of-production method over the actual tons of coal produced directly benefiting from the capital expenditure. Mobile mining equipment and other fixed assets are stated at cost and depreciated on a straight-line basis over the estimated useful lives ranging from 10 to 15 years. Leasehold improvements are amortized over their estimated useful lives or the term of the lease, whichever is shorter. Major repairs and betterments that significantly extend original useful lives or improve productivity are capitalized and depreciated over the period benefited. Maintenance and repairs are generally expensed as incurred. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations.

The estimated useful lives for each category of fixed assets are as follows:

Plant and Machinery	10-15 Years
Motor Vehicles	5 Years
Building and Mining Structure	10 Years

Mining structure includes the main and auxiliary mine shafts, underground tunnels, and other integrant mining infrastructure.

Depreciation for the mine shafts is provided to write off the cost of the mining structure using the units of production method based on salable reserves determined under SEC Industry Guide 7.

Impairment of Long-Lived Assets

Long-lived assets, which include property and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Recoverability of long-lived assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the assets. Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable. Based on its review, the Company believes that, as of December 31, 2009 and 2008, there were no impairments of its long-lived assets.

Income Taxes

The Company utilizes SFAS No. 109, “Accounting for Income Taxes,” codified in FASB ASC Topic 740, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, (codified in FASB ASC Topic 740) on January 1, 2007. As a result of the implementation of FIN 48, the Company made a comprehensive review of its portfolio of tax positions in accordance with recognition standards established by FIN 48. As a result of the implementation of Interpretation 48, the Company recognized no material adjustments to liabilities or stockholders’ equity. When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest associated with unrecognized tax benefits are classified as interest expense and penalties are classified in selling, general and administrative expenses in the statements of income. At December 31, 2009 and 2008, the Company did not take any uncertain positions that would necessitate recording of a tax related liability.

Revenue Recognition

The Company’s revenue recognition policies are in compliance with SEC Staff Accounting Bulletin (“SAB”) 104 (codified in FASB ASC Topic 480). Coal sales revenues include sales to customers of coal produced at Company operations and coal purchased from other coal mining companies. Sales revenue is recognized when a formal arrangement exists, which is generally represented by a contract between the Company and the buyer; the price is fixed or determinable; title has passed to the buyer, which generally is at the time of delivery; no other significant obligations of the Company exist and collectability is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are recorded as unearned revenue.

When the Company purchases coal from other mining companies, the customers pick up the coal at those coal mines’ premises or the coal is shipped directly from other coal mining companies. Purchases and shipments of the coal from other mining companies are arranged at the same time.  Revenue of brokered coal is recognized at the time of delivery

Sales revenue represents the invoiced value of coal, net of value-added tax (“VAT”). All of the Company’s coal   sold in the PRC is subject to a value-added tax of 17% of the gross sales price. This VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing the finished product. The Company records VAT payable and VAT receivable net of payments in the financial statements. The VAT tax return is filed offsetting the payables against the receivables. Sales and purchases are recorded net of VAT collected and paid as the Company acts as an agent for the government.

Cost of Goods Sold

Cost of goods sold consists primarily of amortization of the mining rights, direct material, direct labor, depreciation of mining preparation plants such as the underground tunnel and the major mine well and related expenses, which are directly attributable to the production of coal. Write-down of inventory to lower of cost or market is also recorded in cost of goods sold.

Resource Compensation Fees

In accordance with the relevant regulations, a company engaged in coal production is required to pay a fee to the Heilongjiang Province National Land and Resources Administration Bureau for the depletion of coal resources. Tong Gong is required to pay mineral resource fees at a rate of RMB 3 per ton for its total production during the year; Xing An is required to pay resource fees at 1% of its total sales.  The Company expenses such costs as G&A expense when incurred.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist primarily of other receivables. The Company does not require collateral or other security to support these receivables. The Company conducts periodic reviews of its customers’ financial condition and customer payment practices to minimize collection risk on other receivables.

The operations of the Company are located in the PRC.  Accordingly, the Company’s business, financial condition, and results of operations may be influenced by the political, economic, and legal environments in the PRC, as well as by the general state of the PRC economy.

The Company has cash on hand and demand deposits in accounts maintained with state-owned banks within the PRC. Cash in state-owned banks are not covered by insurance. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in these bank accounts.

Statement of Cash Flows

In accordance with SFAS No. 95, “Statement of Cash Flows,” (codified in FASB ASC Topic 230), cash flows from the Company’s operations are calculated based upon the local currencies.  As a result, amounts related to assets and liabilities reported on the statement of cash flows may not necessarily agree with changes in the corresponding balances on the balance sheet.  The cash flows from operating, investing and financing activities exclude the effect of reverse acquisition of Songzai in April of 2008.

Basic and Diluted Earnings per Share (EPS)

Basic EPS is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed similar to basic net income per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if all the potential common shares, warrants and stock options had been issued and if the additional common shares were dilutive. Diluted net earnings per share are based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. The following table presents a reconciliation of basic and diluted earnings per share:

	Years Ended December 31,
	2009	2008
Net income	$25,086,827	$21,723,981

Weighted average shares outstanding - basic	14,932,582	13,133,141
Effect of dilutive securities:
Series “A” preferred stock	400,000	296,175
Options issued	15,506	-
Weighted average shares
outstanding - diluted	15,348,088	13,429,316

Earnings per share – basic	$1.68	$1.65
Earnings per share – diluted	$1.63	$1.62

Fair Value of Financial Instruments

For certain of the Company’s financial instruments, including cash and cash equivalents, restricted cash, accounts receivable, accounts payable, accrued liabilities and short-term debt, the carrying amounts approximate their fair values due to their short maturities.  ASC Topic 820, “Fair Value Measurements and Disclosures,” requires disclosure of the fair value of financial instruments held by the Company. ASC Topic 825, “Financial Instruments,” defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures.  The carrying amounts reported in the consolidated balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets.

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The Company analyzes all financial instruments with features of both liabilities and equity under ASC 480, “Distinguishing Liabilities from Equity,” and ASC 815.

 As of December 31, 2009 and 2008, the Company did not identify any assets and liabilities required to be presented on the balance sheet at fair value.

Foreign Currency Translation and Comprehensive Income (Loss)

The functional currency of Tong Gong and Xing An is the Renminbi (“RMB”). For financial reporting purposes, RMB were translated into United States Dollars (“USD”) as the reporting currency. Assets and liabilities are translated at the exchange rate in effect at the balance sheet date. Revenues and expenses are translated at the average rate of exchange prevailing during the reporting period.

Translation adjustments arising from the use of different exchange rates from period to period are included as a component of stockholders’ equity as “Accumulated other comprehensive income”. Gains and losses resulting from foreign currency transactions are included in income. There has been no significant fluctuation in the exchange rate for the conversion of RMB to USD after the balance sheet date.

The fluctuation of exchange rates do not imply free convertibility of RMB to other foreign currencies. All foreign exchange transactions continue to take place either through the People’s Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rate quoted by the People’s Bank of China.

The Company uses SFAS No. 130 “Reporting Comprehensive Income” (codified in FASB ASC Topic 220). Comprehensive income is comprised of net income and all changes to the statements of stockholders’ equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders. Comprehensive income for the years ended December 31, 2009 and 2008 consisted of net income and foreign currency translation adjustments.

Stock-Based Compensation

The Company accounts for its stock-based compensation in accordance with SFAS No. 123R, “Share-Based Payment, an Amendment of FASB Statement No. 123” (codified in FASB ASC Topic 718). The Company recognizes in the statement of operations the grant-date fair value of stock options and other equity-based compensation issued to employees and non-employees.

Segment Reporting

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” requires use of the “management approach” model for segment reporting, codified in FASB ASC Topic 280.  The management approach model is based on the way a company’s management organizes segments within the company for making operating decisions and assessing performance.  Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

SFAS 131, codified in FASB ASC Topic 280, has no effect on the Company’s financial statements as substantially all of its operations are conducted in one industry segment - coal mining.

New Accounting Pronouncements

In October 2009, the FASB issued an Accounting Standards Update (“ASU”) regarding accounting for own-share lending arrangements in contemplation of convertible debt issuance or other financing.  This ASU requires that at the date of issuance of the shares in a share-lending arrangement entered into in contemplation of a convertible debt offering or other financing, the shares issued shall be measured at fair value and be recognized as an issuance cost, with an offset to additional paid-in capital. Further, loaned shares are excluded from basic and diluted earnings per share unless default of the share-lending arrangement occurs, at which time the loaned shares would be included in the basic and diluted earnings-per-share calculation.  This ASU is effective for fiscal years beginning on or after December 15, 2009, and interim periods within those fiscal years for arrangements outstanding as of the beginning of those fiscal years. The Company is currently evaluating the impact of this ASU on its consolidated financial statements.

In August 2009, the FASB issued an Accounting Standards Update (“ASU”) regarding measuring liabilities at fair value. This ASU provides additional guidance clarifying the measurement of liabilities at fair value in circumstances in which a quoted price in an active market for the identical liability is not available; under those circumstances, a reporting entity is required to measure fair value using one or more valuation techniques, as defined. This ASU is effective for the first reporting period, including interim periods, beginning after the issuance of this ASU. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

On July 1, 2009, the Company adopted Accounting Standards Update (“ASU”) No. 2009-01, “Topic 105 - Generally Accepted Accounting Principles - amendments based on Statement of Financial Accounting Standards No. 168 , “The FASB Accounting Standards Codification™ and the Hierarchy of Generally Accepted Accounting Principles” (“ASU No. 2009-01”).  ASU No. 2009-01 re-defines authoritative GAAP for nongovernmental entities to be only comprised of the FASB Accounting Standards Codification™ (“Codification”) and, for SEC registrants, guidance issued by the SEC.  The Codification is a reorganization and compilation of all then-existing authoritative GAAP for nongovernmental entities, except for guidance issued by the SEC.  The Codification is amended to effect non-SEC changes to authoritative GAAP.  Adoption of ASU No. 2009-01 only changed the referencing convention of GAAP in Notes to the Consolidated Financial Statements.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (“SFAS 167”), codified as FASB ASC Topic 810-10, which modifies how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. SFAS 167 clarifies that the determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. SFAS 167 requires an ongoing reassessment of whether a company is the primary beneficiary of a variable interest entity. SFAS 167 also requires additional disclosures about a company’s involvement in variable interest entities and any significant changes in risk exposure due to that involvement. SFAS 167 is effective for fiscal years beginning after November 15, 2009. The Company does not believe the adoption of SFAS 167 will have an impact on its financial condition, results of operations or cash flows.

In April 2009, the FASB issued FSP No. SFAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments,” which is codified in FASB ASC Topic 825-10-50. This FSP essentially expands the disclosure about fair value of financial instruments that were previously required only annually to also be required for interim period reporting. In addition, the FSP requires certain additional disclosures regarding the methods and significant assumptions used to estimate the fair value of financial instruments. These additional disclosures are required beginning with the quarter ending June 30, 2009. This FSP had no material impact on the Company’s financial position, results of operations or cash flows.

In April 2009, the FASB issued FSP No. FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments,” which is codified in FASB ASC Topic 320-10. This FSP modifies the requirements for recognizing other-than-temporarily impaired debt securities and changes the existing impairment model for such securities. The FSP also requires additional disclosures for both annual and interim periods with respect to both debt and equity securities. Under the FSP, impairment of debt securities will be considered other-than-temporary if an entity (1) intends to sell the security, (2) more likely than not will be required to sell the security before recovering its cost, or (3) does not expect to recover the security’s entire amortized cost basis (even if the entity does not intend to sell). The FSP further indicates that, depending on which of the above factor(s) causes the impairment to be considered other-than-temporary, (1) the entire shortfall of the security’s fair value versus its amortized cost basis or (2) only the credit loss portion would be recognized in earnings while the remaining shortfall (if any) would be recorded in other comprehensive income. FSP 115-2 requires entities to initially apply the provisions of the standard to previously other-than-temporarily impaired debt securities existing as of the date of initial adoption by making a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The cumulative-effect adjustment potentially reclassifies the noncredit portion of a previously other-than-temporarily impaired debt security held as of the date of initial adoption from retained earnings to accumulate other comprehensive income. The Company adopted FSP No. SFAS 115-2 and SFAS 124-2 beginning April 1, 2009. This FSP had no material impact on the Company’s financial position, results of operations or cash flows.

In April 2009, the Financial Accounting Standards Board (“FASB”) issued FSP No. SFAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (“FSP No. SFAS 157-4”). FSP No. SFAS 157-4, which is codified in FASB ASC Topics 820-10-35-51 and 820-10-50-2, provides additional guidance for estimating fair value and emphasizes that even if there has been a significant decrease in the volume and level of activity for the asset or liability and regardless of the valuation technique(s) used, the objective of a fair value measurement remains the same. The Company adopted FSP No. SFAS 157-4 beginning April 1, 2009. This FSP had no material impact on the Company’s financial position, results of operations or cash flows.

Recently Issued Accounting Pronouncements Not Yet Adopted

As of December 31, 2009, there are no recently issued accounting standards not yet adopted which would have a material effect on the Company’s financial statements.

3.    INVENTORY

Inventory at December 31, 2009 and 2008 consisted of coal and materials needed for coal extraction.

4.    PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following at December 31, 2009 and 2008:

	2009	2008

	$3,154,697	$3,043,457
Mining structure	9,887,888	9,878,629
Production equipment	4,302,937	4,194,548
Office equipment	33,958	63,573
Vehicles	167,668	146,391
	17,547,148	17,326,598
Less: Accumulated depreciation	(5,532,904)	(3,614,600)
	$12,014,244	$13,711,998

Depreciation expense for the years ended December 31, 2009 and 2008 was approximately $1,928,000 and $936,000, respectively.

5.   OTHER RECEIVABLES, DEPOSITS AND PREPAYMENTS

Other receivables represented advances to employees for traveling and other business related expenses. Deposits mainly represented deposits to the government for certain mining certificates issued by the specific PRC authorities. Prepayments represented payments made for working supplies and utilities.

6.   PREPAID MINING RIGHTS

Prepaid mining rights represent the portion of the mining rights for which the Company has previously paid. The price is determined by the local mining bureau from which the Company acquired its mining rights, based in part on market price set by the Heilongjiang National Land and Resources Administration Bureau and in part on negotiations with the local mining bureau. The price is established at the time of payment, regardless of when production of the underlying coal occurs. The price for Tong Gong was RMB 8 per ton for 2009 and 2008 and RMB 3.09 per ton for 2005 through 2007; the price for Xing An was RMB 9 per ton for 2009 and 2008, RMB 6 per ton for 2006 and 2007, and RMB 4 per ton for 2005. For any mining rights granted prior to September 1, 2006, the Company is generally required to pay for the entire amount of coal underlying such mining rights within five years from the date such right is granted unless specific good cause exists for extension. Effective September 1, 2006, under the authority of the Heilongjiang Geology and Mineral Exploration Office, the Company has ten years to fully pay for the coal underlying any mining rights granted on or after such date.

If the Company decides to cease mining at a particular property, and the Company has already extracted all the coal underlying its mining rights, the government will take back that coal mine.  If the Company decides to cease mining but has not extracted all coal it has already paid to extract (i.e. its prepaid mining rights), while the Company will not be entitled to a refund of the corresponding prepaid mining rights from the government, the Company can sell such unused prepaid mining rights to a third party.

The following table illustrates the grant dates of the Company’s mining rights and corresponding payment due dates:

Grant date of mining rights(1)		In Place Resources to which Mining Rights Relate (in metric tons)(2)		Due date for the payment of mining rights
Xing An	Tong Gong	Xing An	Tong Gong	Xing An	Tong Gong
	12/30/2004		4,649,700		12/30/2009
4/1/2005		816,300		12/30/2010
10/15/2005		13,520,700		9/30/2010
3/1/2007		5,444,800		3/1/2017
	9/30/2007		1,500,000		9/30/2017
Total		19,781,800	6,149,700

(1)  Grant date is the date that the reserves appraisal report by government authorized mining engineers is filed with Heilongjiang Department of Land and Resources and the Company is approved for the total tons of coal it is legally allowed to extract based on the PRC reserves appraisal report.

 (2)  The Company’s mining rights are based on appraisals of in place resources conducted by the appropriate PRC authorities and are expressed as a maximum number of metric tons of coal in each mine which the Company is entitled to extract under related mining rights.

The Company’s prepaid mining rights consisted of the following.

	At December 31, 2009	2008
Prepaid mining rights	$25,211,669	$25,188,061
Less: Amortized portion	(8,405,916)	(5,999,528)
Prepaid mining rights, net	$16,805,753	$19,188,533

The Company amortizes the mining rights by using total cost of mining rights (the sum of those for which the Company has paid and those for which the Company is still committed to pay) divided by total salable reserves determined under SEC Industry Guide 7, multiplied by production during the period.  The cost of unpaid mining rights is assumed to be the same as the most current price per ton paid by the Company (RMB 8 per ton).  Amortization expense was approximately $2,406,000 and $2,171,000 for the years ended December 31, 2009 and 2008, respectively.

As of December 31, 2009, the total quantity of coal the Company is legally allowed to extract under the mining rights of Xing An and Tong Gong was 25,931,500 tons (as per above table); however, as noted in the table above, this amount reflects the in place resources on which the mining rights are based and to which those mining rights extend. But these amounts, determined by the appropriate PRC authorities, do not coincide with the definition of proven and probable reserves of SEC Industry Guide 7, which would be 9.38 million tons at December 31, 2009. The Company paid for 25,165,295 tons at December 31, 2009, and is committed to pay for 766,205 tons of coal at RMB 8 ($1.17) per ton, or   $897,589, which must be paid by September 30, 2017. The prepayment of mining rights is accounted for similar to a royalty agreement as neither the payment terms nor the price per ton is fixed.

7.   RELATED PARTY TRANSACTIONS

Lease from shareholder

Xing An leases its office and certain office equipments under long-term leases from a principal shareholder for approximately $1,800 (RMB 12,500) per month. The operating leases require Xing An to pay certain operating expenses applicable to the leased premises.

Advance from shareholder

The Company owed a shareholder $2,321,360 for short-term advances at December 31, 2009. Imputed interest expense is charged at 6% on the amount due at the balance sheet date. Total imputed interest included as additional paid-in capital was $125,132 and $50,177 for the years ended December 31, 2009 and 2008.

Payments to shareholders

The Company completed the acquisition of Xing An in April 2008 in which the Xing An Shareholders, including Mr. Guoqing Yue, the Company’s Chairman of the Board, received 8 million shares of Songzai common stock and $30 million in cash, which is treated as a dividend under the accounting method applied to this transaction. On October 15, 2008, $18 million was paid to the Xing An Shareholders in accordance with the terms of the Stock Purchase Agreement. The Company paid the remaining $12 million to the Xing An Shareholders in April 2009.

8.   ACCRUED LIABILITIES AND OTHER PAYABLES

Accrued liabilities and other payables consisted of the following at December 31, 2009 and 2008:

	2009	2008

Accrued liabilities	$102,238	$42,181
Other payables	872,281	431,472
Other government levies	-	23,896
Total	$974,519	$497,549

Accrued liabilities mainly represented accrued payroll and welfare expenses. Other payables mainly consisted of insurance payables, utility payable, employee education and labor union outlays. Other government levies included the fees Xing An was required to pay for Anti-flood and Education Surcharge Tax. Effective April 1st, 2009, Xing An is exempted from the Education Surcharge Tax due to its status as an enterprise with foreign investment resulting from the reverse merger with the Company. Tong Gong is exempted from such levies.

9.   TAXES PAYABLE

Taxes payable consisted of the following at December 31, 2009 and 2008:

	2009	2008
Income tax payable	$735,759	$6,054,110
Value added tax payable	323,100	574,966
Resource tax payable	16,062	47,208
Other taxes	1,319	24,617
	$1,076,240	$6,700,901

10.  ASSET RETIREMENT COST AND OBLIGATION

Xing An voluntarily applied to Daxinganling District Environment Protection Bureau for asset retirement obligation to get a tax deduction and is obligated to account for land subsidence, restoration, rehabilitation and environmental protection at a rate of RMB 1 per ton for total reserves at the end of the useful lives of the mines.  These activities include reclaiming the pit, sealing portals at underground mines, and reclaiming and vegetating refuse areas.

Effective January 1, 2009, Xing An and Tong Gong were informed they would be required by the local Environment Protection Bureau and Heilongjiang Province National Land and Resources Administration Bureau to deposit RMB 18,886,500 ($2,765,632) and RMB 5,000,000 ($731,090), respectively, within a period of time presently expected to be three to five years to a bank account held by local mining authority for land subsidence, restoration and rehabilitation when the mine is fully depleted.  At December 31, 2009, Xing An had deposited RMB 5,665,950 ($829,787), and Tong Gong deposited RMB 1,030,000 ($150,845).

The Company accounts for Xing An and Tong Gong’s asset retirement obligations in accordance with SFAS No. 143, “Accounting for Asset Retirement Obligations” (codified in FASB ASC Topic 410). The Company reviews the asset retirement obligation at least annually and makes necessary adjustments for permitted changes as granted by state authorities and for revisions of estimates of the amount and timing of costs. For ongoing operations, adjustments to the liability result in an adjustment to the corresponding asset.

The following tables describe the Company’s asset retirement cost and obligation for 2009 and 2008:

	2009	2008

Asset retirement cost	$4,360,262	$3,489,454
Accumulated Amortization	(1,334,333)	(859,341)
Balance at December 31	$3,025,929	$2,630,113

Amortization expense for asset retirement cost for the years ended December 31, 2009 and 2008 was approximately $474,900 and $268,000, respectively.

Asset Retirement Obligation activity for the years ended December 31, 2009 and 2008 as follows:

	2009	2008
Balance at January 1	$3,974,356	$3,577,759
Asset Retirement Obligation for Tong Gong during the period	867,435	-
Accretion of interest expense	195,394	153,321
Deposit for mine restoration	(980,632)	-
Foreign currency translation gain	3,908	243,276
Ending balance	$4,060,461	$3,974,356

11.  DEFERRED TAX ASSET, NET

Deferred tax asset represented differences between the tax bases and book bases of depreciation expense of mining shafts using unit-of-production method, amortization expense of mining rights for reserves under SEC Industry Guide 7, and amortization expense on asset retirement cost.

Deferred tax liability consisted of tax deductible safety and maintenance expenses for the coal produced to be incurred in the future. It is deductible for tax purposes at a predetermined rate per ton of coal produced per year.  For financial reporting purposes, this has been recorded as an appropriation of retained earnings. As defined under US GAAP, a liability for safety and maintenance expenses does not exist at the balance sheet date because there is no present obligation to transfer assets or to provide services as a result of any past transaction (see Note 14 – Statutory Reserves).

Deferred tax asset (liability) consisted of the following at December 31, 2009 and 2008:

	2009	2008

Excess of tax basis over book of mining rights	$2,017,029	$1,397,679
Deferred tax liability for reserve for safety and maintenance	(1,576,690)	(1,349,928)
Net Deferred tax asset	$440,339	$47,751

12.  INCOME TAXES

The Company is subject to income taxes by entity on income from the tax jurisdiction in which each entity is domiciled.

Songzai International, the US parent company was incorporated in Nevada and has net operating loss (“NOL”) for income tax purposes.  The US parent company has net operating loss carry forwards for income taxes of approximately $3,168,600 at December 31, 2009 which may be available to reduce future years’ taxable income as NOL can be carried forward up to 20 years from the year the loss is incurred. Management believes the realization of the benefits from these losses appears uncertain due to the Company’s limited operating history and continuing losses. Accordingly, a 100% deferred tax asset valuation allowance has been provided for the US parent company.

Tong Gong is a Sino-foreign joint venture enterprise formed in the PRC that is subject to PRC income tax computed according to the relevant laws and regulations in the PRC. According to the PRC government local tax bureau, Tong Gong was entitled to full income tax relief for the first two years commencing January 2005 and 15% for the subsequent three years from 2007 to 2009.  Effective January 1, 2008, the PRC government implemented new reformed income tax rates with a maximum rate of 25%, under which Tong Gong is subject to a 12.5% income tax rate for 2008 and 2009, and 25% thereafter.  Net income for the Company for the years ended December 31, 2009 and 2008 would have been lower by approximately $1,252,900, or $0.08 basic earnings per share, and $1,044,700 or $0.08 basic earnings per share, if Tong Gong had not enjoyed a 50% rate deduction for 2009 and 2008, respectively.

Effective February 13, 2009, Xing An became a foreign invested enterprise as a result of the reverse acquisition by the Company. Xing An is subject to tax at a statutory rate of 25% on income reported in the statutory financial statements after appropriate tax adjustments.

Foreign pretax earnings approximated $32,763,000 for the year ended December 31, 2009. Pretax earnings of a foreign subsidiary are subject to U.S. taxation when effectively repatriated. The Company provides income taxes on the undistributed earnings of non-U.S. subsidiaries except to the extent that such earnings are indefinitely invested outside the United States. At December 31, 2009, approximately $31,609,000 of accumulated undistributed earnings of non-U.S. subsidiaries was indefinitely invested. At the existing U.S. federal income tax rate, additional taxes of approximately $4,736,000 would have to be provided if such earnings were remitted currently.

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate for the years ended December 31, 2009 and 2008:

	2009	2008
	34%	34%
Tax rate difference	(9.3)%	(8.6)%
Permanent difference on deferred tax	(0.2)%	-%
Effect of tax holiday	(4.5)%	(3.1)%
Valuation allowance on US NOL	1%	1.2%
Tax per financial statements	21 .1%	23.5%

The provisions for income tax expenses for the years ended December 31, 2009 and 2008 consisted of the following:

	2009	2008
Income tax expenses – current	$7,087,798	$6,534,391
Income tax (benefit) expenses – deferred	(387,623)	155,815
Total income tax expenses	$6,700,175	$6,690,206

13.  MAJOR CUSTOMERS AND VENDORS

Three customers accounted for 48%, 16% and 12% of the Company’s sales for the year ended December 31, 2009. Six customers accounted for 28%, 12%, 11%, 11%, 11% and 10% of the Company’s sales for the year ended December 31, 2008.  At December 31, 2009 and 2008, the total receivable balance due from these customers was $0.

There were no major vendors for the Company for the years ended December 31, 2009 and 2008.

14.  STATUTORY RESERVES

Pursuant to the corporate law of the PRC effective January 1, 2006, the Company is now only required to maintain one statutory reserve by appropriating from its after-tax profit before declaration or payment of dividends. The statutory reserve represents restricted retained earnings.

Surplus reserve fund

The Company is now required to transfer 10% of its net income, as determined under PRC accounting rules and regulations, to a statutory surplus reserve fund until such reserve balance reaches 50% of the Company’s registered capital.

The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital.

Common welfare fund

Common welfare fund is a voluntary fund that the Company can elect to transfer 5% to 10% of its net income, as determined under PRC accounting rules and regulations, to this fund.  The Company did not make any contribution to this fund during the years ended December 31, 2009 and 2008.

This fund can only be utilized on capital items for the collective benefit of the Company’s employees, such as construction of dormitories, cafeteria facilities, and other staff welfare facilities. This fund is non-distributable other than upon liquidation.

Non-Surplus reserve fund (Safety and Maintenance)

According to ruling No. 119 (2004) issued May 21, 2004, and amended ruling No. 168 (2005) on April 8, 2005 by the PRC Ministry of Finance regarding “Accrual and Utilization of Coal Production Safety Expense” and “Criterion on Coal Mine Maintenance and Improvement”, the Company is required to accrue safety and maintenance expenses monthly to the cost of production. The amount of the accrual is determined based on management’s best estimates within the unit price range provided by Ministry of Finance of PRC. Currently, Xing An accrues at RMB 8.7 per ton for safety expense and RMB 3 per ton for maintenance for the quantity of coal produced; and Tong Gong accrues at RMB 6 per ton for safety expense and RMB 8.7 per ton for maintenance for the quantity of coal produced. As defined under US GAAP, a liability for safety and maintenance expenses does not exist at the balance sheet date because there is no present obligation to transfer assets or to provide services as a result of any past transactions. Therefore, for financial reporting purposes, this reserve has been recorded as an appropriation of retained earnings.

The statutory reserves were as follows as of December 31, 2009 and 2008:

	2009	2008

Statutory surplus reserve	$3,148,865	$2,660,321
Safety and Maintenance reserve	5,839,772	4,919,025
Total statutory reserves	$8,988,637	$7,579,346

15.  STOCK-BASED COMPENSATION PLAN

On June 9, 2008, the Company granted options to an employee under the Company’s 2006 stock option plan to purchase up to 55,000 shares of the Company’s common stock at an exercise price of $9.35 per share for   5 years. The options vested and became exercisable immediately upon their issuance. The options were terminated on March 10, 2009 and replaced by same number of options with exercise price of $5.36 per share for  5 years under the Company’s 2009 stock option plan, the replaced options vested and became exercisable immediately upon their issuance.  Based on SFAS 123R (codified in FASB ASC Topic 718), the replaced options were a modification of the original options in substance; the Company compared the fair value of new options to the fair value of the original options based on the factors at the modification date, and concluded no incremental compensation cost need to be recorded as the fair value of the new options was less than the fair value of the original options.

On March 10, 2009, the Company granted options to an independent director under the Company’s 2009 stock option plan to purchase up to 20,000 shares of the Company’s common stock at an exercise price of $6.30 per share for 5 years. The options vested and became exercisable in two equal installments: the first, six months from the option grant date and the second, six months thereafter.

Based on the fair value method under SFAS 123R (codified in FASB ASC Topic 718), the fair value of each stock option granted is estimated on the date of the grant using the Black-Scholes option pricing model. The Black-Scholes option pricing model has assumptions for risk free interest rates, dividends, stock volatility and expected life of an option grant. The risk free interest rate is based upon market yields for US Treasury debt securities at a maturity near the term remaining on the option. Dividend rates are based on the Company’s dividend history. The stock volatility factor is based on the historical volatility of the Company’s stock price. The expected life of an option grant is based on management’s estimate as no options have been exercised in the Plan to date. The fair value of each option grant to employees is calculated by the Black-Scholes method and is recognized as compensation expense over the vesting period of each stock option award. For stock options issued, the fair value was estimated at the date of grant using the following range of assumptions:

The options vested upon issuance and have a life of 5 years, with volatility of 100%, risk free interest rate of 3.76%, and dividend yield of 0%. No estimate of forfeitures was made as the Company has a short history of granting options.

The following table summarizes activities of these options for the year ended December 31, 2009:

	Number of Shares	Average Exercise Price per Share	Weighted Average Remaining Contractual Term in Years
at December 31, 2007	-	$-	-
Exercisable at December 31, 2007	-
Granted	55,000	9.35	5.00
Exercised	-
Outstanding at December 31, 2008	55,000	9.35	4.44
Exercisable at December 31, 2008	55,000
Cancelled	(55,000)	(9.35)	(4.44)
Exercised	-	-	-
Granted	75,000	5.61	5.00
Outstanding at December 31, 2009	75,000	$5.61	4.19
Exercisable at December 31, 2009	75,000

The weighted-average grant date fair value of stock options granted to an employee and a director during the year ended December 31, 2009 was $4.88 per share. The Company recorded $77,955 of compensation expense for stock options to the independent director during the year ended December 31, 2009.  There were no options exercised during the year ended December 31, 2009.

16.  CONTINGENCIES AND COMMITMENTS

The Company’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in the North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

The Company’s sales, purchases and expenses= transactions are denominated in RMB and all of the Company’s assets and liabilities are also denominated in RMB. The RMB is not freely convertible into foreign currencies under the current law. In China, foreign exchange transactions are required by law to be transacted only by authorized financial institutions. Remittances in currencies other than RMB may require certain supporting documentation in order to affect the remittance.

For mining rights granted to the Company prior to September 1, 2006, the Company is required to pay for all of the coal underlying such mining rights within five years from the date such mining rights are approved by the Heilongjiang National Land and Resources Administration Bureau unless specific good cause exists for extension.  For mining rights granted on or after September 1, 2006, full payment is required within ten years. The Company’s operations may be suspended if it is not able to make full payments within such periods.

The Company leases its principal executive office in the United States, which headquarters some administrative staff and oversees its operations in the PRC. The lease agreement for this office is from September 1, 2008 to August 31, 2011, for annual rent of $57,516, and the Company has the option to renew this lease.

Our principal executive office in the PRC is located in the provincial capital of Harbin and is approximately 7,000 square feet. We have no written agreement or formal arrangement pertaining to the use of this office, as it is owned by Mr. Hongwen Li, our President and Chief Executive Officer, who is making the office available to us rent-free. This office houses our administrative and clerical staff. If necessary, we believe that we would be able to find replacement office space without unreasonable expense or delay.

The Company leases the office for Xing An in Jiagedaqi City and certain office equipment under long-term lease agreements with monthly payment of approximately $1,800 (RMB 12,500) expiring at July 30, 2015. The operating lease agreements provide that the Company pays certain operating expenses applicable to the leased premises.

The Company’s total rental expense for the years ended December 31, 2009 and 2008 was approximately $79,100 and $21,500 respectively.

As of December 31, 2009, the future minimum annual lease payments required under the operating leases are as follows by 5 years:

2010	$79,116
2011	59,944
2012	21,600
2013	21,600
2014	21,600
Thereafter	12,600
Total future lease payments	$216,460

17.  REVERSE ACQUISITION

On April 4, 2008, the Company completed the acquisition of 90% of Xing An pursuant to the Agreement for an aggregate purchase price determined by multiplying the number of shares of Songzai outstanding just prior to the transaction (400,000 Series A preferred shares and 6,932,582 common shares) by the average stock price of Songzai stock two days before and two days after the Agreement date. The beneficial interests to the remaining 10% of Xing An were placed in trust by the Xing An Shareholders for the benefit of the Company because current PRC regulations restrict foreign ownership of any mining-related company to a maximum of 90% of such company’s equity interests.  In connection with the transaction, the Xing An Shareholders received 8 million shares of Songzai common stock and $30 million, which was treated as a dividend pursuant to the accounting treatment applied to the transaction.  As a result of the acquisition, the Xing An Shareholders now collectively own 53% of the combined company. For accounting purposes, the acquisition of Xing An by Songzai is accounted for as a reverse acquisition of Songzai by Xing An.

For convenience of reporting the acquisition for accounting purposes, April 1, 2008 was designated as the acquisition date.

The following table summarizes the fair values of the assets acquired and liabilities assumed of Songzai, at the date of acquisition.  The cash consideration of $30 million was treated as dividend payable to Xing An Shareholders and was recorded as a charge to retained earnings. The total purchase consideration exceeded the fair value of the net assets acquired by $26,180,923 which was recorded as goodwill.

Cash	$7,204,465
Restricted cash	206,969
Advance to suppliers	51,002
Other receivables	150,693
Inventory	37,870
Prepaid mining rights	1,562,426
Property and equipment	6,186,427
Goodwill	26,180,923
Accounts payable	(317,115)
Tax payable	(342,211)
Advances from shareholder	(900,184)
Other current liabilities	(696,394)
Deferred tax liability	(169,990)
Purchase price	$39,154,881

The following unaudited pro forma consolidated results of continuing operations for Xing An and Songzai for the year ended December 31, 2008 presents the operations of Xing An and Songzai as if the acquisition occurred on January 1, 2008.  The pro forma results are not necessarily indicative of the actual results that would have occurred had the acquisition been completed as of the beginning of the periods presented, nor are they necessarily indicative of future consolidated results.

Net revenue	$61,263,067
Cost of revenue	27,589,449
Gross profit	33,673,618
Total operating expenses	3,222,927
Income from operations	30,450,691
Total non-operating expenses, net	(252,921)
Income before income tax	30,197,770
Income tax	6,767,011
Net income	$23,430,759

Basic weighted average shares outstanding	14,932,582
Diluted weighted average shares outstanding	15,332,582

Basic net earnings per share	$1.57
Diluted net earnings per share	$1.53

18.  US PARENT COMPANY ONLY BALANCE SHEET AS OF DECEMBER 31, 2009

ASSETS
Cash	$40,020
Other receivables	17,550
Investment in subsidiaries	111,601,673
TOTAL ASSETS	$111,659,243

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$84,254
Payable to subsidiaries for payment to selling shareholders of XingAn	30,067,425
Advance from shareholder	2,321,360
Total current liabilities	32,473,039

STOCKHOLDERS' EQUITY:
Series A Preferred Stock ($0.001 par value, 8,000,000 shares authorized, 400,000 shares issued and outstanding)	400
Common stock ($0.001 par value, 100,000,000 shares authorized, 14,932,582 and 6,932,000 shares issued and outstanding as of December 31, 2009 and 2008)	14,932
Additional paid-in capital	38,929,284
Accumulated other comprehensive income	3,362,043

Retained earnings	36,879,545

Total stockholders' equity	79,186,204

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$111,659,243

6,565,000 Shares

Common Stock

U.S. CHINA MINING GROUP, INC.

PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or any prospectus supplement. This prospectus is not an offer of these securities in any jurisdiction where an offer and sale is not permitted.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Securities and Exchange Commission Registration Fee	$4,221.86
Printing Fees	$1,500	*
Accounting fees	$7,500	*
Legal fees and expenses	$90,000	*
Total	$103,221.86	*

	* estimates

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling stockholders. The selling stockholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14. Indemnification of Directors and Officers

Indemnification of Officers and Directors

The statutes, charter provisions, by-laws, contracts or other arrangements under which any of our controlling person, director or officer is or may be insured or indemnified against any liability which he may incur in that capacity, are as follows:

(1)           Sections 78.037, 78.7502, 78.751, and 78.752 of the Nevada Revised Statutes offer limitation of liability protection for officers and directors, indemnification protection of officers, directors, employees and agents of a Nevada corporation, and provide that Nevada corporations may purchase insurance to protect directors, officers, employees and agents. They generally provide that:

(a)           a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;

(b)           a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

(c)           to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

(2)           The Company’s articles of incorporation provides that to the fullest extent allowed by law, the directors and executive officers of the Company shall be entitled to indemnification from the Company for acts or omissions taking place in connection with their activities in such capacities.

(3)           The Company’s by-laws provides indemnification rights to the Company’s officers, directors or controlling persons in a manner similar to the Nevada statutes described above.

(4)           The Company has directors and officers insurance that insures our officers, directors or controlling persons against liabilities that may arise against them those capacities.

(5)           The Company is contractually obligated to indemnify one of its directors in connection with such director’s duties serving as our director pursuant to an indemnification agreement.

These indemnification provisions may be sufficiently broad to permit indemnification of the registrant’s executive officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

On January 7, 2011, we entered into the Private Placement Transaction pursuant a Securities Purchase Agreement with certain investors (the “Investors”) and, with respect to certain sections hereof, Euro Pacific Capital, Inc., as the Placement Agent (“Euro Pacific”).  Each Unit sold in the Private Placement is comprised of (i) one share of our common stock, par value $0.001 per share and (ii) a five-year warrant (the “Investor Warrant”) to purchase 0.5 shares of our Common Stock at a per share exercise price of $6.80 per share.

In connection with the closing of the Private Placement, we received net proceeds of $13,650,500 after payment of $1,349,500 of aggregate cash commissions to the Placement Agent and Luopan Capital LLC, as co-placement agent (collectively with Euro Pacific, the “Placement Agents”), and other offering expenses and related costs in connection with the Private Placement.  In addition, we issued to the Placement Agents and certain of their employees five-year warrants to purchase an aggregate of 375,000 shares of our Common Stock, at an exercise price of $6.80 per share (the “Agent Warrants”).

The Investor Warrants can be called by the Company for no consideration at any time after the shares of Common Stock underlying the Investor Warrants (the “Warrant Shares”) are registered for resale under an effective registration statement if the volume-weighted average trading price of the Common Stock for any 20 consecutive trading days equals or exceeds $12.00 per share and if the average trading volume during such 20-day period equals or exceeds $1,200,000.  The Investor Warrants and Agent Warrants may be exercised in cash or pursuant to a cashless exercise; however the Investor Warrants may only be exercised by cashless exercise if the Warrant Shares have not been registered for resale in an effective registration statement within twelve (12) months of their issuance. The exercise price of the Investor Warrants and the Agent Warrants is subject to adjustment for stock splits, stock dividends, recapitalizations and the like.

None of the Units, Investor Warrants or Agent Warrants, or the Common Stock issuable upon conversion or exercise thereof, has been registered under the Securities Act of 1933 and none may be offered or sold absent registration or an applicable exemption from registration.

In connection with the Private Placement, the Company, Euro Pacific and the Investors entered into a Registration Rights Agreement on January 7, 2011, the Company has agreed to register for resale the total number of shares of Common Stock underlying the Units sold in the Private Placement (including such shares that are issuable upon the exercise of Investor Warrants and Agent Warrants), on a registration statement to be filed with the SEC on or prior to forty-five (45) days from the closing date of the Private Placement.  The Company shall use its best efforts to have the registration statement declared effective within 150 days after the initial filing with the SEC or within 180 days if the registration statement is reviewed by the SEC.  The Company shall also maintain the effectiveness of the registration statement until all of the securities covered by the registration statement may be sold by the investors under Rule 144 without any restriction (including volume restrictions).

In the event the registration statement has not been filed or declared effective within the prescribed time period or if the Company has failed to maintain the effectiveness of the registration statement as required, the Company shall pay to the Investors liquidated damages equal to 1.0% of the amount invested for each subsequent 30-day period until the registration statement becomes effective, up to a maximum of 10.0%, and prorated for any period of less than 30 days.

The descriptions of the terms and conditions of the Securities Purchase Agreement, Investor Warrant, Agent Warrant and Registration Rights Agreement are qualified in their entirety by the full text of such documents, each of which is attached hereto as an Exhibit.

In connection with the Private Placement, on January 7, 2011, the Company issued 120,000 shares of Common Stock (the “Greenview Shares”) to Greenview Capital, LLC (“Greenview”) and 50,000 shares of Common Stock (the “Zhang Shares”) to Ms. Yvonne Zhang as consideration for services rendered by Greenview and Ms. Zhang, respectively, as a consultants to the Company with regards to the Private Placement.

The sale and issuance of the Units, Greenview Shares, Zhang Shares, Investor Warrants and Agent Warrants (and the issuance of shares of Common Stock upon exercise thereof) have been determined to be exempt from registration under the Securities Act of 1933, in reliance on Section 4(2) thereof and Rule 506 of Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering, in which the investors are accredited and have acquired the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

Item 16.  Exhibits and Financial Statement Schedules

(a)

Exhibit Number	Description

2.1	Plan of Exchange, dated September 23, 2004 by which Heritage Companies, Inc. shall acquire Harbin Yong Heng Ke Ji Fa Zhan You Xian Ze Reng Gong Si. (1)

2.2
Purchase and Sale Agreement By and Among Songzai Metal Products Co. Ltd and Songzai International Holding Group, Inc. (“Songzai”) covering the acquisition of certain assets formerly owned by Heihe Jinchang Coal Mine Co., Ltd. (2)

2.3
Stock Purchase Agreement dated as of December 31, 2007 by and among Songzai, Heilongjiang Xing An Group Hong Yuan Coal Mining Co., Ltd. (“Hong Yuan”), Heilongjiang Xing An Group Sheng Yu Ming Co., Ltd. (“Sheng Yu”), and the holders of 100% of the equity interests of Hong Yuan and Sheng Yu (the “Xing An Shareholders”). (3)

2.4
Asset Purchase Agreement, dated as of May 19, 2010, by and among Erdos City Bayinmengke Liujiaqu Coal Co., Ltd., Erdos City Bayinmengke Investment Group Co., Ltd., Shan Li and Liying Wang, and Songzai International Holding Group Inc. (15)

3.1	Articles of Incorporation dated June 7, 2001. (4)

3.2	Articles of Exchange among Harbin Yong Heng Ke Ji Fa Zhan You Xian Ze Reng Gong Si and the Company. (5)

3.3	Certificates of Amendments to Articles of Incorporation, dated October 23, 2003. (5)

3.4	Certificate of Amendment to Articles of Incorporation dated July 16, 2004. (4)

3.5	Certificate of Designation, Preference and Rights of Convertible Preferred Stock dated January 9, 2006. (4)

3.6	Certificate of Change Pursuant to NRS 78.209 as filed with the Secretary of State of Nevada on January 7, 2008. (6)

3.7	Amendment to Articles of Incorporation of the Company, dated as of July 1, 2010, changing the Company’s name to U.S. China Mining Group, Inc. (16)

3.8	the Company’s Second Amended and Restated By-laws (14)

4.1	Form of the Promissory Note issued to the Xing An Shareholders (7)

4.2	Form of Investor Warrant (17)

4.5	Form of Agent Warrant (17)

5.1	Legal Opinion of McKenna Long & Aldridge LLP*

10.1	Escrow Agreement dated as of April 4, 2008, by and among the Company, the Xing An Shareholders and U.S. Bank (7)

10.2	Trust Agreement dated as of April 4, 2008, by and among the Company, the Xing An Shareholders and Anping Cang (7)

10.3	U.S. China Mining Group, Inc. 2009 Stock Incentive Plan (12)

10.4	Employment agreement between the Company and Yvonne Zhang dated as of July 20, 2007. (7)

10.5	Form of amendment to employment agreement between the Company and Yvonne Zhang (8)

10.6	Form of employment agreement between the Company and Hongwen Li (9)

10.7	Form of non-statutory stock option agreement with Yvonne Zhang (11)

10.8	Form of non-statutory stock option agreement with Elan Yaish (11)

10.9	First Amendment to Employment Agreement, dated as of January 14, 2011, by and between Hongwen Li and the Company. (18)

10.10	Form of director offer letter to Guoqing Yue (9)

10.11	Form of director offer letter to Elan Yaish (10)

10.12	Form of indemnification agreement with Elan Yaish (10)

10.13	Form of director offer letter to Yanlin Qu and Shengchun Liu (10)

10.14	Securities Purchase Agreement, by and among the Company, the Investors and, with respect to certain sections therein, Euro Pacific (17)

10.15	Registration Rights Agreement, by and among the Company, the Investors and, with respect to certain sections therein, Euro Pacific. (17)

10.16	Employment agreement between the Company and Xinyu Peng dated as of March 11, 2011. (19)

14	Code of Ethics (10)

21	List of subsidiaries (7)

23.1	Consent of Independent Certified Auditor*

23.2	Consent of McKenna Long & Aldridge LLP (included in the opinion filed on Exhibit 5.1)*

23.3	Consent of John T. Boyd Company, independent geologists*

24.1	Power of Attorney*

99.1	Coal Production Right Permit issued by the Heilongjiang Province Economy Committee, dated December 31, 2005. (4)

99.2	Safe Production Certificate issued by the Heilongjiang Coal Safety Inspection Bureau, dated February 16, 2006. (4)

99.3	Coal Mining Certificate No. 2300000520838 effective December 2005*

99.4	Coal Mining Certificate No. C2300002009061120024549 effective April 29, 2010*

*Filed herewith

**Previously filed

(1)	Incorporated by reference from Registrant’s Current Report on Form 8-K filed on January 2, 2004

(2)	Incorporated by reference from Registrant’s Current Report on Form 8-K filed on April 8, 2004.

(3)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed on January 7, 2008.

(4)	Incorporated by reference from the Registrant’s Annual Report on Form 10-KSB filed on March 31, 2006.

(5)	Incorporated by reference from the Registrant’s Current Report on Form 8-K/A filed on May 14, 2004.

(6)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed on January 10, 2008.

(7)	Incorporated by reference from the Registrant’s Annual Report on Form 10-K filed on April 10, 2008.

(8)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed on June 10, 2008.

(9)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed on August 19, 2008.

(10)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed on March 5, 2009.

(11)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed on March 13, 2009.

(12)	Incorporated by reference from the Registrant’s Registration Statement on Form S-8 filed on April 17, 2009.

(13)	Incorporated by reference from the Registrant’s Annual Report on Form 10-K filed on March 30, 2009.

(14)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed on December 4, 2009.

(15)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed on May 25, 2010.

(16)	Incorporated by reference from the Registrant’s Quarterly Report on Form 10-Q filed on August 16, 2010.

(17)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed on January 12, 2011.

(18)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed on January 18, 2011.

(19)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed on March 14, 2011.

Item 17. Undertakings.

Undertaking Required by Item 512 of Regulation S-K.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Industry, State of California, on March 17, 2011.

U.S. CHINA MINING GROUP, INC

/s/ Hongwen Li
Name: Hongwen Li
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Guoqing Yue*	Chairman of the Board of Directors	March 17, 2011
Guoqing Yue

/s/ Hongwen Li	Chief Executive Officer and Director	March 17, 2011
Hongwen Li

/s/ Xinyu Peng	Chief Financial Officer	March 17, 2011
Xinyu Peng

/s/ Elan Yaish*	Director	March 17, 2011
Elan Yaish

/s/ Yanlin Qu*	Director	March 17, 2011
Yanlin Qu

/s/ Shengchun Liu*	Director	March 17, 2011
Shengchun Liu

  * Signed by Hongwen Li pursuant to his power-of-attorney